Exhibit 10.7

AMENDED AND RESTATED CREDIT AGREEMENT

dated as of December 30, 2016

among

Energy Ventures GoM LLC,

as Borrower,

EnVen Energy Corporation,

as Parent,

Bank of Montreal,

as Administrative Agent,

KeyBanc Capital Markets Inc.,

as Syndication Agent,

ABN AMRO Capital USA LLC,

as Documentation Agent,

and

The Lenders Party Hereto

BMO Capital Markets Corp., KeyBanc Capital Markets Inc.,

and ABN AMRO Capital USA LLC

Joint Arrangers and Bookrunners

TABLE OF CONTENTS

		Page
	ARTICLE I
	DEFINITIONS AND ACCOUNTING MATTERS
Section 1.01.	Terms Defined Above	1
Section 1.02.	Certain Defined Terms	1
Section 1.03.	Types of Loans and Borrowings	38
Section 1.04.	Terms Generally; Rules of Construction	38
Section 1.05.	Accounting Terms and Determinations; GAAP	39

	ARTICLE II
	THE CREDITS
Section 2.01.	Commitments	39
Section 2.02.	Loans and Borrowings	39
Section 2.03.	Requests for Borrowings	40
Section 2.04.	Interest Elections	41
Section 2.05.	Funding of Borrowings	42
Section 2.06.	Termination and Reduction of Aggregate Maximum Credit Amounts;
	Optional Increase and Reduction of Aggregate Elected Commitments	43
Section 2.07.	Borrowing Base	46
Section 2.08.	Letters of Credit	50

	ARTICLE III
	PAYMENTS OF PRINCIPAL AND INTEREST; PREPAYMENTS; FEES
Section 3.01.	Repayment of Loans	55
Section 3.02.	Interest	55
Section 3.03.	Alternate Rate of Interest	56
Section 3.04.	Prepayments	56
Section 3.05.	Fees	59

	ARTICLE IV
	Payments; Pro Rata Treatment; Sharing of Set-offs
Section 4.01.	Payments Generally; Pro Rata Treatment; Sharing of Set-offs	60
Section 4.02.	Presumption of Payment by the Borrower	61
Section 4.03.	Certain Deductions by the Administrative Agent	61
Section 4.04.	Disposition of Proceeds	62
Section 4.05.	Defaulting Lenders	62

i

v

ANNEXES, EXHIBITS AND SCHEDULES

Annex I	List of Maximum Credit Amounts
Exhibit A	Form of Note
Exhibit B	Form of Borrowing Request
Exhibit C	Form of Interest Election Request
Exhibit D	Form of Compliance Certificate
Exhibit E	Security Instruments
Exhibit F	Form of Assignment and Assumption
Exhibit G-1	Form of U.S. Tax Compliance Certificate (For Non-U.S. Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit G-2	Form of U.S. Tax Compliance Certificate (For Non-U.S. Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)
Exhibit G-3	Form of U.S. Tax Compliance Certificate (For Non-U.S. Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit G-4	Form of U.S. Tax Compliance Certificate (For Non-U.S. Participants That Are Partnerships For U.S. Federal Income Tax Purposes)
Exhibit H-1	Form of Maximum Credit Amount Increase Agreement
Exhibit H-2	Form of Additional Lender Agreement
Exhibit I	Form of Consolidated Cash Balance Certificate

Schedule 7.05	Litigation
Schedule 7.06	Environmental Matters
Schedule 7.14	Subsidiaries and Partnerships
Schedule 7.18	Gas Imbalances
Schedule 7.19	Marketing Contracts
Schedule 7.20	Swap Agreements
Schedule 7.26	Accounts
Schedule 9.02	Debt
Schedule 9.03	Liens
Schedule 9.05	Investments
Schedule 9.11	Transactions with Affiliates

THIS AMENDED AND RESTATED CREDIT AGREEMENT dated as of December 30, 2016, is among: Energy Ventures GoM LLC, a Delaware limited liability company (the “Borrower”); EnVen Energy Corporation, a Delaware corporation (the “Parent”), each of the Lenders from time to time party hereto; Bank of Montreal (in its individual capacity, “BMO”), as administrative agent for the Lenders (in such capacity, together with its successors in such capacity, the “Administrative Agent”), KeyBanc Capital Markets Inc., as syndication agent for the Lenders (in such capacity, together with its successors in such capacity, the “Syndication Agent”) and ABN AMRO Capital USA LLC, as documentation agent (in such capacity, together with its successors in such capacity, the “Documentation Agent”).

RECITALS

A. The Parent, the Borrower, the Administrative Agent, the other agents party thereto, and the Lenders parties thereto entered into that certain Credit Agreement, dated as of July 29, 2014, as amended by that certain First Amendment to Credit Agreement dated as of August 21, 2014 and that certain Second Amendment to Credit Agreement dated as of October 30, 2015 (the “Existing Credit Agreement”).

B. The Borrower has requested that the Lenders amend, restate, modify, extend, renew and restructure the loans and other extensions of credit made pursuant to the Existing Credit Agreement.

C. The parties hereto intend that (a) the Secured Obligations (as defined in the Existing Credit Agreement) which remain unpaid and outstanding as of the Effective Date (which shall include the loans outstanding on the Effective Date under the Existing Credit Agreement) shall continue to exist under this Agreement on the terms set forth herein, (b) the loans under the Existing Credit Agreement, outstanding as of the Effective Date shall be Loans under and as defined in this Agreement on the terms set forth herein, and (c) the Collateral (as defined in the Existing Credit Agreement) and the Security Instruments (as defined in the Existing Credit Agreement) shall continue to secure, guarantee, support and otherwise benefit the Secured Obligations of the Borrower and the other Loan Parties under this Agreement, in each case, on and subject to the terms and conditions of this Agreement.

D. Now, therefore, in consideration of the mutual covenants and agreements herein contained and of the loans, extensions of credit and commitments hereinafter referred to, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING MATTERS

Section 1.01. Terms Defined Above. As used in this Agreement, each term defined above has the meaning indicated above.

Section 1.02. Certain Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“AA Fee Letter” means that certain fee letter between the Borrower and the Administrative Agent related to the payment of the administration fee by the Borrower.

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Acquisition” means the acquisition of the Acquisition Properties pursuant to the Acquisition Documents.

“Acquisition Documents” means (a) the Asset Purchase Agreement between EnVen Opco and Shell Offshore dated as of August 27, 2016, as amended by (i) that certain First Amendment to Asset Purchase Agreement dated as of November 1, 2016, (ii) that certain Second Amendment to Asset Purchase Agreement dated as of November 18, 2016 and (iii) that certain Third Amendment to Asset Purchase Agreement dated on or about December 15, 2016, and (b) all bills of sale, assignments, agreements, instruments and documents executed and delivered in connection therewith, as amended.

“Acquisition Properties” means the Oil and Gas Properties and other Properties acquired by EnVen Opco pursuant to the Acquisition Documents.

“Adage” means Adage Capital Management, L.P., a Delaware limited partnership.

“Additional Financial Covenant” means any affirmative or negative “maintenance” financial covenant contained in any Other Debt Agreement applicable to the Borrower or any Subsidiary (regardless of whether such provision is labeled or otherwise characterized as a “financial covenant”), including any defined terms as used therein.

“Additional Lender” has the meaning assigned such term in Section 2.06(c)(ii).

“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to the LIBO Rate for such Interest Period multiplied by the Statutory Reserve Rate.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affected Loans” has the meaning assigned such term in Section 5.05.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. No Person shall be an “Affiliate” of the Parent, the Borrower or any of its Subsidiaries solely because it is an unrelated portfolio company of a Permitted Holder.

“Agents” means, collectively, the Administrative Agent, the Syndication Agent and the Documentation Agent; and “Agent” means the Administrative Agent, the Syndication Agent or the Documentation Agent, as the context requires.

“Aggregate Elected Commitments” means, at any time, the amount equal to the sum of the Elected Commitments, as the same may be increased, reduced or terminated pursuant to Section 2.06(c). On the Effective Date, the amount of the Aggregate Elected Commitments is $220,000,000.

“Aggregate Maximum Credit Amounts” at any time means the sum of the Maximum Credit Amounts, as the same may be reduced or terminated pursuant to Section 2.06.

“Agreement” means this Amended and Restated Credit Agreement, as the same may from time to time be amended, restated, supplemented, or modified.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus  1⁄2 of 1% and (c) the Adjusted LIBO Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1.0%, provided that, for the avoidance of doubt, the Adjusted LIBO Rate for any day shall be based on the rate appearing on the Reuters BBA Libor Rates Page LIBOR01 (or any successor or substitute page of such page) at approximately 11:00 a.m., New York time, on such day (or the immediately preceding Business Day if such day is not a day on which banks are open for dealings in dollar deposits in the London interbank market). Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate, respectively.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Parent, the Borrower or its Subsidiaries from time to time concerning or relating to bribery or corruption, including the United States Foreign Corrupt Practices Act of 1977, as amended.

“Applicable Margin” means, for any day, with respect to any ABR Loan or Eurodollar Loan, the rate per annum set forth in the grid below based upon the Commitment Utilization Percentage then in effect:

Commitment Utilization Percentage	<25%	>25%<50%	>50%<75%	>75%<90%	>90%
ABR Loans	2.25%	2.50%	2.75%	3.00%	3.25%
Eurodollar Loans	3.25%	3.50%	3.75%	4.00%	4.25%

Each change in the Applicable Margin shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change; provided that if at any time the Borrower fails to deliver a Reserve Report pursuant to Section 8.12(a), then the “Applicable Margin” means the rate per annum set forth on the grid when the Commitment Utilization Percentage is at its highest level; provided further that the Applicable Margin shall revert to the relevant Applicable Margin (determined by reference to the grid above) upon the Borrower’s delivery of such Reserve Report.

“Applicable Percentage” means, with respect to any Lender, at any time, the percentage of the Aggregate Maximum Credit Amounts represented by such Lender’s Maximum Credit Amount; provided that if the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments most recently in effect. The initial Applicable Percentage of each Lender is set forth on Annex I.

“Approved Counterparty” means (a) any Lender or any Affiliate of a Lender and (b) any other Person whose long term senior unsecured debt rating at the time of entering into the Swap Agreement is A/A3 by S&P or Moody’s (or their equivalent) or higher.

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Approved Petroleum Engineers” means (a) Netherland, Sewell & Associates, Inc., (b) Ryder Scott Company, LP, (c) DeGolyer & MacNaughton and (d) any other independent petroleum engineers reasonably acceptable to the Administrative Agent.

“Arranger” means each of BMO Capital Markets Corp., KeyBanc Capital Markets Inc., and ABN AMRO Capital USA LLC in their capacities as joint arrangers and bookrunners hereunder.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 12.04(b)), and accepted by the Administrative Agent, in the form of Exhibit F or any other form approved by the Administrative Agent.

“Availability” means, at any time of determination, the amount, if any, by which (a) the lesser of the Borrowing Base and the Commitments exceeds (b) the Revolving Credit Exposure of all Lenders.

“Availability Period” means the period from and including the Effective Date to but excluding the Termination Date.

“Average Life” means, when applied to any Debt at any date of determination, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Debt.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bain” means Bain Capital Credit, LP, a Delaware limited partnership.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America or any successor Governmental Authority.

“Borrower LLC Agreement” means that certain Amended and Restated Limited Liability Company Agreement of the Borrower, dated November 4, 2015, as the same may be amended, supplemented, restated or otherwise modified from time to time.

“Borrowing” means Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

“Borrowing Base” means at any time an amount equal to the loan value of the Borrower’s and its Subsidiaries’ proved reserves attributable to the Oil and Gas Properties evaluated in the most recently delivered Reserve Report determined in accordance with Section 2.07, as the same may be adjusted from time to time pursuant to Section 2.07(e), Section 2.07(f), Section 2.07(g), Section 2.07(h), or Section 8.13(c).

“Borrowing Base Deficiency” occurs if at any time the total Revolving Credit Exposures exceeds the lesser of (a) the Borrowing Base then in effect and (b) the Aggregate Elected Commitments then in effect. The amount of the Borrowing Base Deficiency is the amount by which the total Revolving Credit Exposures exceeds the lesser of (i) the Borrowing Base then in effect and (ii) the Aggregate Elected Commitments then in effect.

“Borrowing Base Properties” means the Oil and Gas Properties of the Loan Parties included in the Initial Reserve Report and thereafter in the Reserve Report most recently delivered hereunder.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in Houston, Texas are authorized or required by law to remain closed; and if such day relates to a Borrowing or continuation of, a payment or prepayment of principal of or interest on, or a conversion of or into, or the Interest Period for, a Eurodollar Loan or a notice by the Borrower with respect to any such Borrowing or continuation, payment, prepayment, conversion or Interest Period, any day which is also a day on which banks are open for dealings in dollar deposits in the London interbank market.

“Calculation Date” has the meaning assigned to such term in the definition of Pro Forma Adjustment.

“Cap Amount” has the meaning assigned such term in the Intercreditor Agreement.

“Capital Leases” means, in respect of any Person, all leases that are or should be, in accordance with GAAP, recorded as capital leases on the balance sheet of the Person liable (whether contingent or otherwise) for the payment of rent thereunder. Any lease that was treated as an operating lease under GAAP at the time it was entered into that later becomes a capital lease as a result of a change in GAAP during the life of such lease, including any renewals, shall be treated as an operating lease for all purposes under this Agreement, and any lease that was treated as a capital lease under GAAP at the time it was entered into that later becomes an operating lease as a result of a change in GAAP during the life of such lease, including any renewals, shall be treated as a capital lease for all purposes under this Agreement.

“Cash Equivalents” means:

(a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of issuance thereof;

(b) commercial paper maturing within 180 days from the date of issuance thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;

(c) certificates of deposit, banker’s acceptances and time deposits maturing within one year from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, the Administrative Agent or any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof or the District of Columbia that has a combined capital and surplus and undivided profits of not less than $500,000,000 and that issues (or the parent of which issues) commercial paper rated at least “Prime-1” (or the then equivalent grade) by Moody’s or “A-1” (or the then equivalent grade) by S&P;

(d) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria of clause (c) above; and

(e) investments in “money market funds” within the meaning of Rule 2a-7 of the Investment Company Act of 1940, as amended, substantially all of whose assets are invested in investments of the type described in clauses (a) through (d) above.

“Cash Management Agreement” means any agreement to provide Cash Management Services.

“Cash Management Services” means any one or more of the following types of services or facilities: (i) ACH transactions, (ii) treasury and/or cash management services, including, without limitation, controlled disbursement services, (iii) foreign exchange facilities, (iv) credit or debit cards, (v) deposit and other accounts and (vi) merchant services (other than those constituting a line of credit).

“Cash Receipts” means all cash received by or on behalf of the Borrower or any Subsidiary, including without limitation: (a) amounts payable under or in connection with any Oil and Gas Properties; (b) cash representing operating revenue earned or to be earned by the Borrower or any Subsidiary; (c) proceeds from Loans; and (d) any other cash received by or on behalf of the Borrower or any Subsidiary from whatever source (including amounts received in respect of the Liquidation of any Swap Agreement and amounts received in respect of any Disposition of Property); provided that “Cash Receipts” shall not include liability insurance proceeds required to be paid directly to third parties.

“Casualty Event” means any loss, casualty or other damage to, or any nationalization, taking under power of eminent domain or by condemnation or similar proceeding of, any Oil and Gas Property of the Borrower or any of its Subsidiaries having an estimated dollar amount in excess of $10,000,000.

“Change in Control” shall be deemed to occur if (a) at any time any Person or “group” (within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) and the rules of the SEC thereunder as in effect on the Effective Date, but excluding any employee benefit plan of such Person or group and its Subsidiaries and any Person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), other than the Permitted Holders, shall at any time have acquired direct or indirect beneficial ownership (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act) of more than 50% of the outstanding Voting Stock of the Borrower (including, for the avoidance of doubt, through any direct or indirect ownership of a Permitted Holder described in clause (h) or (i) of the definition of “Permitted Holder”), or (b) at any time prior to a Qualified Equity Offering, and except in connection with a Qualified Equity Offering, the Permitted Holders shall cease to (i) beneficially own or to have the power, directly or indirectly, to vote or direct the voting of, Voting Stock of the Parent representing a majority of the voting power of the total outstanding Voting Stock of the Parent or (ii) beneficially own, directly or indirectly, Equity Interests representing a majority of the total economic interests of the outstanding Equity Interests of the Parent.

“Change in Law” means (a) the adoption of any law, rule or regulation after the Effective Date, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the Effective Date or (c) compliance by any Lender or the Issuing Bank (or, for purposes of Section 5.01(b), by any lending office of such Lender or by such Lender’s or the Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Effective Date; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States of America or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor statute.

“Collateral” has the meaning assigned such term in the Intercreditor Agreement.

“Commitment” means, with respect to each Lender at any time, the commitment of such Lender to make Loans and to acquire participations in Letters of Credit hereunder, as such commitment may be (a) modified from time to time pursuant to Section 2.06 and (b) modified from time to time pursuant to assignments by or to such Lender pursuant to Section 12.04(b) and “Commitments” means the aggregate of the Commitment of each Lender. The amount representing each Lender’s Commitment shall at any time be the least of (a) such Lender’s Maximum Credit Amount, (b) such Lender’s Applicable Percentage of the then effective Borrowing Base, and (c) such Lender’s Elected Commitment.

“Commitment Utilization Percentage” means, as of any day, the fraction expressed as a percentage, the numerator of which is the sum of the Revolving Credit Exposures of the Lenders on such day, and the denominator of which is the Commitments of all Lenders in effect on such day.

“Commodity Account” has the meaning assigned to such term in the UCC.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Consolidated Cash Balance” means, at any time, the aggregate amount of cash, Cash Equivalents, marketable securities, treasury bonds and bills, certificates of deposit, investments in money market funds and commercial paper, in each case, held or owned by (whether directly or indirectly), credited to the account of, or otherwise reflected as an asset on the balance sheet of, the Borrower and its Subsidiaries, in each case, other than Excluded Cash.

“Consolidated Cash Balance Borrowing Threshold” means $25,000,000.

“Consolidated Cash Balance Prepayment Threshold” means $75,000,000.

“Consolidated Net Income” means with respect to the Borrower and its Consolidated Subsidiaries, for any period, the aggregate of the net income (or loss) of the Borrower and its Consolidated Subsidiaries after allowances for Taxes for such period determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded from such net income (or loss) (to the extent otherwise included therein) the following: (a) the net income (or loss) of any Person in which the Borrower or any of its Consolidated Subsidiaries has an interest (which interest does not cause the net income of such other Person to be consolidated with the net income of the Borrower and its Consolidated Subsidiaries in accordance with GAAP), except to the extent of the amount of dividends or distributions actually paid in cash during such period by such other Person to the Borrower or to any of its Consolidated Subsidiaries, as the case may be; (b) the net income (but not loss) during such period of any of the Borrower’s Consolidated Subsidiaries to the extent that the declaration or payment of dividends or similar distributions or transfers or loans by such Consolidated Subsidiary is not at the time permitted by operation of the terms of its charter or any agreement, instrument or Governmental Requirement applicable to such Consolidated Subsidiary or is otherwise consensually restricted or prohibited; (c) any extraordinary non-cash gains or losses during such period, (d) non-cash gains, losses or adjustments, including non-cash gains, losses or adjustments under authoritative guidance from the FASB as a result of changes in the fair market value of derivatives and any gains or losses attributable to writeups or writedowns of assets, including ceiling test writedowns and writedowns under authoritative guidance from the FASB as a result of accounting for oil and gas activities, goodwill and other intangible assets, and property, plant and equipment (for the avoidance of doubt, realized gains or losses will be counted in Consolidated Net Income in the quarter that cash is actually received or paid); (e) any non-cash employee based compensation; and (f) any gain or loss realized in connection with asset sales.

“Consolidated Subsidiaries” means (a) when used in reference to the Borrower, each Subsidiary of the Borrower (whether now existing or hereafter created or acquired) the financial statements of which shall be (or should have been) consolidated with the financial statements of the Borrower in accordance with GAAP and (b) when used in reference to the Parent, each subsidiary of the Parent (including the Borrower) (whether now existing or hereafter created or acquired) the financial statements of which shall be (or should have been) consolidated with the financial statements of the Parent in accordance with GAAP.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. For the purposes of this definition, and without limiting the generality of the foregoing, any Person that owns directly or indirectly 25% or more of the Equity Interests having ordinary voting power for the election of the directors or other governing body of a Person (other than as a limited partner of such other Person) will be deemed to “control” such other Person. “Controlling” and “Controlled” have meanings correlative thereto.

“Control Agreement” means a control agreement, in form and substance reasonably satisfactory to Administrative Agent, providing for the Administrative Agent’s exclusive control of a Deposit Account, Securities Account or Commodity Account, as applicable, after notice as provided therein, executed and delivered by the Borrower or a Subsidiary, as applicable, and the applicable securities intermediary (with respect to a Securities Account), bank (with respect to a Deposit Account) or commodity intermediary (with respect to a Commodity Account), in each case at which such relevant account is maintained, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time. For purposes of this definition, “control” means “control” within the meaning of the UCC.

“Cure Period” has the meaning assigned such term in Section 9.01(d).

“Cure Right” has the meaning assigned to such term in Section 9.01(d).

“Debt” means, for any Person, the sum of the following (without duplication): (a) all obligations of such Person for borrowed money or evidenced by bonds, bankers’ acceptances, debentures, notes or other similar instruments; (b) all obligations of such Person (whether contingent or otherwise) in respect of letters of credit, surety or other bonds and similar instruments; (c) all accounts payable and all accrued expenses, liabilities or other obligations of such Person to pay the deferred purchase price of Property or services (other than earn-out obligations and liabilities of such Person to trade creditors arising in the ordinary course of business (including guarantees thereof or instruments evidencing such liabilities) that are either (i) not greater than 90 days past due or (ii) are being contested in good faith by appropriate proceedings and adequate reserves therefore have been established under GAAP); (d) the principal component of obligations under Capital Leases; (e) all obligations under Synthetic Leases; (f) all Debt (as defined in the other clauses of this definition) of others secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) a Lien on any Property of such Person, whether or not such Debt is assumed by such Person; (g) all Debt (as defined in the other clauses of this definition) of others guaranteed by such Person or in which such Person otherwise assures a creditor against loss of the Debt (howsoever such assurance shall be made) to the extent of the lesser of the amount of such Debt and the maximum stated amount of such guarantee or assurance against loss; (h) all obligations or undertakings of such Person to maintain or cause to be maintained the financial position or covenants of others or to purchase the Debt or Property of others; (i) obligations to deliver commodities, goods or services, including, without limitation, Hydrocarbons, in consideration of one or more advance payments, other than gas balancing agreements in the ordinary course of business; (j) obligations to pay for goods or services even if such goods or services are not actually received or utilized by such Person, excluding payables for AFEs and suspended royalty payments; (k) any Debt of a partnership for which such Person is liable either by agreement, by operation of law or by a Governmental Requirement but only to the extent of such liability; (l) Disqualified Capital Stock; and (m) the undischarged balance of any production payment created by such Person or for the creation of which such Person directly or indirectly received payment. The Debt of any Person shall include all obligations of such Person of the character described above to the extent such Person remains legally liable in respect thereof notwithstanding that any such obligation is not included as a liability of such Person under GAAP.

For the avoidance of doubt, “Debt” does not include obligations in respect of Swap Agreements, indemnities incurred in the ordinary course of business or in connection with the disposition of assets, any employee or director compensation, any compensation paid to employees or directors pursuant to stock appreciation rights, or obligations under operating leases.

“Decommissioning Financial Responsibility” means a surety bond, guaranty, or other form of financial security required under OCSLA for Outer Continental Shelf facilities to demonstrate financial ability to pay for decommissioning activities to remove all facilities and restore the site to its pre-lease state.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, the Issuing Bank or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit) within two Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent or the Issuing Bank in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any debtor relief law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States of America or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender, or (e) has, or has a direct or indirect parent company that has, become the subject of a Bail-In Action. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under clauses (a) through (e) above shall be made in the Administrative Agent’s reasonable discretion, and such Lender shall be deemed to be a Defaulting Lender upon delivery of written notice of such determination to the Borrower, the Issuing Bank and each Lender.

“Deposit Account” has the meaning assigned to such term in the UCC.

“Disposition” means with respect to any Property, any sale, lease, sale and leaseback transaction, assignment, farmout, exchange, conveyance, transfer or other disposition (including by way of a merger or consolidation) of such Property or any interest therein (excluding the creation of any Lien not prohibited hereunder); and the terms “Dispose” and “Disposed of” shall have correlative meanings.

“Disqualified Capital Stock” means any Equity Interest that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event, matures or is mandatorily redeemable (except as a result of a Change in Control or asset sale so long as any rights of the holders thereof upon the occurrence of a Change in Control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments and all outstanding Letters of Credit) for any consideration other than other Equity Interests (which would not constitute Disqualified Capital Stock), pursuant to a sinking fund obligation or otherwise, or is convertible or exchangeable for Debt or redeemable for any consideration other than other Equity Interests (which would not constitute Disqualified Capital Stock) at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the earlier of (a) the Maturity Date and (b) the date on which there are no Loans, LC Exposure or other obligations hereunder outstanding and all of the Commitments are terminated.

“dollars” or “$” refers to lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of the United States of America or any state thereof or the District of Columbia.

“EBITDAX” means, for any period, the sum of Consolidated Net Income for such period plus the following expenses or charges to the extent deducted from Consolidated Net Income in such period: interest, income taxes, depreciation, depletion, amortization (including amortization of deferred financing costs), exploration expenses, accretion of asset retirement obligations, and other similar noncash charges (excluding any such non-cash charge to the extent that it represents an accrual or reserve for a potential cash charge in any future period or amortization of a prepaid cash charge that was paid in a prior period), minus all noncash income included in the calculation of Consolidated Net Income (excluding any such non-cash income to the extent that it represents the reversal of an accrual or reserve for a potential cash charge in such period); provided, however, that if any such Person shall have consummated any acquisition or disposition during such period, EBITDAX shall be subject to pro forma adjustments for such acquisition or disposition (calculated in a manner that is reasonably acceptable to the Administrative Agent), as if such acquisition or disposition had occurred on the first day of such period and shall also include adding back to Consolidated Net Income any non-recurring or onetime cash or non-cash charges or expenses associated with such acquisition or disposition.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means the date on which the conditions specified in Section 6.01 are satisfied (or waived in accordance with Section 12.02).

“Effective Date Preferred Equity” means any preferred Equity Interests (whether or not constituting Disqualified Capital Stock) issued pursuant to the Effective Date Preferred Equity Documents.

“Effective Date Preferred Equity Documents” means the Securities Purchase Agreement, the Certificate of Designation and the Certificate of Incorporation, as amended, of Parent and each of the other agreements and instruments entered into or delivered by the Parent or any of the holders in connection with the transactions contemplated by the Securities Purchase Agreement, the Certificate of Designation and the Certificate of Incorporation, each as may be amended from time to time to the extent permitted hereunder.

“EIG” means EIG Credit Management Company, LLC, a Delaware limited liability company.

“Elected Commitment” means, as to each Lender, the amount set forth opposite such Lender’s name on Annex I under the caption “Elected Commitment”, as the same may be increased, reduced or terminated from time to time in connection with an increase, reduction or termination of the Aggregate Elected Commitments pursuant to Section 2.06(c).

“Engineering Reports” has the meaning assigned such term in Section 2.07(c)(i).

“EnVen” means EnVen Energy Ventures Holding, LLC, a Delaware limited liability company.

“EnVen Deepwater” means EnVen Energy Deepwater, LLC, a Delaware limited liability company.

“EnVen Opco” means EnVen Energy Ventures, LLC, a Louisiana limited liability company.

“Environmental Financial Responsibility” means Decommissioning Financial Responsibility and Oil Spill Financial Responsibility.

“Environmental Laws” means any and all Governmental Requirements pertaining in any way to health and safety (insofar as either may be affected by a Release of, or exposure to, Hazardous Materials), the environment, the preservation or reclamation of natural resources, or the management, Release or threatened Release of any Hazardous Materials, in effect in any and all jurisdictions in which the Borrower or any Subsidiary is conducting, or at any time has conducted, business, or where any Property of the Borrower or any Subsidiary is located, including, the Oil Pollution Act of 1990 (“OPA”), as amended, the Outer Continental Shelf Lands Act (“OCSLA”), as amended, the Clean Air Act, as amended, the Comprehensive Environmental, Response, Compensation, and Liability Act of 1980 (“CERCLA”), as amended, the Federal Water Pollution Control Act, as amended, the Occupational Safety and Health Act of 1970, as amended, the Resource Conservation and Recovery Act of 1976 (“RCRA”), as amended, the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Hazardous Materials Transportation Act, as amended, and other environmental conservation or protection Governmental Requirements.

“Environmental Permit” means any permit, registration, license, notice, approval, consent, exemption, variance, or other authorization required under or issued pursuant to applicable Environmental Laws.

“Equity Holdings” means EnVen Equity Holdings, LLC, a Delaware limited liability company.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such Equity Interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute.

“ERISA Affiliate” means each trade or business (whether or not incorporated) which together with the Borrower or a Subsidiary would be deemed to be a “single employer” within the meaning of section 4001(b)(1) of ERISA or subsections (b), (c), (m) or (o) of section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder, with respect to a Plan (other than an event for which the 30-day notice period is waived), (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived, (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan, (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan or the withdrawal or partial withdrawal of the Borrower or any of its ERISA Affiliates from any Plan or Multiemployer Plan, (e) the receipt by the Borrower or any of its ERISA Affiliates from the PBGC or a plan administrator of any notice relating to the intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan, (f) the adoption of any amendment to a Plan that would require the provision of security pursuant to Section 401(a)(29) of the Code or Section 307 of ERISA, (g) the receipt by the Borrower or any of its ERISA Affiliates of any notice, or the receipt by any Multiemployer Plan from the Borrower or any of its ERISA Affiliates of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA, (h) the occurrence of a “prohibited transaction” with respect to which the Borrower or any of the Subsidiaries is a “disqualified person” (within the meaning of Section 4975 of the Code) or with respect to which the Borrower or any such Subsidiary could otherwise be liable or (i) any other event or condition with respect to a Plan or Multiemployer Plan that could result in liability of the Borrower or any Subsidiary.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default” has the meaning assigned to such term in Section 10.01.

“Excepted Liens” means:

(a) Liens for Taxes, assessments or other governmental charges or levies which are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP;

(b) Liens in connection with workers’ compensation, unemployment insurance or other social security, old age pension or public liability obligations which are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP;

(c) landlord’s liens, operators’, vendors’, carriers’, warehousemen’s, repairmen’s, mechanics’, suppliers’, workers’, materialmen’s, construction or other like Liens arising by operation of law or otherwise in the ordinary course of business or incident to the exploration, development, operation and maintenance of Oil and Gas Properties each of which is in respect of obligations that are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP;

(d) contractual Liens which arise in the ordinary course of business under operating agreements, joint venture agreements, oil and gas partnership agreements, oil and gas leases, farm-out and farm-in agreements, division orders, contracts for the sale, transportation or exchange of oil and natural gas, unitization and pooling declarations and agreements, area of mutual interest agreements, overriding royalty agreements, marketing agreements, processing agreements, net profits agreements, development agreements, gas balancing or deferred production agreements, injection, repressuring and recycling agreements, salt water or other disposal agreements, seismic or other geophysical permits or agreements, and other agreements which are usual and customary in the oil and gas business and are for claims which are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP, provided that any such Lien referred to in this clause does not materially impair the use of the Property covered by such Lien for the purposes for which such Property is held by the Borrower or any Subsidiary or materially impair the value of such Property subject thereto;

(e) Liens arising solely by virtue of any statutory or common law provision or any deposit account agreement or similar agreement relating to banker’s liens, rights of set-off or similar rights and remedies and burdening only deposit accounts or other funds maintained with a creditor depository institution, provided that no such deposit account is a dedicated cash collateral account or is subject to restrictions against access by the depositor in excess of those set forth by regulations promulgated by the Board and no such deposit account is intended by Borrower or any of its Subsidiaries to provide collateral to the depository institution;

(f) easements, restrictions, servitudes, permits, conditions, covenants, exceptions or reservations in any Property of the Borrower or any Subsidiary for the purpose of roads, pipelines, transmission lines, transportation lines, distribution lines for the removal of gas, oil, coal or other minerals or timber, and other like purposes, or for the joint or common use of real estate, rights of way, facilities and equipment, that do not secure any monetary obligations and which in the aggregate do not materially impair the use of such Property for the purposes of which such Property is held by the Borrower or any Subsidiary or materially impair the value of such Property subject thereto;

(g) Liens on cash or securities pledged to secure performance of tenders, surety and appeal bonds, government contracts, performance and return of money bonds, bids, trade contracts, leases, statutory obligations, regulatory obligations and other obligations of a like nature incurred in the ordinary course of business;

(h) judgment and attachment Liens not giving rise to an Event of Default, provided that any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceeding may be initiated shall not have expired and no action to enforce such Lien has been commenced;

(i) encumbrances consisting of deed restrictions, zoning restrictions, and other similar restrictions on the use of Oil and Gas Properties, none of which, in the aggregate, materially impairs the use of such property by the Borrower or any other Loan Party in the operation of its business or materially detracts from the value of such properties, and none of which, in the aggregate, is or shall be violated in any material respect by existing proposed operations;

(j) purported Liens evidenced by the filing of UCC financing statements solely as a precautionary measure in connection with operating leases of personal property;

(k) minor defects and irregularities of title to any Property so long as such defects and irregularities, in the aggregate, neither secure Debt nor materially impair the value of such property or the use of such property for the purposes of which the property is held;

(l) Liens on cash earnest money deposited pursuant to the terms of an agreement to acquire assets used in, or Persons engaged in, the oil and gas business, as permitted by this Agreement;

(m) Liens arising from leases or subleases of the properties of any Loan Party, in each case, entered into in the ordinary course of such Loan Party’s business that do not interfere in any material respect with the ordinary conduct of the business of any Loan Party or materially impair the use or the value of the property subject thereto, provided that such lease or sublease is permitted pursuant to the terms of this Agreement;

(n) Liens (i) arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by any Loan Party in the ordinary course of business, and (ii) on assets being Disposed of by a Loan Party pursuant to merger agreements, stock or asset purchase agreements and similar agreements in respect of the disposition of such assets, provided that such merger agreement, stock or asset purchase agreement or similar agreement in respect of the disposition of such asset is permitted pursuant to the terms of this Agreement;

(o) licenses or sublicenses of intellectual property granted by any Loan Party in the ordinary course of business (excluding any exclusive outbound licenses and any licenses or sublicenses interfering in any material respect with the ordinary conduct of business of the Loan Parties);

(p) options, put and call arrangements, tag and drag rights, rights of first refusal, setoff rights, rights of first offer and similar contractual encumbrances, and customary limitations and restrictions constituting negative pledges contained in leases, licenses, conveyances, partnership agreements, operating agreements, joint venture agreements and co-owners’ agreements, and similar agreements (and any Liens on the Equity Interests of any joint ventures securing the performance of the obligations to the other joint venture partners thereunder), in each case, in favor of the applicable joint venture partners and entered into in the ordinary course of business;

(q) Liens upon specific items of inventory or other goods and related proceeds of any Loan Party securing such person’s obligations in respect of bankers’ acceptances or documentary letters of credit issued or created for the account of such person to facilitate the shipment or storage of such inventory or other goods; and

(r) (i) pledges or deposits of cash and Cash Equivalents securing deductibles, self-insurance, insurance premiums, co-payment, co-insurance, retentions and similar obligations to providers of insurance in the ordinary course of business, (ii) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto and (iii) deposits securing liability for reimbursement or indemnification obligations of (including to support obligations in respect of letters of credit, bank guarantees or similar instruments for the benefit of) insurance carriers in respect of property, casualty or liability insurance to any Company provided by such insurance carriers, in the case of clauses (i)-(iii), that do not in the aggregate for all such Liens exceed $5,000,000 at any time outstanding;

provided, further that (i) Liens described in clauses (a) through (e), (q) and (r) shall remain “Excepted Liens” only for so long as no action to enforce such Lien has been commenced and no intention to subordinate the first priority Lien granted in favor of the Administrative Agent and the Lenders is to be hereby implied or expressed by the permitted existence of such Excepted Liens, and (ii) in no event shall “Excepted Liens” secure Debt for borrowed money.

“Excess Cash” has the meaning assigned to such term in Section 3.04(c)(iv).

“Excluded Accounts” means segregated Deposit Accounts, the balance of which consists exclusively of (a) funds set aside in connection with the payment of payroll, payroll Tax liabilities and accrued employee benefits, medical, dental and employee benefits claims to employees of the Borrower or any Subsidiary, and (b) Excluded Cash of the types described in clauses (b), (f) or (g) of the definition thereof.

“Excluded Cash” means (a) cash in escrow supporting the Loan Parties’ plugging and abandonment obligations, (b) cash collateral held by the Loan Parties received from an unaffiliated third party pursuant to any contractual or regulatory obligation, (c) purchase price deposits held in escrow by an unaffiliated third party pursuant to a binding and enforceable purchase and sale agreement containing customary provisions regarding the payment and refunding of such deposits, (d) cash to be used within three Business Days to pay the purchase price for any Property to be acquired from an unaffiliated third party pursuant to a binding and enforceable purchase and sale agreement, (e) cash set aside to pay the purchase price for goods and services then due and owing to unaffiliated third parties in the ordinary course of business and for which checks, wires or ACH transfers have been issued or initiated, (f) cash in segregated deposit accounts of the Loan Parties consisting exclusively of royalty suspense amounts due and owing to unaffiliated third parties and (g) cash set aside or held in escrow for adjustment in respect of the sale price or for any liabilities associated with any permitted Disposition of Property to an unaffiliated third party pursuant to a binding and enforceable purchase and sale agreement containing customary provisions regarding the payment and refunding of such amounts.

“Excluded Swap Obligation” means, with respect to any Guarantor, (x) as it relates to all or a portion of the Guarantee of such Guarantor, any Swap Obligation if, and to the extent that, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guarantee of such Guarantor becomes effective with respect to such Swap Obligation or (y) as it relates to all or a portion of the grant by such Guarantor of a security interest, any Swap Obligation if, and to the extent that, such Swap Obligation (or such security interest in respect thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the security interest of such Guarantor becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, the Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrower or any Guarantor hereunder or under any other Loan Document, (a) income or franchise taxes imposed on (or measured by) its net income (however denominated), in each case, (i) by the United States of America or such other jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, or (ii) that are Other Connection Taxes, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrower or any Guarantor is located, (c) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 5.04(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 5.03, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (d) Taxes attributable to any such recipient’s failure to comply with Section 5.03(e), and (e) any United States federal withholding tax that is imposed under FATCA.

“Existing Credit Agreement” has the meaning assigned to such term in the recitals hereto.

“FATCA” means Sections 1471 through 1474 of the Code, as of the Effective Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code, any intergovernmental agreement between a non-U.S. jurisdiction and the United States of America with respect to the foregoing and any law, regulation or practice adopted pursuant to any such intergovernmental agreement.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it, provided that if the Federal Funds Effective Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Fee Letter” means that certain Fee Letter dated December 16, 2016 among the Borrower, the Administrative Agent and the Arrangers related to the payment of certain fees by the Borrower.

“Financial Covenant” means each of (a) the Leverage Ratio covenant set forth in Section 9.01(a), (b) the current ratio covenant set forth in Section 9.01(b), and the PDP Reserves Coverage Ratio set forth in Section 9.01(c). The foregoing clauses (a) through (c) are collectively referred to as the “Financial Covenants”.

“Financial Officer” means, for any Person, the chief financial officer, principal accounting officer, treasurer or controller of such Person. Unless otherwise specified, all references herein to a Financial Officer means a Financial Officer of the Borrower.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time subject to the terms and conditions set forth in Section 1.05.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Governmental Requirement” means any law, statute, code, ordinance, order, determination, rule, regulation, judgment, decree, injunction, franchise, permit, certificate, license, authorization or other directive or requirement, whether now or hereinafter in effect, of any Governmental Authority.

“Guarantors” means (a) the Parent, (b) EnVen, (c) EnVen Opco, and (d) each other Domestic Subsidiary that is a party to the Guaranty Agreement as a “Guarantor” and “Grantor” (as such terms are defined in the Guaranty Agreement) and guarantees the Secured Obligations pursuant to Section 8.14(b) or Section 8.20(b); but excluding any Person released as a Guarantor pursuant to Section 11.10.

“Guaranty Agreement” means the Amended and Restated Guaranty Agreement dated as of the Effective Date executed by the Borrower and the Guarantors in form and substance reasonably acceptable to the Administrative Agent unconditionally guarantying on a joint and several basis, payment of the Secured Obligations and granting a first-priority Lien on such Property of the Grantors (as such term is defined therein) as is described therein, as the same may be amended, restated, modified or supplemented from time to time.

“Hazardous Material” means any substance regulated or as to which liability might arise under any applicable Environmental Law including: (a) any chemical, compound, material, product, byproduct, substance or waste defined as or included in the definition or meaning of “hazardous substance,” “hazardous material,” “hazardous waste,” “solid waste,” “toxic waste,” “extremely hazardous substance,” “toxic substance,” “contaminant,” “pollutant,” or words of similar meaning or import found in any applicable Environmental Law; (b) Hydrocarbons, petroleum products, petroleum substances, natural gas, oil, oil and gas waste, crude oil, and any components, fractions, or derivatives thereof; and (c) radioactive materials, explosives, asbestos or asbestos containing materials, polychlorinated biphenyls, radon, infectious materials or medical wastes.

“Highest Lawful Rate” means, with respect to each Lender, the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the Notes or on other Secured Obligations under laws applicable to such Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws allow as of the Effective Date.

“Hydrocarbon Interests” means all rights, titles, interests and estates now or hereafter acquired by the Borrower or any Guarantor in and to oil and gas leases, oil, gas and mineral leases, or other liquid or gaseous hydrocarbon leases, mineral fee interests, overriding royalty and royalty interests, net profit interests and production payment interests, including any reserved or residual interests of whatever nature.

“Hydrocarbons” means oil, gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all products refined or separated therefrom.

“Incremental Second Lien Facility” means that certain incremental term loan facility incurred pursuant to Section 2.23 of the Second Lien Term Loan Agreement pursuant to the Third Amendment to the Second Lien Term Loan Agreement dated as of the Effective Date.

“Incremental Second Lien Facility Documents” means the Third Amendment to the Second Lien Term Loan Agreement and any other agreement entered into in connection therewith, in each case together with all amendments, modifications and supplements thereto to the extent permitted by Section 9.04(b).

“Incorporated Financial Covenant” has the meaning assigned to such term in Section 8.17.

“Increase Effective Date” has the meaning assigned such term in Section 2.06(c)(ii).

“Increase Notice” has the meaning assigned such term in Section 2.06(c)(ii).

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower or any Guarantor under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Initial Reserve Report” means the collective reference to (a) the report of Ryder Scott Company, L.P. dated as of September 12, 2016, with respect to certain Oil and Gas Properties of the Borrower and its Subsidiaries as of June 30, 2016, (b) the report of Netherland, Sewell & Associates, Inc. dated as of August 29, 2016, with respect to certain Oil and Gas Properties of the Borrower and its Subsidiaries as of June 30, 2016, and (c) the report of Netherland, Sewell & Associates, Inc., dated as of August 31, 2016, with respect to the Acquisition Properties as of June 30, 2016.

“Intercreditor Agreement” means that certain Intercreditor Agreement dated as of July 29, 2014 among the Borrower, the Guarantors, the Administrative Agent and the Second Lien Administrative Agent, as the same may be amended, supplemented, modified or restated in accordance with the terms thereof.

“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.04.

“Interest Payment Date” means (a) with respect to any ABR Loan, the last day of each March, June, September and December and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.

“Interest Period” means with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months (or, with the consent of each Lender, twelve months) thereafter, as the Borrower may elect; provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (b) any Interest Period pertaining to a Eurodollar Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Interim Redetermination” has the meaning assigned such term in Section 2.07(b).

“Interim Redetermination Date” means the date on which a Borrowing Base that has been redetermined pursuant to an Interim Redetermination becomes effective as provided in Section 2.07(d).

“Investment” means, for any Person: (a) the acquisition (whether for cash, Property, services or securities or otherwise) of Equity Interests of any other Person (including, without limitation, any “short sale” or any sale of any securities at a time when such securities are not owned by the Person entering into such short sale); (b) the making of any deposit with, or advance, loan or capital contribution to, assumption of Debt of, purchase or other acquisition of any other Debt or equity participation or interest in, or other extension of credit to, any other Person (excluding any such advance, loan or extension of credit having a term not exceeding ninety (90) days representing the purchase price of inventory or supplies sold by such Person in the ordinary course of business); or (c) the entering into of any guarantee of, or other contingent obligation (including the deposit of any Equity Interests to be sold) with respect to, Debt or other liability of any other Person and (without duplication) any amount committed to be advanced, lent or extended to such Person.

“Issuing Bank” means BMO, in its capacity as the issuer of Letters of Credit hereunder or any other Lender that agrees to issue Letters of Credit, and its successors in such capacity as provided in Section 2.08(i). The Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“LC Commitment” at any time means $25,000,000.

“LC Disbursement” means a payment made by the Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn and unexpired stated amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.

“Lenders” means the Persons listed on Annex I and any Person that shall have become a party hereto pursuant to Section 2.06(c) or pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“Letter of Credit” means any letter of credit issued pursuant to this Agreement.

“Letter of Credit Agreements” means all letter of credit applications and other agreements (including any amendments, modifications or supplements thereto) submitted by the Borrower, or entered into by the Borrower, with the Issuing Bank relating to any Letter of Credit.

“Leverage Ratio” means, as of any date of determination, the ratio of Total Funded Debt as of such date to EBITDAX for the immediately preceding four fiscal quarters, in each case after giving effect to any applicable Pro Forma Adjustments. Notwithstanding the foregoing, for the purposes of calculating the Leverage Ratio (a) for the fiscal quarter ending December 31, 2016, EBITDAX shall be determined by reference to the EBITDAX for such fiscal quarter multiplied by four, (b) for the fiscal quarter ending March 31, 2017, EBITDAX shall be determined by reference to the EBITDAX for the two consecutive fiscal quarter period then ending multiplied by two, and (c) for the fiscal quarter ending June 30, 2017, EBITDAX shall be determined by reference to the EBITDAX for the three consecutive fiscal quarter period then ending multiplied 4/3.

“LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the greater of (a) 0.0% and (b) the rate appearing on Reuters BBA Libor Rate Page LIBOR01 (or on any successor or substitute screen of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such screen of such service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurodollar Borrowing for such Interest Period shall be the rate (rounded upwards, if necessary, to the next 1/100 of 1%) at which dollar deposits of an amount comparable to such Eurodollar Borrowing and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

“Lien” means any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of the Property, whether such interest is based on the common law, statute or contract, and whether such obligation or claim is fixed or contingent, and including but not limited to (a) the lien or security interest arising from a mortgage, encumbrance, pledge, security agreement, conditional sale or trust receipt or a lease, consignment or bailment for security purposes or (b) production payments and the like payable out of Oil and Gas Properties. The term “Lien” shall include easements, restrictions, servitudes, permits, conditions, covenants, exceptions or reservations. For the purposes of this Agreement, the Borrower and its Subsidiaries shall be deemed to be the owner of any Property which it has acquired or holds subject to a conditional sale agreement, or leases under a financing lease or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person in a transaction intended to create a financing.

“Liquidate” means, with respect to any Swap Agreement, (a) the sale, assignment, novation, unwind or termination of all or any part of such Swap Agreement or (b) the creation of an offsetting position against all or any part of such Swap Agreement. The terms “Liquidated” and “Liquidation” have correlative meanings thereto.

“Loan Documents” means this Agreement, the Notes, the Letter of Credit Agreements, the Security Instruments, the Fee Letter, the AA Fee Letter and the Intercreditor Agreement.

“Loan Party” means the Borrower and each Guarantor.

“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.

“Majority Lenders” means, at any time while no Loan or LC Exposure is outstanding, Lenders having more than 50.0% of the Aggregate Maximum Credit Amounts; and at any time while any Loan or LC Exposure is outstanding, Lenders holding more than 50.0% of the outstanding aggregate principal amount of the Loans and participation interests in Letters of Credit (without regard to any sale by a Lender of a participation in any Loan under Section 12.04(c)); provided that the Maximum Credit Amounts and the principal amount of the Loans and participation interests in Letters of Credit of the Defaulting Lenders (if any) shall be excluded from the determination of Majority Lenders; provided further that at any time there are fewer than four Lenders (but more than one Lender), at least two Lenders will be required to constitute Majority Lenders.

“Material Acquisition” means an acquisition of (a) assets equal in value to 20% or more of the book value of the Loan Parties’ assets or (b) a Person or business whose consolidated net income is 20% or more of the Borrower’s Consolidated Net Income.

“Material Adverse Effect” means a material adverse change in, or material adverse effect on (a) the business, operations, property or financial condition of the Parent and its Subsidiaries taken as a whole, (b) the ability of any Loan Party to perform any of its payment obligations or other material obligations under any Loan Document to which it is a party, (c) the validity or enforceability of any Loan Document or (d) the rights and remedies of or benefits available to the Administrative Agent, any other Agent, the Issuing Bank or any Lender under any Loan Document.

“Material Indebtedness” means Debt (other than the Loans and Letters of Credit), or obligations in respect of one or more Swap Agreements, of any one or more of the Parent the Borrower and its Subsidiaries in an aggregate principal amount, individually or collectively, exceeding the greater of (a) $10,000,000 or (b) 5.0% of the Borrowing Base then in effect. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Parent, the Borrower or any Subsidiary in respect of any Swap Agreement at any time shall be the Swap Termination Value.

“Material Subsidiary” means any Subsidiary with assets greater than $3,000,000.

“Maturity Date” means the earlier of (a) July 29, 2019 and (b) the date that is 90 days in advance of the maturity of the Second Lien Loans.

“Maximum Credit Amount” means, as to each Lender, the amount set forth opposite such Lender’s name on Annex I under the caption “Maximum Credit Amounts”, as the same may be (a) reduced or terminated from time to time in connection with a reduction or termination of the Aggregate Maximum Credit Amounts pursuant to Section 2.06(b) or (b) modified from time to time pursuant to any assignment permitted by Section 12.04(a).

“Minimum Hedging Test Date” means (i) the date that is 30 days after the Effective Date (subject to one 15 day extension in the sole discretion of the Administrative Agent), (ii) March 15th of each calendar year occurring after the Effective Date and (iii) September 15th of each calendar year occurring after the Effective Date.

“Money Laundering Law” means any law governing conduct or acts designed in whole or in part to conceal or disguise the nature, location, source, ownership or control of money (including currency or equivalents, e.g., checks, electronic transfers, etc.) to avoid a transaction reporting requirement under state or federal law or to disguise the fact that the money was acquired by illegal means, in each case, applicable to the Parent, Equity Holdings, the Borrower or its Subsidiaries, including the PATRIOT Act.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto that is a nationally recognized rating agency.

“Mortgaged Property” means any Property owned by the Borrower or any Guarantor which is subject to the Liens existing and to exist under the terms of the Security Instruments.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Funded Debt” means, at any time, Total Funded Debt minus the aggregate amount of unrestricted cash and Cash Equivalents on the balance sheet of Parent, the Borrower and its Subsidiaries as of such date.

“New Borrowing Base Notice” has the meaning assigned to such term in Section 2.07(d).

“Notes” means the promissory notes of the Borrower described in Section 2.02(d) and substantially in the form of Exhibit A, together with all amendments, modifications, replacements, extensions and rearrangements thereof.

“Notice of Intent to Cure” has the meaning assigned to such term in Section 9.01(d).

“Oil and Gas Properties” means (a) Hydrocarbon Interests; (b) the Properties now or hereafter pooled or unitized with Hydrocarbon Interests; (c) all presently existing or future unitization, pooling agreements and declarations of pooled units and the units created thereby (including without limitation all units created under orders, regulations and rules of any Governmental Authority) which may affect all or any portion of the Hydrocarbon Interests; (d) all operating agreements, contracts and other agreements, including production sharing contracts and agreements, which relate to any of the Hydrocarbon Interests or the production, sale, transportation, purchase, exchange or processing of Hydrocarbons from or attributable to such Hydrocarbon Interests; (e) all Hydrocarbons in and under and which may be produced and saved or attributable to the Hydrocarbon Interests, including all oil in tanks, and all rents, issues, profits, proceeds, products, revenues and other incomes from or attributable to the Hydrocarbon Interests; (f) all tenements, hereditaments, appurtenances and Properties in any manner appertaining, belonging, affixed or incidental to the Hydrocarbon Interests and (g) all Properties, rights, titles, interests and estates described or referred to above, including any and all Property, real or personal, now owned or hereinafter acquired and situated upon, used, held for use or useful in connection with the operating, working or development of any of such Hydrocarbon Interests or Property (excluding drilling rigs, automotive equipment, rental equipment or other personal Property which may be on such premises for the purpose of drilling a well or for other similar temporary uses) and including any and all oil wells, gas wells, injection wells or other wells, fuel separators, liquid extraction plants, plant compressors, pumps, pumping units, field gathering systems, tanks and tank batteries, fixtures, valves, fittings, machinery and parts, engines, boilers, meters, apparatus, equipment, appliances, tools, implements, cables, wires, towers, casing, tubing and rods, surface leases, rights-of-way, easements and servitudes together with all additions, substitutions, replacements, accessions and attachments to any and all of the foregoing. Unless otherwise indicated herein, each reference to the term “Oil and Gas Properties” shall mean Oil and Gas Properties of the Borrower and/or the Subsidiaries, as the context requires.

“Oil Spill Financial Responsibility” means an indemnity, insurance policy, or surety bond required by OPA for covered off shore facilities to demonstrate financial ability to pay for cleanup and damages that could be caused by oil discharges from the facility.

“Other Connection Taxes” means, with respect to the Administrative Agent, any Lender, the Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrower or any Guarantor hereunder or under any other Loan Document, Taxes imposed as a result of a present or former connection between such recipient and the jurisdiction imposing such Tax (other than connections arising from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Debt Agreement” means any agreement, instrument or other document governing any Material Indebtedness (other than intercompany Indebtedness) (with committed but unutilized amounts under such Other Debt Agreement being deemed fully drawn for purposes of measuring such threshold), including, without limitation, the Second Lien Loans or any Permitted Refinancing Debt in respect thereof.

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 5.04).

“Parent” means EnVen Energy Corporation, a Delaware corporation.

“Participant” has the meaning assigned to such term in Section 12.04(c)(i).

“Participant Register” has the meaning assigned to such term in Section 12.04(c)(i).

“PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

“PDP Reserves” means Oil and Gas Properties that, in accordance with the Definitions for Oil and Gas Reserves promulgated by the Society of Petroleum Engineers (or any generally recognized successor), as in effect at the time in question, are classified as both “Proved Reserves” and “Developed Producing Reserves” in the Reserve Report most recently delivered to the Administrative Agent pursuant to this Agreement.

“PDP Reserves Coverage Ratio” means, (a) as of the last day of each fiscal year, the ratio of the PV-10 Value in respect of Proved Reserves classified as PDP Reserves as reflected in the most recent January 1 Reserve Report (together with any supplements, revisions or updates thereto after such date) to Total Funded Debt as shown in the annual financial statements for the immediately prior fiscal year and (b) as of June 30 of each fiscal year, the ratio of the PV-10 Value in respect of Proved Reserves classified as PDP Reserves as reflected in the most recent July 1 Reserve Report (together with any supplements, revisions or updates thereto after such date) to Total Funded Debt as shown in the quarterly financial statements for the quarter ending June 30 of the current fiscal year.

“Permitted Acquisition” means any transaction or series of related transactions effected by a Loan Party (or a Person that will become a Loan Party substantially concurrently with such transaction or series of related transactions) for the direct or indirect (a) acquisition of Oil and Gas Properties; (b) acquisition of in excess of 50% of the Equity Interests of any Person, and otherwise causing such Person to become a Subsidiary of such Person; or (c) merger, amalgamation or consolidation or any other combination with any Person, if each of the following conditions is met:

(a) no Event of Default then exists or would result therefrom;

(b) neither the Borrower nor any Subsidiary shall, in connection with any such transaction, assume or remain liable with respect to any Debt except to the extent permitted by Section 9.02;

(c) (i) with respect to an acquisition of assets, the assets so acquired shall be made subject to the Lien of the Security Documents to the extent required by Section 8.14 and (ii) with respect to the acquisition of more than 50% of the Equity Interests in a Person, the Person or business to be acquired shall be, or shall be engaged in, a business of the type that the Loan Parties and their Subsidiaries are permitted to be engaged in under Section 9.06 and, if such Person becomes a Subsidiary, then such Person shall become a Guarantor and the property acquired in connection with any such transaction shall be made subject to the Lien of the Security Instruments to the extent required by Section 8.14;

(d) the board of directors, or similar governing body, of any Person to be acquired shall not have indicated publicly its opposition to the consummation of such acquisition (which opposition has not been publicly withdrawn);

(e) all transactions in connection therewith shall be consummated in accordance with all applicable Governmental Requirements of all applicable Governmental Authorities;

(f) with respect to any Material Acquisition, unless the Administrative Agent shall otherwise agree, the Borrower shall have provided the Administrative Agent with (i) in the case of an acquisition of a Person, historical financial statements for the last two fiscal years (or, if less, the number of years since formation) of the Person to be acquired and interim unaudited financial statements for the most recent interim period which is available or, in the case of an acquisition of Oil and Gas Properties, operating statements for the last two fiscal years prepared by the seller with respect to the proved reserves acquired and, to the extent available, interim operating statements for any completed fiscal quarters, (ii) a Reserve Report, or an excerpt therefrom, with respect to the proved reserves to be acquired pursuant to such acquisition (provided that such report may be prepared by independent reserve engineers other than the Approved Petroleum Engineer) with an effective date within the 12-month period immediately prior to such acquisition, (iii) reasonably detailed projections for the succeeding five years pertaining to the Person, business or assets to be acquired and updated projections for the Borrower after giving effect to such transaction, and (iv) a reasonably detailed description of all material information relating thereto and copies of all material documentation pertaining to such transaction; and

(g) at least three (3) Business Days prior to the proposed date of consummation of the transaction, the Borrower shall have delivered to the Administrative Agent a certificate of a Responsible Officer certifying that (i) after giving effect to such transaction (including any Loans advanced to the Borrower on such date), the Borrower shall be in pro forma compliance with each of the Financial Covenants (using the financial statements most recently delivered pursuant to Section 5.01(a) or (b)) and including reasonably detailed calculations demonstrating such pro forma compliance and (ii) such transaction complies with this definition.

“Permitted Holder” means (a) EIG, (b) Bain, (c) Adage, (d) any affiliated fund, investment account, or other investment vehicle managed, controlled by or under common control with the entities in clauses (a) through (c) above, (e) Steven A Weyel, (f) David M. Dunwoody, Jr., (g) with respect to the individuals listed in clauses (e) and (f), their spouse, lineal descendants, spouse of any such lineal descendants, or a trust for their benefit or the benefit of any such individuals, or any entity 100% owned or 100% controlled, directly or indirectly, by such individual or one or more of such individuals and/or trusts, (h) the Parent or any holding company parent of the Borrower owned directly or indirectly by the other Permitted Holders and (i) Equity Holdings and any direct or indirect corporation or other holding company parent of the Borrower or the Parent formed for purpose of effecting a Qualified Equity Offering.

“Permitted Refinancing Debt” means Debt (for purposes of this definition, “new Debt”) incurred in exchange for, or proceeds of which are used to refinance, all of any other Debt (the “Refinanced Debt”); provided that (a) such new Debt is in an aggregate principal amount not in excess of the sum of (i) the aggregate principal amount then outstanding of the Refinanced Debt

(or, if the Refinanced Debt is exchanged or acquired for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration thereof, such lesser amount) and (ii) an amount necessary to pay any fees and expenses, including premiums, reasonably incurred in connection with such exchange or refinancing; (b) in the event Second Lien Loans are the Refinanced Debt, (i) the Second Lien Loans are refinanced in their entirety by one or more tranches of such new Debt, (ii) the financing documentation entered into by the Borrower and its Subsidiaries in connection therewith shall constitute Permitted Refinancing Documents and (iii) such new Debt either (A) satisfies the requirements of Section 9.02(g) and Section 9.03(d) and is subject to the Intercreditor Agreement or (B) is not secured by a Lien; (c) such new Debt has a stated maturity no earlier than the stated maturity of the Refinanced Debt and an Average Life no shorter than the Average Life of the Refinanced Debt; (d) the regularly scheduled cash interest expense (in excess of the LIBOR or ABR Rate (or similar terms) applicable for such interest expense without giving effect to any floor) required to be paid by the Borrower and its Subsidiaries in respect of such new Debt does not exceed $30,000,000 in any year; (e) such new Debt does not contain covenants which, taken as a whole, are more onerous to the Borrower and its Subsidiaries than those imposed by the Refinanced Debt; (f) no Subsidiary is required to guarantee such new Debt unless such Subsidiary has guaranteed the Secured Obligations pursuant to the Guaranty Agreement; (g) such new Debt does not have any mandatory prepayment or redemption provisions (other than customary change of control or asset sale tender offer provisions and customary acceleration rights upon an event of default thereunder) which would require a mandatory prepayment or redemption in priority to the Obligations; and (h) if such Refinanced Debt was subordinated, such new Debt (and any guarantees thereof) is subordinated in right of payment to the Secured Obligations (or, if applicable, the Guaranty Agreement) to at least the same extent as the Refinanced Debt and is otherwise subordinated on terms substantially reasonably satisfactory to the Administrative Agent.

“Permitted Refinancing Documents” means any financing documentation which replaces the Second Lien Loans or the Second Lien Term Loan Documents, pursuant to which the outstanding Second Lien Loans are refinanced in their entirety by the incurrence of Permitted Refinancing Debt; provided that, in the case of any Permitted Refinancing Debt that is secured Debt, such financing documentation shall contain only those terms, conditions, covenants and defaults that exist in the Second Lien Term Loan Agreement or the Second Lien Term Loan Documents at the time of the incurrence of such Permitted Refinancing Debt, and/or such terms, conditions, covenants or defaults that could be included in the Second Lien Term Loan Agreement or the Second Term Loan Documents, as the case may be, by an amendment or other modification that would not be prohibited by the terms of the Intercreditor Agreement at the time of the incurrence of such Permitted Refinancing Debt, as the same may be amended, modified or supplemented in accordance with Section 9.04(b)(ii).

“Permitted Tax Distribution” means, with respect to any taxable period during which Borrower is a pass-through entity for United States federal income tax purposes (including, for the avoidance of doubt, a disregarded entity not treated as separate from its owner) Restricted Payments to holders of equity in Borrower in accordance with Section 4.01(b) (or any similar provision) of the Borrower LLC Agreement; provided that, for the purposes of this Agreement, “Distribution Tax Rate,” as used in the Borrower LLC Agreement, shall mean the combined maximum marginal federal, state and local Tax rate applicable to an individual or a corporation (whichever is higher) residing in New York, New York (taking into account the deductibility of state and local taxes for U.S. federal tax purposes and any limitations thereon).

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan, as defined in section 3(2) of ERISA, which (a) is currently or hereafter sponsored, maintained or contributed to by the Borrower, a Subsidiary or an ERISA Affiliate or (b) was at any time during the six calendar years preceding the Effective Date, sponsored, maintained or contributed to by the Borrower or a Subsidiary or an ERISA Affiliate.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by the Administrative Agent as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective. Such rate is set by the Administrative Agent as a general reference rate of interest, taking into account such factors as the Administrative Agent may deem appropriate; it being understood that many of the Administrative Agent’s commercial or other loans are priced in relation to such rate, that it is not necessarily the lowest or best rate actually charged to any customer and that the Administrative Agent may make various commercial or other loans at rates of interest having no relationship to such rate.

“Pro Forma Adjustment” means, for purposes of calculating compliance with any financial covenant or financial term:

(a) acquisitions that have been made by Parent, the Borrower or any of their respective Subsidiaries, including through mergers or consolidations, or any Person or any of its Subsidiaries acquired by Parent, the Borrower or any of their respective Subsidiaries, and including all related financing transactions and including increases in ownership of Subsidiaries, during the four-quarter reference period or subsequent to such reference period and on or prior to the date specified herein for the calculation of such covenant or term (such date, the “Calculation Date”), or that are to be made on the Calculation Date, will be given pro forma effect as if they had occurred on the first day of the four-quarter reference period;

(b) the EBITDAX attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) Disposed of prior to the Calculation Date, will be excluded;

(c) if any Debt bears a floating rate of interest, the interest expense on such Debt will be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Swap Agreement applicable to such Debt if such Swap Agreement has a remaining term as at the Calculation Date in excess of 12 months); and

(d) pro forma adjustments in respect of cost savings, operating expense reductions and synergies, in each case, related to mergers, business combinations, acquisitions, divestitures and restructurings consummated by the Borrower or any Subsidiary that management of the Borrower reasonably expects to be realized within twelve months following the consummation of such transaction; provided the amount of such Pro Forma Adjustment pursuant to this clause (d) shall not exceed $6,000,000 for any four consecutive fiscal quarters.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including, without limitation, cash, securities, accounts and contract rights.

“Proposed Borrowing Base” has the meaning assigned to such term in Section 2.07(c)(i).

“Proposed Borrowing Base Notice” has the meaning assigned to such term in Section 2.07(c)(ii).

“Proved Reserves” means Oil and Gas Properties that, in accordance with the Definitions for Oil and Gas Reserves promulgated by the Society of Petroleum Engineers (or any generally recognized successor), as in effect at the time in question, are classified as both “Proved Reserves” and one of the following: (a) “Developed Producing Reserves,” (b) “Developed Non-Producing Reserves” or (c) “Undeveloped Reserves” in the Reserve Report most recently delivered to the Administrative Agent pursuant to this Agreement.

“PV-10 Value” means, as of any date of determination for the Loan Parties, the discounted net present value, on a pre-income tax basis, of projected future cash flows from the production of Proved Reserves attributable to the Loan Parties’ Oil and Gas Properties as set forth in the most recent Reserve Report delivered pursuant hereto, calculated in accordance with the SEC guidelines and using the five-year strip price for crude oil (WTI Cushing) and natural gas (Henry Hub), with such price held flat for each subsequent year, quoted on the New York Mercantile Exchange (or its successor) on such date of determination and adjusted by appropriate management adjustments for additions to reserves and depletion or sale of reserves since the date of such Reserve Report, adjusted for any basis differential as of the date of determination, as of the date of estimation without future escalation, and discounted using an annual discount rate of 10%. PV-10 Value shall be adjusted to give effect to (a) the Swap Agreements permitted by this Agreement as in effect on the date of such determination and (b) the present value of restricted cash held for future abandonment liability, as determined by Parent and $66.0 million in payment obligations of sellers of previously acquired assets with respect to asset retirement obligations associated with such acquired assets.

“Qualified ECP Guarantor” means, in respect of any Secured Swap Agreement, each Loan Party that has total assets exceeding $10,000,000 at the time such Secured Swap Agreement is incurred or such other person as constitutes an ECP under the Commodity Exchange Act or any regulations promulgated thereunder.

“Qualified Equity Offering” means the issuance by the Borrower or any direct or indirect parent of the Borrower of its Equity Interests generating gross proceeds exceeding $50,000,000, in an underwritten primary registered or private offering (whether alone or in connection with a secondary registered or private offering).

“Redemption” means with respect to any Debt, the repurchase, redemption, prepayment, repayment, defeasance or any other acquisition or retirement for value (or the segregation of funds with respect to any of the foregoing) of such Debt. “Redeem” has the correlative meaning thereto.

“Redetermination Date” means, with respect to any Scheduled Redetermination or any Interim Redetermination, the date that the redetermined Borrowing Base related thereto becomes effective pursuant to Section 2.07(d).

“Refinanced Debt” has the meaning assigned such term in the definition of “Permitted Refinancing Debt”.

“Register” has the meaning assigned to such term in Section 12.04(b)(iv).

“Regulation D” means Regulation D of the Board, as the same may be amended, supplemented or replaced from time to time.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors (including attorneys, accountants and experts) of such Person and such Person’s Affiliates.

“Release” means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping, or disposing.

“Remedial Work” has the meaning assigned to such term in Section 8.10(a).

“Required Lenders” means, at any time while no Loan or LC Exposure is outstanding, Lenders having at least 66-2/3% of the Aggregate Maximum Credit Amounts; and at any time while any Loan or LC Exposure is outstanding, Lenders holding at least 66-2/3% of the outstanding aggregate principal amount of the Loans or participation interests in such Letters of Credit (without regard to any sale by a Lender of a participation in any Loan under Section 12.04(c)); provided that the Maximum Credit Amounts and the principal amount of the Loans and participation interests in Letters of Credit of the Defaulting Lenders (if any) shall be excluded from the determination of Required Lenders; provided further that at any time there are fewer than four Lenders (but more than one Lender), at least two Lenders will be required to constitute Required Lenders.

“Reserve Report” means a report, in form and substance reasonably satisfactory to the Administrative Agent, setting forth, as of each January 1 or July 1 (or such other date in the event of an Interim Redetermination) the proved oil and gas reserves attributable to the Oil and Gas Properties of the Borrower and the Subsidiaries, together with a projection of the rate of production and future net income, taxes, operating expenses and capital expenditures with respect thereto as of such date, based upon the economic assumptions consistent with the Administrative Agent’s lending requirements at the time.

“Responsible Officer” means, as to any Person, the Chief Executive Officer, the President, any Financial Officer or any Vice President of such Person. Unless otherwise specified, all references to a Responsible Officer herein shall mean a Responsible Officer of the Borrower.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other Property) with respect to any Equity Interests in the Parent, the Borrower or any of its Subsidiaries, or any payment (whether in cash, securities or other Property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Parent, the Borrower or any of its Subsidiaries or any option, warrant or other right to acquire any such Equity Interests in the Parent, the Borrower or any of its Subsidiaries.

“Revolving Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Loans and its LC Exposure at such time.

“Sanctioned Country”: means, at any time, a country, region or territory which is itself, or whose government is, the subject or target of any Sanctions broadly restricting or prohibiting dealings with such country, territory or government (at the time of this Agreement, Crimea, Cuba, Iran, Burma, North Korea, Sudan and Syria).

“Sanctioned Person”: means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person controlled by any such Person.

“Sanctions”: means, economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State.

“Scheduled Redetermination” has the meaning assigned to such term in Section 2.07(b).

“Scheduled Redetermination Date” means the date on which a Borrowing Base that has been redetermined pursuant to a Scheduled Redetermination becomes effective as provided in Section 2.07(d).

“SEC” means the Securities and Exchange Commission or any successor Governmental Authority.

“Second Lien Administrative Agent” means Bank of Montreal as administrative agent under the Second Lien Term Loan Agreement.

“Second Lien Loans” means the term loans in an original stated principal amount of up to $225,000,000 as incurred under the Second Lien Term Loan Agreement and the Incremental Second Lien Loan Agreement, together with all amendments, modifications, replacements, extensions and rearrangements thereof permitted by Section 9.04(b).

“Second Lien Term Loan Agreement” means that certain Second Lien Term Loan Agreement dated as of July 29, 2014, among the Borrower, the Second Lien Administrative Agent and all other lenders party thereto from time to time and together with all amendments, modifications and supplements thereto permitted by Section 9.04(b).

“Second Lien Term Loan Documents” means the Second Lien Term Loan Agreement, the Incremental Term Loans Documents and any other “Loan Document (as defined therein), in each case together with all amendments, modifications and supplements thereto to the extent permitted by Section 9.04(b).

“Secured Cash Management Agreement” means a Cash Management Agreement between (a) the Borrower or any Subsidiary and (b) a Secured Cash Management Provider.

“Secured Cash Management Obligations” means any and all amounts and other obligations owing by the Borrower or any Subsidiary to any Secured Cash Management Provider under any Secured Cash Management Agreement.

“Secured Cash Management Provider” means a Lender, an Affiliate of a Lender, the Administrative Agent or an Affiliate of the Administrative Agent.

“Secured Obligations” means (a) any and all amounts owing by the Borrower, any Subsidiary or any Guarantor (whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising) to the Administrative Agent, the Issuing Bank or any Lender under any Loan Document; (b) all Secured Swap Obligations; (c) all Secured Cash Management Obligations; and (d) all renewals, extensions and/or rearrangements of any of the above. Without limitation of the foregoing, the term “Secured Obligations” shall include the unpaid principal of and interest on the Loans and LC Exposure (including, without limitation, interest accruing at the then applicable rate provided in this Agreement after the maturity of the Loans and LC Exposure and interest accruing at the then applicable rate provided in this Agreement after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, any of its Subsidiaries or any Guarantor whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), reimbursement obligations (including, without limitation, to reimburse LC Disbursements), obligations to post cash collateral in respect of Letters of Credit, payments in respect of an early termination of Secured Swap Obligations and unpaid amounts, fees, expenses, indemnities, costs, and all other obligations and liabilities of every nature of the Borrower, any Subsidiary or any Guarantor, whether absolute or contingent, due or to become due, now existing or hereafter arising under this Agreement, the other Loan Documents, any Secured Swap Agreement or any Secured Cash Management Agreement; provided that the Secured Obligations of a Guarantor shall exclude any Excluded Swap Obligations with respect to such Guarantor.

“Secured Swap Agreement” means any Swap Agreement between the Borrower or any Subsidiary and any Person that is entered into prior to the time, or during the time, that such Person was, a Lender or an Affiliate of a Lender (including any such Swap Agreement in existence prior to the date hereof), even if such Person subsequently ceases to be a Lender (or an Affiliate of a Lender) for any reason (any such Person, a “Secured Swap Party”); provided that, for the avoidance of doubt, the term “Secured Swap Agreement” shall not include any Swap Agreement or transactions under any Swap Agreement entered into after the time that such Secured Swap Party ceases to be a Lender or an Affiliate of a Lender.

“Secured Swap Obligations” means all amounts and other obligations owing to any Secured Swap Party under any Secured Swap Agreement; provided that the Secured Swap Obligations of the Borrower or any Guarantor, respectively, shall not include the Excluded Swap Obligations of the Borrower or such Guarantor, as applicable.

“Secured Swap Party” has the meaning assigned to such term in the definition of Secured Swap Agreement.

“Securities Account” has the meaning assigned to such term in the UCC.

“Securities Purchase Agreement” means that certain Securities Purchase Agreement, dated as of December 11, 2016, by and among the Parent and the purchasers party thereto, as amended, amended and restated, supplemented or otherwise modified from time to time.

“Security Instruments” means the Guaranty Agreement, mortgages, deeds of trust and other agreements, instruments or certificates described or referred to in Exhibit E, and any and all other agreements, instruments, consents or certificates, including each Control Agreement now or hereafter executed and delivered by the Borrower or any other Person (other than Swap Agreements or participation or similar agreements between any Lender and any other lender or creditor with respect to any Secured Obligations pursuant to this Agreement) in connection with, or as security for the payment or performance of the Secured Obligations, the Notes, this Agreement, or reimbursement obligations under the Letters of Credit, as such agreements may be amended, modified, supplemented or restated from time to time.

“Shell Offshore” means Shell Offshore Inc., a Delaware corporation.

“S&P” means Standard & Poor’s Ratings Group, a division of The McGraw-Hill Companies, Inc., and any successor thereto that is a nationally recognized rating agency.

“Specified Affiliate Transactions” means each of the transactions referenced or described under the heading “Certain Relationships and Related Party Transactions” in the preliminary offering memorandum of EnVen Energy Corporation dated October 9, 2015 (the “Preliminary Offering Memorandum”) and each of the Organizational Transactions (as such term is defined in the Preliminary Offering Memorandum).

“Specified Equity Contribution” has the meaning assigned to such term in Section 9.01(d).

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any other Person the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other Person (a) of which Equity Interests representing more than 50% of the equity or more than 50% of the ordinary voting power (irrespective of whether or not at the time Equity Interests of any other class or classes of such Person shall have or might have voting power by reason of the happening of any contingency) or, in the case of a partnership, any general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means any subsidiary of the Borrower.

“Subsidiary Guarantor” means any Subsidiary of the Borrower that is a Guarantor.

“Swap Agreement” means any agreement with respect to any swap, cap, collar, forward, future or derivative transaction or option or similar agreement, whether exchange traded, “over-the-counter” or otherwise, involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions.

“Swap Agreement PV” means, with respect to any commodity Swap Agreement, the present value, discounted at 10% per annum, of the future receipts expected to be paid to the Borrower or the Subsidiaries thereunder netted against the most recent price deck provided to the Borrower by the Administrative Agent; provided, however, that the “Swap Agreement PV” shall never be less than $0.00.

“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swap Termination Value” means, in respect of any one or more Swap Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Agreements, (a) for any date on or after the date such Swap Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s) and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Agreements, as determined by the counterparties to such Swap Agreements.

“Synthetic Leases” means, in respect of any Person, all leases which shall have been, or should have been, in accordance with GAAP, treated as operating leases on the financial statements of the Person liable (whether contingently or otherwise) for the payment of rent thereunder and which were properly treated as debt for borrowed money for purposes of U.S. Federal income taxes, if the lessee in respect thereof is obligated to either purchase for an amount in excess of, or pay upon early termination an amount in excess of, 80% of the residual value of the Property subject to such operating lease upon expiration or early termination of such lease. Notwithstanding the foregoing, the leases of corporate office space by the Borrower or any of its Subsidiaries in Metairie, Louisiana and Houston, Texas shall not constitute “Synthetic Leases” (and the obligations thereunder shall not constitute “Debt”).

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings (including backup withholding), assessments, fees or other charges, imposed by any Governmental Authority including any interest, additions to tax or penalties applicable thereto.

“Termination Date” means the earlier of the Maturity Date and the date of termination of the Commitments.

“Test Date” has the meaning assigned to such term in Section 9.01(d).

“Total Funded Debt” means, at any time, all Debt of the Borrower and the Consolidated Subsidiaries of the type described in clauses (a), (b) (to the extent of unreimbursed obligations thereunder), (d), (e), (l) and (m) of the definition of “Debt”; provided that there shall be excluded from any calculation of Total Funded Debt the amount of any Debt incurred pursuant to Section 9.02(c) or Section 9.02(i); provided further that, notwithstanding the foregoing, any such exclusion shall not to exceed $15,000,000.

“Transactions” means, collectively, (a) the execution, delivery and performance by each Loan Party of the Loan Documents to which it is a party and the borrowing of Loans, the use of the proceeds thereof and the issuance of Letters of Credit hereunder, (b) the grant of Liens by the Borrower and each other Loan Party on Mortgaged Properties pursuant to the Security Instruments, and with respect to each Guarantor, the guaranteeing of the Secured Obligations and the other obligations under the Guaranty Agreement by such Guarantor, (c) the repayment (or deemed repayment) of all amounts due or outstanding under or in respect of, and the amendment and restatement of, the Existing Credit Agreement, (d) the execution, delivery and performance by each Loan Party of the Incremental Second Lien Facility Documents to which it is a party and the issuance of the Second Lien Loans made thereunder, (e) the consummation of the Acquisition and the other transactions contemplated by the Acquisition Documents, (f) the issuance of the Effective Date Preferred Equity and (g) the payment of the fees, premiums, expenses and other transaction costs (including original issue discount and upfront fees) in connection with the foregoing transactions and the transactions contemplated thereby.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Alternate Base Rate or the Adjusted LIBO Rate.

“UCC” means the Uniform Commercial Code as in effect in the State of New York.

“Voting Stock” means, with respect to any specified Person, the Equity Interests of such Person entitling the holders thereof (whether at all times or only so long as no senior class of Equity Interest has voting power by reason of any contingency) to vote in the election of members of the board of directors, board of managers or similar governing body of such Person; provided that with respect to a limited partnership or other entity which does not have a Board of Directors, Voting Stock means the Equity Interests of the general partner of such limited partnership or other business entity with the ultimate authority to manage the business and operations of such Person.

“Wholly-Owned Subsidiary” means any Subsidiary of which all of the outstanding Equity Interests (other than any directors’ qualifying shares mandated by applicable law), on a fully-diluted basis, are owned by the Borrower or one or more of the Wholly-Owned Subsidiaries or are owned by the Borrower and one or more of the Wholly-Owned Subsidiaries.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

Section 1.03. Types of Loans and Borrowings. For purposes of this Agreement, Loans and Borrowings, respectively, may be classified and referred to by Type (e.g., a “Eurodollar Loan” or a “Eurodollar Borrowing”).

Section 1.04. Terms Generally; Rules of Construction. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” as used in this Credit Agreement shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth in the Loan Documents), (b) any reference herein to any law shall be construed as referring to such law as amended, modified, codified or reenacted, in whole or in part, and in effect from time to time, (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to the restrictions contained in the Loan Documents), (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) with respect to the determination of any time period, the word “from” means “from and including” and the word “to” means “to but excluding” and (f) any reference herein to Articles, Sections, Annexes, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Annexes, Exhibits and Schedules to, this Agreement. No provision of this Agreement or any other Loan Document shall be interpreted or construed against any Person solely because such Person or its legal representative drafted such provision.

Section 1.05. Accounting Terms and Determinations; GAAP. Unless otherwise specified herein, all financial statements and reports as to financial matters required to be furnished to the Administrative Agent or the Lenders hereunder shall be prepared in accordance with GAAP as in effect from time to time. All accounting terms used herein shall be interpreted, and all determinations with respect to accounting matters hereunder (including with respect to Section 9.01) shall be made in accordance with GAAP as in effect on the Effective Date unless otherwise agreed to by the Borrower and the Majority Lenders. In the event of any change in GAAP or in the application thereof that would have an effect on the calculation of any financial provisions in this Agreement, the Borrower will furnish to the Administrative Agent and each Lender a certificate of a Financial Officer specifying such change and the effect of such change on such calculations.

ARTICLE II

THE CREDITS

Section 2.01. Commitments. Subject to the terms and conditions set forth herein, each Lender agrees to make Loans to the Borrower during the Availability Period in an aggregate principal amount that will not result in (a) such Lender’s Revolving Credit Exposure exceeding such Lender’s Commitment at such time, or (b) the total Revolving Credit Exposures exceeding the total Commitments at such time. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, repay and reborrow the Loans.

Section 2.02. Loans and Borrowings.

(a) Borrowings; Several Obligations. Each Loan shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b) Types of Loans. Subject to Section 3.03, each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c) Minimum Amounts; Limitation on Number of Borrowings. At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $1,000,000. At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $500,000; provided that an ABR Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.08(e). Borrowings of more than one Type may be outstanding at the same time, provided that there shall not at any time be more than a total of five (5) Eurodollar Borrowings outstanding unless the Administrative Agent otherwise agrees. Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

(d) Notes. The Loans made by each Lender shall, following request by such Lender, be evidenced by a single promissory note of the Borrower in substantially the form of Exhibit A, dated, in the case of (i) any Lender party hereto as of the Effective Date, as of the Effective Date, (ii) any Lender that becomes a party hereto pursuant to an Assignment and Assumption, as of the effective date of the Assignment and Assumption, or (iii) any Lender that becomes a party hereto in connection with an increase in the Aggregate Elected Commitments pursuant to Section 2.06(c), as of the effective date of such increase, payable to such Lender in a principal amount equal to its Maximum Credit Amount as in effect on such date, and otherwise duly completed. In the event that any Lender’s Maximum Credit Amount increases or decreases for any reason (whether pursuant to Section 2.06, Section 12.04(b) or otherwise), the Borrower shall deliver or cause to be delivered on the effective date of such increase or decrease, a new Note payable to such Lender in a principal amount equal to its Maximum Credit Amount after giving effect to such increase or decrease, and otherwise duly completed. The date, amount, Type, interest rate and, if applicable, Interest Period of each Loan made by each Lender, and all payments made on account of the principal thereof, shall be recorded by such Lender on its books for its Note, and, prior to any transfer, may be endorsed by such Lender on a schedule attached to such Note or any continuation thereof or on any separate record maintained by such Lender. Failure to make any such notation or to attach a schedule shall not affect any Lender’s or the Borrower’s rights or obligations in respect of such Loans or affect the validity of such transfer by any Lender of its Note.

Section 2.03. Requests for Borrowings. To request a Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than 12:00 noon, Houston time, three Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 12:00 noon, Houston time, on the date of the proposed Borrowing; provided that no such notice shall be required for any deemed request of an ABR Borrowing to finance the reimbursement of an LC Disbursement as provided in Section 2.08(e). Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request in substantially the form of Exhibit B and signed by the Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i) the aggregate amount of the requested Borrowing;

(ii) the date of such Borrowing, which shall be a Business Day;

(iii) whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

(iv) in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”;

(v) the amount of the then effective Borrowing Base, the Aggregate Elected Commitments, the current total Revolving Credit Exposures (without regard to the requested Borrowing) and the pro forma total Revolving Credit Exposures (giving effect to the requested Borrowing);

(vi) the pro forma Consolidated Cash Balance (giving effect to the requested Borrowing and the use of the proceeds thereof); and

(vii) the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.05.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Each Borrowing Request shall constitute a representation that (a) the amount of the requested Borrowing does not cause the total Revolving Credit Exposures to exceed the total Commitments (i.e., the least of the Aggregate Maximum Credit Amounts, the then effective Borrowing Base and the Aggregate Elected Commitments) and (b) after giving pro forma effect to the requested Borrowing and the use of proceeds thereof, the Consolidated Cash Balance does not exceed the Consolidated Cash Balance Borrowing Threshold.

Promptly following receipt of a Borrowing Request in accordance with this Section 2.03, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

Section 2.04. Interest Elections.

(a) Conversion and Continuance. Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section 2.04. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b) Interest Election Requests. To make an election pursuant to this Section 2.04, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in substantially the form of Exhibit C and signed by the Borrower.

(c) Information in Interest Election Requests. Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to Section 2.04(c)(iii) and (iv) shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv) if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Notice to Lenders by the Administrative Agent. Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) Effect of Failure to Deliver Timely Interest Election Request and Events of Default and Borrowing Base Deficiencies on Interest Election. If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be continued as a Eurodollar Borrowing with an Interest Period of one month. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing: (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing (and any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective) and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

Section 2.05. Funding of Borrowings.

(a) Funding by Lenders. Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 1:00 p.m., Houston time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower maintained with the Administrative Agent and designated by the Borrower in the applicable Borrowing Request; provided that ABR Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.08(e) shall be remitted by the Administrative Agent to the Issuing Bank. Nothing herein shall be deemed to obligate any Lender to obtain the funds for its Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for its Loan in any particular place or manner.

(b) Presumption of Funding by the Lenders. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.05(a) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

Section 2.06. Termination and Reduction of Aggregate Maximum Credit Amounts; Optional Increase and Reduction of Aggregate Elected Commitments.

(a) Scheduled Termination of Commitments. Unless previously terminated, the Commitments shall terminate on the Maturity Date. If at any time the Aggregate Maximum Credit Amounts, the Borrowing Base or the Aggregate Elected Commitments is terminated or reduced to zero, then the Commitments shall terminate on the effective date of such termination or reduction.

(b) Optional Termination and Reduction of Aggregate Credit Amounts.

(i) The Borrower may at any time terminate, or from time to time reduce, the Aggregate Maximum Credit Amounts; provided that (A) each reduction of the Aggregate Maximum Credit Amounts shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000, (B) the Borrower shall not terminate or reduce the Aggregate Maximum Credit Amounts if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 3.04(b), the total Revolving Credit Exposures would exceed the total Commitments and (C) upon any reduction of the Aggregate Maximum Credit Amounts that results in the Aggregate Maximum Credit Amounts being less than the Aggregate Elected Commitments, the Aggregate Elected Commitments shall be automatically reduced (ratably among the Lenders) so that the Aggregate Elected Commitments equal the Aggregate Maximum Credit Amounts as so reduced.

(ii) The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Aggregate Maximum Credit Amounts under Section 2.06(b)(i) at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section 2.06(b)(ii) shall be irrevocable; provided that a notice of termination of the Aggregate Maximum Credit Amounts delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Aggregate Maximum Credit Amounts shall be permanent and may not be reinstated. Each reduction of the Aggregate Maximum Credit Amounts shall be made ratably among the Lenders in accordance with each Lender’s Applicable Percentage.

(c) Reduction, Termination and Increase in Aggregate Elected Commitments.

(i) The Borrower may from time to time by written notice to the Administrative Agent reduce or terminate the Aggregate Elected Commitments; provided that (A) each reduction of the Aggregate Elected Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000 and (B) such reduction or termination shall not become effective if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 3.04(b), the total Revolving Credit Exposures would exceed the total Commitments. The Borrower shall notify the Administrative Agent of any election to reduce or terminate the Aggregate Elected Commitments under this Section 2.06(c)(i) at least three Business Days prior to the effective date of such reduction or termination, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section 2.06(c)(i) shall be irrevocable; provided that a notice of termination of the Aggregate Elected Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Each reduction of the Aggregate Elected Commitments shall occur on the effective date of such reduction specified in such written notice and shall be made ratably among the Lenders in accordance with each Lender’s Applicable Percentage.

(ii) Subject to the conditions set forth in this Section 2.06(c)(ii), the Borrower may, at any time and from time to time, increase the Aggregate Elected Commitments then in effect up to an amount not to exceed the then effective Borrowing Base by increasing the Elected Commitment of a Lender or by causing a Person that is acceptable to the Administrative Agent and the Issuing Bank that at such time is not a Lender to become a Lender (an “Additional Lender”). The Borrower shall provide written notice of such requested increase to the Administrative Agent (an “Increase Notice”) which shall specify (x) the proposed effective date of the increase (the “Increase Effective Date”), which date shall be no earlier than ten (10) Business Days after receipt by the Administrative Agent of such Increase Notice (or such shorter earlier date as may be reasonably acceptable to the Administrative Agent) and (y) the amount of such requested increase to the Aggregate Elected Commitments. Any increase in the Aggregate Elected Commitments shall be subject to the following additional conditions:

(A)

such increase shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000 (or such lesser amount up to the Borrowing Base then in effect), unless in each case the Administrative Agent otherwise consents to a lesser amount;

(B)	both immediately before and immediately after giving effect to such increase, no Default, Event of Default or Borrowing Base Deficiency exists or would exist;

(C)	following any Scheduled Redetermination Date, the Borrower may not increase the Aggregate Elected Commitments more than once before the next Scheduled Redetermination Date;

(D)

the Borrower shall have paid to the Administrative Agent, the Arranger and the Lenders all fees and other amounts due and payable on or prior to the effective date of such increase (including in connection with such increase);

(E)

no Lender shall be obligated to increase its Elected Commitment (it being understood that any Lender’s decision to increase its Elected Commitment shall be made in its sole and absolute discretion and only with such Lender’s prior written consent);

(F)

each existing Lender or Additional Lender that agrees to provide any portion of such increase shall evidence its agreement by executing and delivering to the Borrower and the Administrative Agent an agreement substantially in the form of Exhibit H-1 or H-2 hereto, as applicable (a “Lender Agreement”); and

(G)

the Administrative Agent shall have received Lender Agreements with increased or additional Elected Commitments in an aggregate amount equal to the requested increase to the Aggregate Elected Commitments as specified in the Increase Notice (or such lesser amount as the Borrower may elect in its sole discretion).

(iii) Subject to the satisfaction of the conditions specified in Section 2.06(c)(ii), the requested increase to the Aggregate Elected Commitments shall become effective on the Increase Effective Date, and upon such effectiveness: (1) the Aggregate Elected Commitments automatically, without further action by the Borrower, the Administrative Agent, the Issuing Bank or any Lender, shall be increased by an amount equal to the aggregate amount indicated in the executed Lender Agreements; and (2) the Aggregate Maximum Credit Amounts of the Lenders will be reallocated so that after giving effect to the increase to the Aggregate Elected Commitments, each Lender’s Applicable Percentage equals the percentage of the Aggregate Elected Commitments represented by such Lender’s Elected Commitment. The Administrative Agent, the Lenders and the Borrower hereby consent and agree to such reallocation. On the Increase Effective Date, the Administrative Agent shall distribute to the Borrower and the Lenders (including each Additional Lender) a revised Annex I to this Agreement, which shall set forth the Maximum Credit Amount, Elected Commitment and Applicable Percentage of each Lender after giving effect to such reallocation, and such revised Annex I shall amend and restate and supersede and replace Annex I to this Agreement as in effect immediately prior to the Increase Effective Date. With respect to such reallocation, each Lender shall be deemed to have acquired the Maximum Credit Amount and Commitment allocated to it from each of the other Lenders pursuant to the terms of the Assignment and Assumption, as if the Lenders had executed an Assignment Agreement with respect to such allocation. On the Increase Effective Date, the Administrative Agent shall take the actions specified in Section 12.04(b)(v), including recording the assignments described herein in the Register, and such assignments shall be effective for purposes of this Agreement. Notwithstanding Section 12.04(b)(ii)(C), no Person shall be required to pay a processing and recordation fee of $3,500 to the Administrative Agent in connection with such assignments. If, on the Increase Effective Date, any Eurodollar Loans have been funded, then the Borrower shall be obligated to pay any breakage fees or costs that are payable pursuant to Section 5.02 in connection with the reallocation of such outstanding Eurodollar Loans to effectuate the provisions of this paragraph.

(iv) Notwithstanding anything herein to the contrary, contemporaneously with any increase in the Borrowing Base pursuant to this Agreement, if (A) the Borrower elects to increase the Aggregate Elected Commitments ratably among the Lenders and (B) each Lender has consented to such increase in its Elected Commitment, then the Aggregate Elected Commitments shall be increased (ratably among the Lenders in accordance with each Lender’s Applicable Percentage) by the amount requested by the Borrower (subject to the conditions set forth in Section 2.06(c)(ii)) without the requirement that any Lender deliver a Lender Agreement.

Section 2.07. Borrowing Base.

(a) Initial Borrowing Base. For the period from and including the Effective Date to but excluding the first Redetermination Date, the amount of the Borrowing Base shall be $225,000,000. Notwithstanding the foregoing, the Borrowing Base may be subject to further adjustments from time to time pursuant to Section 2.07(e), Section 2.07(f), Section 2.07(g), Section 2.07(h), or Section 8.13(c).

(b) Scheduled and Interim Redeterminations. The Borrowing Base shall be redetermined semi-annually in accordance with this Section 2.07 (a “Scheduled Redetermination”), and, subject to Section 2.07(d), such redetermined Borrowing Base shall become effective and applicable to the Borrower, the Agents, the Issuing Bank and the Lenders on April 15th and October 15th of each year, commencing April 15, 2017. In addition, the Borrower may, by notifying the Administrative Agent thereof, and the Administrative Agent may, at the direction of the Required Lenders, by notifying the Borrower thereof, one time during any 6-month period between Scheduled Redeterminations, each elect to cause the Borrowing Base to be redetermined between Scheduled Redeterminations (an “Interim Redetermination”) in accordance with this Section 2.07.

(c) Scheduled and Interim Redetermination Procedure. Each Scheduled Redetermination and each Interim Redetermination shall be effectuated as follows:

(i) Upon receipt by the Administrative Agent of (A) the Reserve Report and the certificate required to be delivered by the Borrower to the Administrative Agent, in the case of a Scheduled Redetermination, pursuant to Section 8.01(h) and Section 8.12(a), and, in the case of an Interim Redetermination, pursuant to Section 8.01(h) and Section 8.12(b), and (B) such other reports, data and supplemental information, including, without limitation, the information provided pursuant to Section 8.01(h), as may, from time to time, be reasonably requested by the Required Lenders (the Reserve Report, such certificate and such other reports, data and supplemental information being the “Engineering Reports”), the Administrative Agent shall evaluate the information contained in the Engineering Reports and shall, in good faith, propose a new Borrowing Base (the “Proposed Borrowing Base”) based upon such information and such other information (including, without limitation, the status of title information with respect to the Oil and Gas Properties as described in the Engineering Reports and the existence of any other Debt) as the Administrative Agent deems appropriate in its sole discretion and consistent with its normal and customary standards and practices for determining the value of oil and gas properties in connection with reserve based oil and gas lending transactions as they exist at the particular time. In no event shall the Proposed Borrowing Base exceed the Aggregate Maximum Credit Amounts.

(ii) The Administrative Agent shall notify the Borrower and the Lenders of the Proposed Borrowing Base (the “Proposed Borrowing Base Notice”):

(A)

in the case of a Scheduled Redetermination (1) if the Administrative Agent shall have received the Engineering Reports required to be delivered by the Borrower pursuant to Section 8.12(a) in a timely and complete manner, then on or before the March 15th and September 15th of such year following the date of delivery or (2) if the Administrative Agent shall not have received the Engineering Reports required to be delivered by the Borrower pursuant to Section 8.12(a) in a timely and complete manner, then promptly after the Administrative Agent has received complete Engineering Reports from the Borrower and has had a reasonable opportunity to determine the Proposed Borrowing Base in accordance with Section 2.07(c)(i) and in any event, within fifteen (15) days after the Administrative Agent has received the required Engineering Reports; and

(B)	in the case of an Interim Redetermination, promptly, and in any event, within fifteen (15) days after the Administrative Agent has received the required Engineering Reports.

(iii) Any Proposed Borrowing Base that would increase the Borrowing Base then in effect must be approved by all of the Lenders (other than Defaulting Lenders) as provided in this Section 2.07(c)(iii); and any Proposed Borrowing Base that would decrease or maintain the Borrowing Base then in effect must be approved or be deemed to have been approved by the Required Lenders as provided in this Section 2.07(c)(iii). Upon receipt of the Proposed Borrowing Base Notice, each Lender shall have fifteen (15) days to agree with the Proposed Borrowing Base or disagree with the Proposed Borrowing Base by proposing an alternate Borrowing Base. If at the end of such fifteen (15) days, any Lender has not communicated its approval or disapproval in writing to the Administrative Agent, such silence shall be deemed to be an approval of the Proposed Borrowing Base only if the Proposed Borrowing Base would decrease or maintain the Borrowing Base then in effect. If, at the end of such 15-day period, all of the Lenders (other than Defaulting Lenders), in the case of a Proposed Borrowing Base that would increase the Borrowing Base then in effect, or the Required Lenders, in the case of a Proposed Borrowing Base that would decrease or maintain the Borrowing Base then in effect, have approved or deemed to have approved, as aforesaid, then the Proposed Borrowing Base shall become the new Borrowing Base, effective on the date specified in Section 2.07(d). If, however, at the end of such 15-day period, all of the Lenders (other than Defaulting Lenders) or the Required Lenders, as applicable, have not approved or deemed to have approved, as aforesaid, then the Administrative Agent shall (i) notify the Borrower of the Proposed Borrowing Base and which Lenders have not approved or been deemed to have approved the Proposed Borrowing Base and (ii) poll the Lenders to ascertain the highest Borrowing Base then acceptable to a number of Lenders sufficient to constitute the Required Lenders and, so long as such amount does not increase the Borrowing Base then in effect, such amount shall become the new Borrowing Base, effective on the date specified in Section 2.07(d).

(d) Effectiveness of a Redetermined Borrowing Base. After a redetermined Borrowing Base is approved or is deemed to have been approved by all of the Lenders (other than Defaulting Lenders) or the Required Lenders, as applicable, pursuant to Section 2.07(c)(iii), the Administrative Agent shall notify the Borrower and the Lenders of the amount of the redetermined Borrowing Base (the “New Borrowing Base Notice”), and such amount shall become the new Borrowing Base, effective and applicable to the Borrower, the Administrative Agent, the Issuing Bank and the Lenders:

(i) in the case of a Scheduled Redetermination, (A) if the Administrative Agent shall have received the Engineering Reports required to be delivered by the Borrower pursuant to Section 8.12(a) in a timely and complete manner, then on the April 15th or October 15th, as applicable, following such notice, or (B) if the Administrative Agent shall not have received the Engineering Reports required to be delivered by the Borrower pursuant to Section 8.12(a) in a timely and complete manner, then on the Business Day next succeeding delivery of such notice; and

(ii) in the case of an Interim Redetermination, on the Business Day next succeeding delivery of such notice.

Such amount shall then become the Borrowing Base until the next Scheduled Redetermination Date, the next Interim Redetermination Date or the next adjustment to the Borrowing Base under Section 2.07(e), Section 2.07(f), Section 2.07(g), Section 2.07(h), or Section 8.13(c), whichever occurs first. Notwithstanding the foregoing, no Scheduled Redetermination or Interim Redetermination shall become effective until the New Borrowing Base Notice related thereto is received by the Borrower.

(e) Reduction of Borrowing Base Upon Disposition of Borrowing Base Properties and/or Termination of Hedge Positions. If the Borrower or any Subsidiary (i) Disposes of any Borrowing Base Property or Equity Interests in any Subsidiaries owning Borrowing Base Properties or (ii) shall terminate or create any off-setting positions in respect of any hedge positions (whether evidenced by a floor, put or Swap Agreement) upon which the Lenders relied in determining the Borrowing Base (other than any Swap Agreement that is replaced simultaneously with a new Swap Agreement having equivalent Swap Agreement PV (as reasonably determined by the Administrative Agent)), and the fair market value of such Borrowing Base Property or the fair market value of the Equity Interests in Subsidiaries owning Borrowing Base Properties, or the Swap Agreement PV of such Liquidated Swap Agreement, in each case, when aggregated with the sum of (x) the fair market value (calculated at the time of such Disposition) of all Borrowing Base Properties and the fair market value of the Equity Interests in Subsidiaries owning Borrowing Base Properties Disposed of since the most recent Scheduled Redetermination Date and (y) the aggregate Swap Agreement PV of all commodity hedge positions terminated and/or offset together with the aggregate fair market value (calculated at the time of disposition) of all Oil and Gas Properties disposed of, in each case, since the last Scheduled Redetermination Date (other than any Swap Agreement that is replaced simultaneously with a new Swap Agreement having equivalent Swap Agreement PV (as reasonably determined by the Administrative Agent)), exceeds 5% of the then-effective Borrowing Base, then, the Borrowing Base shall be contemporaneously reduced in an amount equal to the value assigned such Borrowing Base Property in the most recently delivered Reserve Report (as reasonably determined by the Administrative Agent and approved by the Required Lenders) or equal to the Swap Agreement PV of such terminated or cancelled hedge positions, as the case may be.

(f) Redetermination of Borrowing Base With Respect to Certain Escrow Funds. Upon the release of cash escrow funds securing bonds and other arrangements in place for plugging and abandonment liabilities of the Borrower and its Subsidiaries without a corresponding reduction in the plugging and abandonment liabilities of the Borrower and its Subsidiaries in excess of $20,000,000 in the aggregate (and net of any additional collateral deposit requirements imposed upon Borrower for substitute or replacement bonds), between Scheduled Redeterminations, all of the Lenders or the Required Lenders, as applicable, in their sole discretion, shall have the right to redetermine the Borrowing Base without such redetermination constituting an Interim Redetermination.

(g) Redetermination of Borrowing Base in Connection With a Permitted Acquisition. With respect to any Permitted Acquisition, at the request of the Required Lenders in their sole discretion, the Lenders shall have the right to redetermine the Borrowing Base as provided in this Section 2.07 without such redetermination constituting an Interim Redetermination.

(h) Redetermination of Borrowing Base in Connection with Additional Second Lien Loans or Junior Debt. The Borrowing Base shall automatically be reduced by $0.25 per $1.00 of the aggregate amount of Second Lien Loans, other junior Debt or senior unsecured loans, in each case, issued in excess of $225,000,000 in the aggregate for all such Debt.

Section 2.08. Letters of Credit.

(a) General. Subject to the terms and conditions set forth herein, the Borrower may request the issuance of dollar denominated Letters of Credit for its own account or for the account of any of its Subsidiaries, in a form reasonably acceptable to the Issuing Bank, at any time and from time to time during the Availability Period; provided that the Borrower may not request the issuance, amendment, renewal or extension of Letters of Credit hereunder if a Borrowing Base Deficiency exists at such time or would exist as a result thereof. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank) to the Issuing Bank and the Administrative Agent (not less than three (3) Business Days in advance of the requested date of issuance, amendment, renewal or extension) a notice:

(i) requesting the issuance of a Letter of Credit or identifying the Letter of Credit to be amended, renewed or extended;

(ii) specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day);

(iii) specifying the date on which such Letter of Credit is to expire (which shall comply with Section 2.08(c));

(iv) specifying the amount of such Letter of Credit;

(v) specifying the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit; and

(vi) specifying the amount of the then effective Borrowing Base, the then effective Aggregate Elected Commitments and whether a Borrowing Base Deficiency exists at such time, the current total Revolving Credit Exposures (without regard to the requested Letter of Credit or the requested amendment, renewal or extension of an outstanding Letter of Credit) and the pro forma total Revolving Credit Exposures (giving effect to the requested Letter of Credit or the requested amendment, renewal or extension of an outstanding Letter of Credit).

Each notice shall constitute a representation that after giving effect to the requested issuance, amendment, renewal or extension, as applicable, (i) the LC Exposure shall not exceed the LC Commitment and (ii) the total Revolving Credit Exposures shall not exceed the total Commitments (i.e. the lesser of the Aggregate Maximum Credit Amounts, the then effective Borrowing Base, and the then effective Aggregate Elected Commitments).

If requested by the Issuing Bank, the Borrower also shall submit a letter of credit application on the Issuing Bank’s standard form in connection with any request for a Letter of Credit.

(c) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date eighteen months after the date of issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, eighteen months after such renewal or extension) and (ii) the date that is five Business Days prior to the Maturity Date; provided, however, that any Letter of Credit may provide for the renewal thereof for additional eighteen-month periods (which shall in no event extend beyond the date referred to in clause (ii) above).

(d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the Lenders, the Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by the Issuing Bank and not reimbursed by the Borrower on the date due as provided in Section 2.08(e), or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this Section 2.08(d) in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default, the existence of a Borrowing Base Deficiency or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e) Reimbursement. If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 12:00 noon, Houston time, on the date that such LC Disbursement is made, if the Borrower shall have received notice of such LC Disbursement prior to 10:00 a.m., Houston time, on such date, or, if such notice has not been received by the Borrower prior to such time on such date, then not later than 12:00 noon, Houston time, on (i) the Business Day that the Borrower receives such notice, if such notice is received prior to 10:00 a.m., Houston time, on the day of receipt, or (ii) the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time on the day of receipt; provided that if such LC Disbursement is not less than $500,000, the Borrower shall, subject to the conditions to Borrowing set forth herein, be deemed to have requested, and the Borrower does hereby request under such circumstances, that such payment be financed with an ABR Borrowing in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Borrowing. If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.05 with respect to Loans made by such Lender (and Section 2.05 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Issuing Bank the amounts so received by it from the Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this Section 2.08(e), the Administrative Agent shall distribute such payment to the Issuing Bank or, to the extent that Lenders have made payments pursuant to this Section 2.08(e) to reimburse the Issuing Bank, then to such Lenders and the Issuing Bank as their interests may appear. Any payment made by a Lender pursuant to this Section 2.08(e) to reimburse the Issuing Bank for any LC Disbursement (other than the funding of ABR Loans as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

(f) Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in Section 2.08(e) shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit, any Letter of Credit Agreement or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit or any Letter of Credit Agreement, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.08(f), constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. Neither the Administrative Agent, the Lenders nor the Issuing Bank, nor any of their

Related Parties shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised all requisite care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g) Disbursement Procedures. The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by telecopy) of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Issuing Bank and the Lenders with respect to any such LC Disbursement.

(h) Interim Interest. If the Issuing Bank shall make any LC Disbursement, then, until the Borrower shall have reimbursed the Issuing Bank for such LC Disbursement (either with its own funds or a Borrowing under Section 2.08(e)), the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Loans. Interest accrued pursuant to this Section 2.08(h) shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to Section 2.08(e) to reimburse the Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i) Replacement of the Issuing Bank. The Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of the Issuing Bank. At the time any such replacement becomes effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 3.05(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of the Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(j) Cash Collateralization. If any Event of Default shall occur and be continuing at any time there exists any LC Exposure and the Borrower receives notice from the Administrative Agent or the Majority Lenders demanding the deposit of cash collateral pursuant to this Section 2.08(j), then the Borrower shall deposit, in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in cash equal to the LC Exposure. If the Borrower is required to pay to the Administrative Agent the excess attributable to an LC Exposure in connection with any prepayment pursuant to Section 3.04(c), the Borrower shall deposit in such an account an amount equal to the amount of such excess as provided in Section 3.04(c), as of such date plus any accrued and unpaid interest thereon. The obligation to deposit such cash collateral pursuant to the two preceding sentences shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower or any Subsidiary described in Section 10.01(h) or Section 10.01(i). The Borrower hereby grants to the Administrative Agent, for the benefit of the Issuing Bank and the Lenders, an exclusive first priority and continuing perfected security interest in and Lien on such account and all cash, checks, drafts, certificates and instruments, if any, from time to time deposited or held in such account, all deposits or wire transfers made thereto, any and all investments purchased with funds deposited in such account, all interest, dividends, cash, instruments, financial assets and other Property from time to time received, receivable or otherwise payable in respect of, or in exchange for, any or all of the foregoing, and all proceeds, products, accessions, rents, profits, income and benefits therefrom, and any substitutions and replacements therefor. The Borrower’s obligation to deposit amounts pursuant to this Section 2.08(j) shall be absolute and unconditional, without regard to whether any beneficiary of any such Letter of Credit has attempted to draw down all or a portion of such amount under the terms of a Letter of Credit, and, to the fullest extent permitted by applicable law, shall not be subject to any defense or be affected by a right of set-off, counterclaim or recoupment which the Borrower or any of its Subsidiaries may now or hereafter have against any such beneficiary, the Issuing Bank, the Administrative Agent, the Lenders or any other Person for any reason whatsoever. Such account shall be held as collateral securing the payment and performance of the Borrower’s and the Guarantor’s obligations under this Agreement and the other Loan Documents. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated, be applied to satisfy other obligations of the Borrower and the Guarantors under this Agreement or the other Loan Documents. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, and the Borrower is not otherwise required to pay to the Administrative Agent the excess attributable to an LC Exposure in connection with any prepayment pursuant to Section 3.04(c), then such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived.

ARTICLE III

PAYMENTS OF PRINCIPAL AND INTEREST; PREPAYMENTS; FEES

Section 3.01. Repayment of Loans. The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Loan on the Termination Date.

Section 3.02. Interest.

(a) ABR Loans. The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Margin, but in no event to exceed the Highest Lawful Rate.

(b) Eurodollar Loans. The Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin, but in no event to exceed the Highest Lawful Rate.

(c) Post-Default Rate and Borrowing Base Deficiency Rate. Notwithstanding the foregoing, (i) if an Event of Default (other than an Event of Default pursuant to Section 10.01(h) or (i)) has occurred and is continuing, and the Required Lenders so elect or if any Event of Default pursuant to Section 10.01 (h) or (i) is continuing, then any overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to two percent (2%) plus the applicable rate, but in no event to exceed the Highest Lawful Rate and (ii) if a Borrowing Base Deficiency exists and the Borrower elects (or is deemed to elect) to eliminate all or a portion of such Borrowing Base Deficiency pursuant to Section 3.04(c)(ii)(B), then any Borrowing Base Deficiency shall bear interest, after as well as before judgment, at a rate per annum equal to one percent (1%) plus the applicable rate, but in no event to exceed the Highest Lawful Rate.

(d) Interest Payment Dates. Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and on the Termination Date; provided that (i) interest accrued pursuant to Section 3.02(c) shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than an optional prepayment of an ABR Loan prior to the Termination Date), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment, and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e) Interest Rate Computations. All interest hereunder shall be computed on the basis of a year of 360 days, unless such computation would exceed the Highest Lawful Rate, in which case interest shall be computed on the basis of a year of 365 days (or 366 days in a leap year), except that interest computed by reference to the Alternate Base Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error, and be binding upon the parties hereto.

Section 3.03. Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate for such Interest Period; or

(b) the Administrative Agent is advised by the Majority Lenders that the Adjusted LIBO Rate or LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective, and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made either as an ABR Borrowing or at an alternate rate of interest determined by the Majority Lenders as their cost of funds.

Section 3.04. Prepayments.

(a) Optional Prepayments. The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with Section 3.04(b).

(b) Notice and Terms of Optional Prepayment. The Borrower shall notify the Administrative Agent by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 12:00 noon, Houston time, three Business Days before the date of prepayment, or (ii) in the case of prepayment of an ABR Borrowing, not later than 12:00 noon, Houston time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the Borrowing to be prepaid, the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.06(b)(ii), then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.06(b)(ii). Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 3.02.

(c) Mandatory Prepayments.

(i) If, after giving effect to any termination or reduction of (A) the Aggregate Maximum Credit Amounts pursuant to Section 2.06(b) or (B) the Aggregate Elected Commitments pursuant to Section 2.06(c), the total Revolving Credit Exposures exceeds the total Commitments, then the Borrower shall (1) prepay the Borrowings on the date of such termination or reduction in an aggregate principal amount equal to such excess, and (2) if any excess remains after prepaying all of the Borrowings as a result of an LC Exposure, pay to the Administrative Agent on behalf of the Lenders an amount equal to such excess to be held as cash collateral as provided in Section 2.08(j).

(ii) Upon any redetermination of the Borrowing Base pursuant to Section 2.07(b) or adjustment to the amount of the Borrowing Base in accordance with Section 8.13(c), if the aggregate Revolving Credit Exposures of all Lenders exceeds the redetermined or adjusted Borrowing Base, then the Borrower shall, within 5 Business Days after its receipt of a New Borrowing Base Notice inform the Administrative Agent of the Borrower’s election to: (A) within 30 days following its receipt of such New Borrowing Base Notice (1) prepay the Loans in an aggregate principal amount equal to such excess and (2) if any excess remains after prepaying all of the Loans as a result of any Letter of Credit Exposure, cash collateralize such excess as provided in Section 2.08(j) (provided that all payments required to be made pursuant to this Section 3.04(c) must be made on or prior to the Termination Date), (B) prepay the Loans in three equal consecutive monthly installments, commencing on the 30th day following its receipt of such New Borrowing Base Notice with each payment being equal to 1/3rd of the aggregate principal amount of such excess, and each subsequent installment being due and payable on the same day in each of the two subsequent calendar months (provided that all payments required to be made pursuant to this Section 3.04(c) must be made on or prior to the Termination Date), (C) within 30 days following its receipt of such New Borrowing Base Notice, provide additional collateral in the form of additional Oil and Gas Properties not evaluated in the most recently delivered Reserve Report or other collateral acceptable to the Administrative Agent having a Borrowing Base value (as proposed by the Administrative Agent and approved by the Required Lenders) sufficient, after giving effect to any other actions taken pursuant to this Section 3.04(c) to eliminate any such excess or (D) undertake a combination of clauses (A), (B) and (C). If, because of Letter of Credit Exposure, a Borrowing Base Deficiency remains after prepaying all of the Loans, the Borrower shall cash collateralize such remaining Borrowing Base Deficiency as provided in Section 2.08(j).

(iii) Upon any adjustments to the Borrowing Base pursuant to Section 2.07(e), Section 2.07(f), Section 2.07(g), or Section 2.07(h), if the total Revolving Credit Exposures exceeds the Borrowing Base as adjusted, then the Borrower shall (A) prepay the Borrowings in an aggregate principal amount equal to such excess, and (B) if any excess remains after prepaying all of the Borrowings as a result of an LC Exposure, pay to the Administrative Agent on behalf of the Lenders an amount equal to such excess to be held as cash collateral as provided in Section 2.08(j). The Borrower shall be obligated to make such prepayment and/or deposit of cash collateral on the date it or any Subsidiary receives cash proceeds as a result of such Disposition, termination of a Swap Agreement, issuance of additional funded Debt or disposition; provided that all payments required to be made pursuant to this Section 3.04(c) must be made on or prior to the Termination Date.

(iv) If, for any period of two consecutive Business Days, (A) there are any outstanding Borrowings or LC Exposure and (B) the Consolidated Cash Balance exceeds the Consolidated Cash Balance Prepayment Threshold (the amount of such excess, “Excess Cash”) as of the end of each such Business Day, then the Borrower shall, on the next Business Day after such two consecutive Business Day period, (1) prepay the Borrowings in an aggregate principal amount equal to the Excess Cash, and (2) if after prepaying all of the Borrowings there is any LC Exposure and Excess Cash, pay to the Administrative Agent on behalf of the Lenders an amount equal to the remaining amount of Excess Cash to be held as cash collateral as provided in Section 2.08(j); provided that all payments required to be made pursuant to this Section 3.04(c)(iv) must be made on or prior to the Termination Date. To the extent that there are funds on deposit in, or credited to, any deposit account or other account maintained with the Administrative Agent (or any Affiliate thereof) or any Lender (or any Affiliate thereof) on any date that the Borrower is required to prepay Loans (and/or cash collateralize LC Exposure, as applicable) pursuant to this Section 3.04(c)(iv), the Borrower hereby irrevocably authorizes and instructs the Administrative Agent or such Lender to apply such funds to the prepayment of Loans (and/or cash collateralization of LC Exposure, as applicable).

(v) Without limitation of any other restrictions on each of the Parent, the Borrower or any Subsidiary contained herein (including the prohibition on making any such Redemption), if the Parent, the Borrower or any Subsidiary is required to make a mandatory Redemption of, or is required to make an offer to Redeem or prepay, any Second Lien Loans pursuant to the terms of the Second Lien Term Loan Documents or any Permitted Refinancing Debt in respect thereof pursuant to the terms of the Permitted Refinancing Documents, in each case as a result of any event or circumstance (including a Change in Control or the Disposition of any Property), then, whether or not a Borrowing Base Deficiency exists at such time, the Borrower shall prepay the Borrowings (and if any excess remains after prepaying Borrowings as a result of an LC Exposure, cash collateralize such excess as provided in Section 2.08(j)), together with accrued and unpaid interest thereon, in an amount equal to the lesser of (A) 100% of the outstanding principal amount of Second Lien Loans required to be Redeemed (with respect to any such Redemption in connection with a Disposition, after giving effect to any reinvestment rights set forth in the Second Lien Term Loan Documents or the Permitted Refinancing Documents, as applicable) and (B) the outstanding principal amount of the Loans on the date of such payment, and such payment (and/or cash collateralization, as applicable) shall be due one Business Day prior to the date on which the Parent, the Borrower, or such Subsidiary would be required to make such Redemption pursuant to the terms of the Second Lien Term Loan Documents or the Permitted Refinancing Documents, as applicable.

(vi) Each prepayment of Borrowings pursuant to this Section 3.04(c) shall be applied, first, ratably to any ABR Borrowings then outstanding, and, second, to any Eurodollar Borrowings then outstanding, and if more than one Eurodollar Borrowing is then outstanding, to each such Eurodollar Borrowing in order of priority beginning with the Eurodollar Borrowing with the least number of days remaining in the Interest Period applicable thereto and ending with the Eurodollar Borrowing with the most number of days remaining in the Interest Period applicable thereto.

(vii) Each prepayment of Borrowings pursuant to this Section 3.04(c) shall be applied ratably to the Loans included in the prepaid Borrowings. Prepayments pursuant to this Section 3.04(c) shall be accompanied by accrued interest to the extent required by Section 3.02.

(d) No Premium or Penalty. Prepayments permitted or required under this Section 3.04 shall be without premium or penalty, except as required under Section 5.02.

Section 3.05. Fees.

(a) Commitment Fees. The Borrower agrees to pay to the Administrative Agent for the account of each Lender (other than a Defaulting Lender to the extent set forth in Section 4.05) a commitment fee, which shall accrue at a rate per annum of 0.50% on the average daily amount of the unused amount of the Commitment of such Lender during the period from and including the Effective Date to but excluding the Termination Date. Accrued commitment fees shall be payable in arrears on the last day of March, June, September and December of each year and on the Termination Date, commencing on the first such date to occur after the Effective Date. All commitment fees shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b) Letter of Credit Fees. The Borrower agrees to pay (i) to the Administrative Agent for the account of each Lender (other than a Defaulting Lender to the extent set forth in Section 4.05) a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Margin used to determine the interest rate applicable to Eurodollar Loans on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements which has been funded by such Lender) during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Commitment terminates and the date on which such Lender ceases to have any LC Exposure, (ii) to the Issuing Bank a fronting fee, which shall accrue at the greater of (x) $500 and (y) the rate of 0.25% per annum on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date of termination of the Commitments and the date on which there ceases to be any LC Exposure, and (iii) to the Issuing Bank, for its own account, its standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the Termination Date and any such fees accruing after the Termination Date shall be payable on demand. Any other fees payable to the Issuing Bank pursuant to this Section 3.05(a) shall be payable within 10 days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c) Administrative Agent Fees. The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.

(d) Borrowing Base Increase Fees. The Borrower agrees to pay to the Administrative Agent, for the account of each Lender then party to this Agreement, ratably in accordance with its Applicable Percentage, a Borrowing Base increase fee to be agreed by the Lenders and the Borrower on the occasion of any increase of the Borrowing Base, payable on the effective date of any such increase to the Borrowing Base.

ARTICLE IV

PAYMENTS; PRO RATA TREATMENT; SHARING OF SET-OFFS

Section 4.01. Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a) Payments by the Borrower. The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 5.01, Section 5.02, Section 5.03 or otherwise) prior to 12:00 noon, Houston time, on the date when due, in immediately available funds and, subject to Section 5.03, without defense, deduction, recoupment, set-off or counterclaim. Fees, once paid, shall be fully earned and shall not be refundable under any circumstances. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices specified in Section 12.01, except payments to be made directly to the Issuing Bank as expressly provided herein and except that payments pursuant to Section 5.01, Section 5.02, Section 5.03 and Section 12.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in dollars.

(b) Application of Insufficient Payments. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(c) Sharing of Payments by Lenders. If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC

Disbursements and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this Section 4.01(c) shall not be construed to apply to any payment made by the Parent or the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Parent or the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this Section 4.01(c) shall apply). Each of the Parent and the Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Parent or the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Parent or the Borrower in the amount of such participation.

Section 4.02. Presumption of Payment by the Borrower. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

Section 4.03. Certain Deductions by the Administrative Agent. If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.05(a), Section 2.08(d), Section 2.08(e) or Section 4.02 then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid. If at any time prior to the acceleration or maturity of the Loans, the Administrative Agent shall receive any payment in respect of principal of a Loan or a reimbursement of an LC Disbursement while one or more Defaulting Lenders shall be party to this Agreement, the Administrative Agent shall apply such payment first to the Borrowing(s) for which such Defaulting Lender(s) shall have failed to fund its pro rata share until such time as such Borrowing(s) are paid in full or each Lender (including each Defaulting Lender) is owed its Applicable Percentage of all Loans then outstanding. After acceleration or maturity of the Loans, all principal will be paid ratably as provided in Section 10.02(c).

Section 4.04. Disposition of Proceeds. The Security Instruments contain an assignment by the Borrower and/or the Guarantors unto and in favor of the Administrative Agent for the benefit of the Lenders of all of the Borrower’s or each Guarantor’s interest in and to production and all proceeds attributable thereto which may be produced from or allocated to the Mortgaged Property. The Security Instruments further provide in general for the application of such proceeds to the satisfaction of the Secured Obligations and other obligations described therein and secured thereby. Notwithstanding the assignment contained in such Security Instruments, until the occurrence of an Event of Default, (a) the Administrative Agent and the Lenders agree that they will neither notify the purchaser or purchasers of such production nor take any other action to cause such proceeds to be remitted to the Administrative Agent or the Lenders, but the Lenders will instead permit such proceeds to be paid to the Borrower and its Subsidiaries, and (b) the Lenders hereby authorize the Administrative Agent to take such actions as may be necessary to cause such proceeds to be paid to the Borrower and/or such Subsidiaries.

Section 4.05. Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) commitment fees shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender pursuant to Section 3.05(a);

(b) the Commitment of such Defaulting Lender shall not be included in determining whether all Lenders, the Majority Lenders or the Required Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 12.02 or any redetermination of the Borrowing Base), provided that any waiver, amendment or modification that (i) reduces the amount of principal of or the rate at which interest is payable on the Loans, (ii) increases the Defaulting Lender’s Commitment or (iii) extends the dates fixed for payments of principal or interest on the Loans shall require the approval or consent of such Defaulting Lender;

(c) if any LC Exposure exists at the time a Lender becomes a Defaulting Lender then:

(i) all or any part of the LC Exposure of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders in accordance with their respective Applicable Percentages and this obligation to reallocate shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to reallocation that any non-Defaulting Lender may have or have had against the Issuing Bank, the Borrower, any Guarantor or any other Lender (including the Defaulting Lender); provided that such LC Exposure shall be reallocated among the non-Defaulting Lenders only to the extent that (x) the sum of all non-Defaulting Lenders’ Loans and all non-Defaulting Lenders’ LC Exposure plus such Defaulting Lender’s LC Exposure does not exceed the total of all non-Defaulting Lenders’ Commitments, (y) the sum of each non-Defaulting Lender’s Loans and such non-Defaulting Lender’s LC Exposure plus its reallocated share of such Defaulting Lender’s LC Exposure does not exceed such non-Defaulting Lender’s Commitment and (z) the conditions set forth in Section 6.02 are satisfied at such time;

(ii) if the reallocation described in clause (i) cannot, or can only partially, be effected, the Borrower shall, within one Business Day following notice by the Administrative Agent, cash collateralize such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (i)) in accordance with procedures set forth in Section 2.08(j) for so long as such LC Exposure are outstanding;

(iii) if the Borrower cash collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to this Section 4.05(c), the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 3.05(b) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized;

(iv) if the LC Exposure of the Defaulting Lenders is reallocated pursuant to Section 4.05(c), then the fees payable to the Lenders pursuant to Section 3.05(b) shall be adjusted in accordance with such non-Defaulting Lenders’ Applicable Percentages; and

(v) to the extent that any Defaulting Lender’s LC Exposure is neither cash collateralized nor reallocated pursuant to Section 4.05(c), then, without prejudice to any rights or remedies of the Issuing Bank or any Lender hereunder, the portion of Letter of Credit fees payable under Section 3.05(b) corresponding to such Defaulting Lender’s LC Exposure that are neither so cash collateralized nor reallocated shall be payable to the Issuing Bank until such LC Exposure is cash collateralized and/or reallocated;

(d) so long as any Lender is a Defaulting Lender, the Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure will be 100% covered by the Commitments of the non-Defaulting Lenders and/or cash collateral that will be provided by the Borrower in accordance with Section 4.05(c), and participating interests in any such newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 4.05(c)(i) (and Defaulting Lenders shall not participate therein); and

(e) any amount payable to such Defaulting Lender hereunder (whether on account of principal, interest, fees or otherwise and including any amount that would otherwise be payable to such Defaulting Lender) shall, to the extent permitted by applicable law, in lieu of being distributed to such Defaulting Lender, be retained by the Administrative Agent in a segregated account and, subject to any applicable requirements of law, be applied at such time or times as may be determined by the Administrative Agent (i) first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; (ii) second, to the payment of any amounts owing by such Defaulting Lender to the Issuing Bank hereunder, (iii) third, to the funding of any Loan or the funding or cash collateralization of any participating interest in any Letter of Credit in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, (iv) fourth, if so determined by the Administrative Agent and the Borrower, held in such account as cash collateral for future funding obligations of the Defaulting Lender under this Agreement, (v) fifth, pro rata, to the payment of any amounts owing to the

Borrower or the Lenders as a result of any judgment of a court of competent jurisdiction obtained by the Borrower or any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement and (vi) sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if such payment is (x) a prepayment of the principal amount of any Loans or reimbursement obligations in respect of Letter of Credit Disbursements of which a Defaulting Lender has funded its participation obligations and (y) made at a time when the conditions set forth in Section 4.02 are satisfied, such payment shall be applied solely to prepay the Loans of, and reimbursement obligations owed to, all non-Defaulting Lenders pro rata prior to being applied to the prepayment of any Loans, or reimbursements obligations owed to, any Defaulting Lender.

ARTICLE V

INCREASED COSTS; BREAK FUNDING PAYMENTS; TAXES; ILLEGALITY

Section 5.01. Increased Costs.

(a) Eurodollar Changes in Law. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate);

(ii) impose on any Lender or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender; or

(iii) subject any recipient of any payment hereunder to any Taxes on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to reduce the amount of any sum received or receivable by such Lender (whether of principal, interest or otherwise, but not including Excluded Taxes, Indemnified Taxes or Other Taxes), then the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b) Capital and Liquidity Requirements. If any Lender or the Issuing Bank determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or liquidity or on the capital or liquidity of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy or liquidity), then from time to time the Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered.

(c) Certificates. A certificate of a Lender or the Issuing Bank setting forth in reasonable detail the basis for, and a calculation of, the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in Section 5.01(a) or (b) shall be delivered to the Borrower and shall be presumptively correct. Within 10 days after receipt thereof, the Borrower shall either (i) pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate, or (ii) notify such payee in writing that the Borrower disputes the amount shown as due. If, after receiving such written notice, such payee disagrees with the Borrower as to the amount owed, the Borrower and such payee will meet in good faith to discuss the basis for, and calculation of, the amount, and the Borrower’s basis for disputing such amount. If, after an additional 10 days following such good faith meeting, the Borrower and payee are unable to agree upon the amount owed, both parties will submit to binding arbitration to resolve the dispute as to the amount owed.

(d) Effect of Failure or Delay in Requesting Compensation. Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section 5.01 shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section 5.01 for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or the Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 5.02. Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan into an ABR Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto, or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 5.04(a), then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event (exclusive of any lost profits or opportunity costs). In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section 5.02 shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

Section 5.03. Taxes.

(a) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower or any Guarantor under any Loan Document shall be made free and clear of and without deduction for any Taxes; provided that if the Borrower or any Guarantor shall be required to deduct any Taxes from such payments, as determined in good faith by the Borrower or the Administrative Agent, as applicable, then (i) if such Taxes are Indemnified Taxes, the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 5.03(a)), the Administrative Agent, Lender or Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower or such Guarantor shall make such deductions and (iii) the Borrower or such Guarantor shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) Payment of Other Taxes by the Borrower. The Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for payment of such Other Taxes.

(c) Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent, each Lender and the Issuing Bank, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes paid by the Administrative Agent, such Lender or the Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 5.03) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided that the Borrower shall not be required to indemnify the Administrative Agent, any Lender or the Issuing Bank for any amounts under this Section 5.03(c) to the extent that such Person fails to notify the Borrower of its intent to make a claim for indemnification under this Section 5.03(c) within twelve months after a claim is asserted against such Person by the relevant Governmental Authority. A certificate of the Administrative Agent, a Lender or the Issuing Bank as to the amount of such payment or liability under this Section 5.03 shall be delivered to the Borrower and shall be conclusive absent manifest error.

(d) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower or a Guarantor to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Status of Lenders.

(i) Any Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement or any other Loan Document shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 5.03(e)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person:

(A)

any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)

any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1)

in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN or IRS

Form W-8BEN-E, as the case may be, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E, as the case may be, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty:

(2)	executed originals of IRS Form W-8ECI;

(3)

in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit G-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10-percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E, as the case may be; or

(4)

to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E, as the case may be, a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-2 or Exhibit G-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-4 on behalf of each such direct and indirect partner;

(C)

any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign

Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)

if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the Effective Date.

(iii) Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(f) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 30 days after demand therefor, for (i) any Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Taxes and without limiting the obligation of the Borrower to do so) and (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 12.04(c) relating to the maintenance of a Participant Register, in either case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this Section 5.03(f).

(g) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 5.03 (including by the payment of additional amounts pursuant to this Section 5.03), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 5.03 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes imposed with respect to such refund) of such indemnified party incurred in connection with such refund and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

Section 5.04. Mitigation Obligations; Replacement of Lenders.

(a) Designation of Different Lending Office. If any Lender requests compensation under Section 5.01, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 5.03, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 5.01 or Section 5.03, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender solely as a result of any such designation or assignment.

(b) Replacement of Lenders. If (i) any Lender requests compensation under Section 5.01, (ii) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 5.03, (iii) any Lender becomes a Defaulting Lender, (iv) any Lender has asserted that any adoption or change of the type described in Section 5.05 has occurred, or (v) any Lender fails to approve an amendment, waiver or other modification to this Agreement that requires (I) the vote of all Lenders and at least the Required Lenders have approved such amendment, waiver or other modification, or (II) the vote of the Required Lenders and at least the Majority Lenders have approved such amendment, waiver or other modification, or (vi) any Lender fails to approve an increase, decrease or reaffirmation of the Borrowing Base and at least the Required Lenders have approved such increase, decrease or reaffirmation, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 12.04(a)), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) if such assignee is not a Lender the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 5.01 or payments required to be made pursuant to Section 5.03, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

Section 5.05. Illegality. Notwithstanding any other provision of this Agreement, in the event that it becomes unlawful for any Lender or its applicable lending office to honor its obligation to make or maintain Eurodollar Loans either generally or having a particular Interest Period hereunder, then (a) such Lender shall promptly notify the Borrower and the Administrative Agent thereof and such Lender’s obligation to make such Eurodollar Loans shall be suspended (the “Affected Loans”) until such time as such Lender may again make and maintain such Eurodollar Loans and (b) all Affected Loans which would otherwise be made by such Lender shall be made instead as ABR Loans (and, if such Lender so requests by notice to the Borrower and the Administrative Agent, all Affected Loans of such Lender then outstanding shall be automatically converted into ABR Loans on the date specified by such Lender in such notice) and, to the extent that Affected Loans are so made as (or converted into) ABR Loans, all payments of principal which would otherwise be applied to such Lender’s Affected Loans shall be applied instead to its ABR Loans.

ARTICLE VI

CONDITIONS PRECEDENT

Section 6.01. Effective Date. The obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 12.02):

(a) The Administrative Agent, the Arranger and the Lenders shall have received all commitment, facility and agency fees and all other fees and amounts due and payable on or prior to the Effective Date, including, to the extent invoiced at least one day prior to the Effective Date, reimbursement or payment of all reasonable out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder.

(b) The Administrative Agent shall have received a certificate of a Responsible Officer of the Borrower and each Guarantor setting forth (i) resolutions of its board of directors or similar governing authority with respect to the authorization of the Borrower or such Guarantor to execute and deliver the Loan Documents to which it is a party and to enter into the transactions contemplated in those documents, (ii) the officers of the Borrower or such Guarantor (A) who are authorized to sign the Loan Documents to which the Borrower or such Guarantor is a party and (B) who will, until replaced by another officer or officers duly authorized for that purpose, act as its representative for the purposes of signing documents and giving notices and other communications in connection with this Agreement and the transactions contemplated hereby, (iii) specimen signatures of such authorized officers, and (iv) the articles or certificate of incorporation and bylaws (or comparable documents) of the Borrower and such Guarantor, certified as being true and complete. The Administrative Agent and the Lenders may conclusively rely on such certificate until the Administrative Agent receives notice in writing from the Borrower to the contrary.

(c) The Administrative Agent shall have received certificates of the appropriate State agencies with respect to the existence, qualification and good standing of the Borrower and each Guarantor, in its state of organization and each state in which it is qualified to do business.

(d) The Administrative Agent shall have received from each party hereto counterparts (in such number as may be requested by the Administrative Agent) of this Agreement signed on behalf of such party.

(e) The Administrative Agent shall have received duly executed Notes payable to each Lender requesting a Note prior to the Effective Date, in each case in a principal amount equal to the Maximum Credit Amount of such Lender and dated as of the Effective Date.

(f) The Administrative Agent shall have received from each party thereto duly executed counterparts (in such number as may be requested by the Administrative Agent) of the Security Instruments, including the Guaranty Agreement and the other Security Instruments described on Exhibit E. In connection with the execution and delivery of the Security Instruments, the Administrative Agent shall:

(i) be reasonably satisfied that the Security Instruments create first priority, perfected Liens (subject, in respect of priority, only to Excepted Liens identified in clauses (a) through (d), (f), (i), (k), (m) and (p) of the definition thereof, but subject to the provisos at the end of such definition) on at least 94% of the PV-10 Value as reflected in the Initial Reserve Report;

(ii) have received certificates (if any), together with undated, blank stock powers for each such certificate, representing all of the issued and outstanding Equity Interests of each of the Guarantors; and

(iii) be reasonably satisfied that all Property constituting security for the Second Lien Loans is subject to a first priority, perfected Lien in favor of the Administrative Agent under the Security Instruments (subject, in respect of priority, only to Excepted Liens identified in clauses (a) through (d), (f), (i), (k), (m) and (p) of the definition thereof, but subject to the provisos at the end of such definition).

(g) The Administrative Agent shall have received an opinion of (i) Latham & Watkins LLP, counsel to the Borrower, in form and substance reasonably satisfactory to the Administrative Agent, and (ii) local counsel in the state of Louisiana, in form and substance reasonably acceptable to the Administrative Agent. The Borrower hereby requests such firms to deliver such opinions.

(h) The Administrative Agent shall have received (i) evidence, in form and substance reasonably satisfactory to the Administrative Agent, of Environmental Financial Responsibility, and (ii) a certificate of insurance coverage of the Borrower evidencing that the Borrower is carrying insurance in accordance with Section 7.12.

(i) The Administrative Agent shall have received title information satisfactory to the Administrative Agent setting forth the status of title to at least 94% of the total value of the proved Oil and Gas Properties evaluated in the Initial Reserve Report, and the results thereof shall be acceptable to the Administrative Agent.

(j) The Administrative Agent shall be reasonably satisfied with the environmental condition of the Oil and Gas Properties of the Borrower and its Subsidiaries.

(k) The Administrative Agent shall have received a certificate of a Responsible Officer of the Borrower certifying (i) that the Borrower has received all consents and approvals required by Section 7.03 and (ii) as to the matters set forth in Section 6.02(a) and Section 6.02(b).

(l) The Administrative Agent and the Lenders shall have received (i) an audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows of the Parent as of and for the fiscal year ended December 31, 2015, (ii) unaudited consolidated balance sheets and related statements of operations, stockholders’ equity and cash flows of the Parent as of and for the fiscal quarters ending March 31, 2016, June 30, 2016, and September 30, 2016, the six-month period ended June 30, 2016, and the nine month period ended September 30, 2016, (iii) projections of consolidated balance sheets, income statements and cash flow statements of the Parent, and (iv) the Initial Reserve Report.

(m) The Administrative Agent shall have received a certificate of a Financial Officer demonstrating that, after giving effect to the Transactions, the Borrower is in compliance on a pro forma basis with the Financial Covenants as of the Effective Date.

(n) The Administrative Agent shall have received appropriate UCC search results reflecting no prior Liens encumbering the Properties of the Borrower and the Subsidiaries or the Acquisition Properties other than those being assigned or released on or prior to the Effective Date or Liens permitted by Section 9.03, for each of the following jurisdictions: Texas, Delaware, and Louisiana and any other jurisdiction reasonably requested by the Administrative Agent.

(o) The Administrative Agent shall have received a certificate of a Responsible Officer attaching a true, correct and complete copy of (i) the Incremental Second Lien Loan Documents, each of which shall be in form and substance reasonably acceptable to the Administrative Agent, and contemporaneously with the Effective Date, the Borrower shall have received proceeds thereunder (net of any original issue discount or expenses) not in excess of $75,000,000 and (ii) the Effective Date Preferred Equity Documents, each of which shall be in form and substance reasonably acceptable to the Administrative Agent, and contemporaneously with the Effective Date, the Borrower shall have received proceeds thereunder (net of any expense) of at least $110,000,000; provided that the Borrower shall have received, contemporaneous with the Effective Date, aggregate proceeds (net of any original issue discount or expenses) of not less than $185,000,000 from the issuance of the Incremental Second Lien Loans and the Effective Date Preferred Equity.

(p) The Administrative Agent shall be reasonably satisfied that after giving pro forma effect to the Transactions and the funding of the initial Loans hereunder, the Borrower has Availability under this Agreement of not less than $40,000,000.

(q) The Administrative Agent and the Lenders shall have received from the Borrower all documentation and other information required under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act, requested in writing at least 7 Business Days prior to the Effective Date.

(r) The Administrative Agent shall have received (i) a certificate of a Responsible Officer of the Borrower certifying: (A) that the Borrower is concurrently consummating the Acquisition in accordance with the terms of the Acquisition Documents and acquiring substantially all of the Properties contemplated by the Acquisition Documents; (B) as to any Acquisition Properties evaluated in the Initial Reserve Report but which have been excluded from the Acquisition pursuant to the terms of the Acquisition Documents, specifying with respect thereto the basis of exclusion as (1) title defect, (2) preferential purchase right or consent right, (3) environmental or casualty loss or (4) other permitted basis for exclusion; (ii) a true and complete executed copy of each material Acquisition Document; and (iii) such other related documents and information as the Administrative Agent shall have reasonably requested.

The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding.

Notwithstanding the foregoing, the obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 12.02) at or prior to 1:00 p.m., Houston, Texas time, on December 30, 2016 (and, in the event such conditions are not so satisfied, extended or waived, the Commitments shall terminate at such time). For purposes of determining compliance with the conditions specified in this Section 6.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received written notice from such Lender prior to the proposed Effective Date specifying its objection thereto.

Section 6.02. Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing (excluding on the Effective Date, and any Loan made pursuant to Section 2.08(e)), and of the Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:

(a) At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default or Event of Default shall have occurred and be continuing.

(b) The representations and warranties of the Borrower and the Guarantors set forth in this Agreement and in the other Loan Documents shall be true and correct in all material respects (unless such representation and warranty is already qualified by materiality, in which case such representation or warranty shall simply be true and correct) on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, except to the extent any such representations and warranties are expressly limited to an earlier date, in which case, on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, such representations and warranties shall continue to be true and correct as aforesaid as of such specified earlier date.

(c) Immediately after giving effect to such Borrowing and the use of the proceeds thereof, the Consolidated Cash Balance shall not exceed the Consolidated Cash Balance Borrowing Threshold.

(d) The receipt by the Administrative Agent of a Borrowing Request in accordance with Section 2.03 or a request for a Letter of Credit in accordance with Section 2.08(b), as applicable.

(e) Each request for a Borrowing and each request for the issuance, amendment, renewal or extension of any Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in Section 6.02(a), (b) and (c).

ARTICLE VII

REPRESENTATIONS AND WARRANTIES

Each of Parent and the Borrower represents and warrants to the Lenders that:

Section 7.01. Organization; Powers. Each of the Parent, the Borrower and the Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority, and has all material governmental licenses, authorizations, consents and approvals necessary, to own its material assets and to carry on its business as now conducted, and is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except where failure to have such power, authority, licenses, authorizations, consents, approvals and qualifications could not reasonably be expected to have a Material Adverse Effect.

Section 7.02. Authority; Enforceability. The Transactions are within the Borrower’s and each Guarantor’s corporate, partnership or limited liability company powers and have been duly authorized by all necessary corporate, partnership or limited liability company and, if required, stockholder, partner or member action (including, without limitation, any action required to be taken by any class of directors of the Parent, the Borrower or any other Person, whether interested or disinterested, in order to ensure the due authorization of the Transactions). Each Loan Document and Acquisition Document to which the Borrower and each Guarantor is a party has been duly executed and delivered by the Borrower and such Guarantor and constitutes a legal, valid and binding obligation of the Borrower and such Guarantor, as applicable, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, fraudulent transfer or conveyance, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law, and an implied covenant of good faith and fair dealing.

Section 7.03. Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority or any other third Person (including shareholders or any class of directors, whether interested or disinterested, of the Parent, the Borrower or any other Person), nor is any such consent, approval, registration, filing or other action necessary for the validity or enforceability of any Loan Document or the consummation of the transactions contemplated thereby and the Transactions, except such as have been obtained or made and are in full force and effect other than (i) the recording or filing of the Security Instruments and related financing statements as required by this Agreement, (ii) those third party approvals or consents which, if not made or obtained, would not cause a Default hereunder, could not reasonably be expected to have a Material Adverse Effect or do not have an adverse effect on the enforceability of the Loan Documents, (iii) those necessary to comply with Sections 8.03, 8.09 and 8.14, (iv) routine filings related to the Loan Parties and the operation of their respective businesses and (v) filings as may be necessary in connection with the exercise of remedies, (b) will not violate any applicable material law or regulation or the charter, by-laws or other organizational documents of the Parent, the Borrower or any Subsidiary or any order of any Governmental Authority, (c) will not violate or result in a default under any material indenture, agreement or other instrument binding upon the Parent, the Borrower or any Subsidiary or its Properties, or give rise to a right thereunder to require any payment to be made by the Parent, the Borrower or such Subsidiary and (d) except as contemplated by this Agreement, the Second Lien Term Loan Documents or the Permitted Refinancing Documents will not result in the creation or imposition of any Lien on any Property of the Parent, the Borrower or any Subsidiary.

Section 7.04. Financial Condition; No Material Adverse Change.

(a) The Borrower has heretofore furnished to the Lenders a pro forma balance sheet and capitalization of the Parent as of September 30, 2016 prepared after giving effect to the Transactions as if the Transactions had occurred as of such date. The pro forma balance sheet and capitalization presents fairly, in all material respects, the pro forma financial position of the Parent and its Consolidated Subsidiaries as of such date after giving effect to the Transactions.

(b) The Borrower has heretofore furnished to the Lenders the consolidated balance sheet and statements of income, stockholders equity and cash flows for the Parent, (i) as reported on by KPMG LLP, independent public accountants for the fiscal year ended December 31, 2015 and (ii) for the fiscal quarters ended March 31, 2016, June 30, 2016 and September 30, 2016, certified by the chief financial officer of the Parent. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Parent and its Consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the unaudited quarterly financial statements.

(c) Since December 31, 2015, there has been no event, development or circumstance that has had or could reasonably be expected to have a Material Adverse Effect.

(d) Neither the Parent, the Borrower nor any Subsidiary has on the Effective Date any material Debt (including Disqualified Capital Stock) or any contingent liabilities, off-balance sheet liabilities or partnerships, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments, except as referred to or reflected or provided for in the pro forma balance sheets referenced in clause (a) above.

Section 7.05. Litigation.

(a) Except as set forth on Schedule 7.05, there are no actions, suits, investigations or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any Subsidiary (i) not fully covered by insurance (except for normal deductibles) as to which there is a reasonable possibility of an adverse determination that could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, (ii) that involve any Loan Document or the Transactions or (iii) involving the Acquisition.

(b) Since the Effective Date, there has been no change in the status of the matters disclosed in Schedule 7.05 that, individually or in the aggregate, has resulted in a Material Adverse Effect.

Section 7.06. Environmental Matters. Except for such matters as set forth on Schedule 7.06 or that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect (or with respect to clause (b) below, where the failure to take such action could not reasonably be expected to have a Material Adverse Effect):

(a) The Parent, the Borrower and the Subsidiaries and each of their respective Properties and operations thereon are, and within all applicable statute of limitation periods have been, in compliance with all applicable Environmental Laws.

(b) The Parent, the Borrower and the Subsidiaries have obtained all Environmental Permits required for their respective operations and each of their Properties, with all such Environmental Permits being currently in full force and effect, and none of Parent, Borrower or the Subsidiaries has received any written notice or otherwise has knowledge that any such existing Environmental Permit will be revoked or that any application for any new Environmental Permit or renewal of any existing Environmental Permit will be protested or denied.

(c) There are no claims, demands, suits, orders, inquiries, or proceedings concerning any violation of, or any liability (including as a potentially responsible party) under, any applicable Environmental Laws that is pending or, to Parent’s or Borrower’s knowledge, threatened against the Parent, Borrower or any Subsidiary or any of their respective Properties or as a result of any operations at such Properties.

(d) There has been no Release or, to the Parent’s or the Borrower’s knowledge, threatened Release, of Hazardous Materials in violation of, or requiring notice to a Governmental Authority under, any applicable Environmental Law at, on, under or from the Parent’s, the Borrower’s or any Subsidiary’s Properties. No Remedial Work is required under applicable Environmental Laws at such Properties.

(e) Neither the Parent, the Borrower nor any Subsidiary has received any written notice asserting alleged liability or obligation under any applicable Environmental Laws with respect to the Release or threatened Release of Hazardous Materials, or the need or potential need for Remedial Work, at, under, or from any real properties offsite the Parent’s the Borrower’s or any Subsidiary’s Properties and, to the Parent’s or Borrower’s knowledge, there are no conditions or circumstances that could reasonably be expected to result in the receipt of such written notice.

(f) To Parent’s or Borrower’s knowledge, there has been no exposure of any Person or Property to any Hazardous Materials as a result of or in connection with the operations and businesses of any of the Parent’s the Borrower’s or the Subsidiaries’ Properties that could reasonably be expected to form the basis for a claim for damages or compensation.

(g) To Parent’s or Borrower’s knowledge, there has been no exposure of any Person or Property to any Hazardous Materials as a result of or in connection with the operations and businesses of any of the Parent’s the Borrower’s or the Subsidiaries’ Properties that could reasonably be expected to form the basis for a claim for damages or compensation.

(h) The Parent, the Borrower and the Subsidiaries have provided to the Lenders access to all material environmental site assessment reports, investigations and written studies (including those relating to any alleged non-compliance with or liability under Environmental Laws or Remedial Work) that are in any of the Parent’s, the Borrower’s or the Subsidiaries’ possession or control and relating to their respective Properties or operations thereon.

Section 7.07. Compliance with the Laws and Agreements; No Defaults.

(a) Each of the Parent, the Borrower and the Subsidiaries is in compliance with all Governmental Requirements applicable to it or its Property, including any rule or regulation promulgated by the Bureau of Ocean Energy Management (or any successor agency thereto) or the Bureau of Safety and Environmental Enforcement (or any successor agency thereto) applicable to the plugging and abandonment of the Borrower’s and its Subsidiaries’ Oil and Gas Properties, and all agreements and other instruments binding upon it or its Property, and possesses all licenses, permits, franchises, exemptions, approvals and other governmental authorizations necessary for the ownership of its Property and the conduct of its business, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(b) Neither the Parent, the Borrower nor any Subsidiary is in default nor has any event or circumstance occurred which, but for the expiration of any applicable grace period or the giving of notice, or both, would constitute a default, or would require the Borrower or any Subsidiary to Redeem or make any offer to Redeem, under any indenture, note, credit agreement or instrument pursuant to which any Material Indebtedness is outstanding or by which the Borrower or any Subsidiary or any of their Properties is bound where such default could reasonably be expected to result in a Material Adverse Effect.

(c) No Default has occurred and is continuing.

Section 7.08. Investment Company Act. Neither the Parent, the Borrower nor any Subsidiary is an “investment company” within the meaning of, or subject to regulation under, the Investment Company Act of 1940, as amended.

Section 7.09. Taxes. (a) Each of the Parent, the Borrower and its Subsidiaries has timely filed or caused to be filed all federal income and other material Tax returns and reports required to have been filed (or obtained extensions with respect thereto) and has paid or caused to be paid all Taxes required to have been paid by it, except (i) Taxes that are being contested in good faith by appropriate proceedings and for which the Parent, the Borrower or such Subsidiary, as applicable, has set aside on its books adequate reserves in accordance with GAAP or (ii) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect, and (b) no action to enforce any Tax Lien has been commenced.

Section 7.10. ERISA. Except as could not reasonably be expected to have a Material Adverse Effect,

(a) The Parent, the Borrower, the Subsidiaries and each ERISA Affiliate have complied with ERISA and, where applicable, the Code regarding each Plan.

(b) Each Plan is, and has been, established and maintained in compliance with its terms, ERISA and, where applicable, the Code.

(c) No act, omission or transaction has occurred which could result in imposition on the Parent, the Borrower, any Subsidiary or any ERISA Affiliate (whether directly or indirectly) of (i) either a civil penalty assessed pursuant to subsections (c), (i), (l) or (m) of section 502 of ERISA or a tax imposed pursuant to Chapter 43 of Subtitle D of the Code or (ii) breach of fiduciary duty liability damages under section 409 of ERISA.

(d) Full payment when due has been made of all amounts which the Parent, the Borrower, the Subsidiaries or any ERISA Affiliate is required under the terms of each Plan or applicable law to have paid as contributions to such Plan as of the Effective Date.

(e) Neither the Parent, the Borrower, the Subsidiaries nor any ERISA Affiliate sponsors, maintains, or contributes to an employee welfare benefit plan, as defined in section 3(1) of ERISA, including, without limitation, any such plan maintained to provide benefits to former employees of such entities, that may not be terminated by the Borrower, a Subsidiary or any ERISA Affiliate in its sole discretion at any time without any liability.

(f) Neither the Parent, the Borrower, the Subsidiaries nor any ERISA Affiliate sponsors, maintains or contributes to, or has at any time in the six-year period preceding the Effective Date sponsored, maintained or contributed to, any employee pension benefit plan, as defined in section 3(2) of ERISA, that is subject to Title IV of ERISA, section 302 of ERISA or section 412 of the Code.

Section 7.11. Disclosure; No Material Misstatements. Taken as a whole, none of the other reports, financial statements, certificates or other written information (other than projections) furnished by or on behalf of the Parent, the Borrower or any Subsidiary to the Administrative Agent or any Lender or any of their Affiliates in connection with the negotiation of this Agreement or any other Loan Document or delivered hereunder or under any other Loan Document (as modified or supplemented by other information so furnished), when furnished, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading (other than omissions that pertain to matters of a general economic nature or matters of public knowledge that generally affect any of the industry segments of the Borrower or its Subsidiaries); provided that, with respect to projected financial information, prospect information, geological and geophysical data and engineering projections the Parent and the Borrower represent only that such information was prepared in good faith based upon reasonable assumptions at the time made (it being understood that such projections are not to be viewed as fact and are subject to significant uncertainties and contingencies and that actual results may vary materially). There are no statements or conclusions in any Reserve Report which are based upon or include material misleading information or fail to take into account material information regarding the matters reported therein, it being understood that projections concerning volumes attributable to the Oil and Gas Properties of the Borrower and the Subsidiaries and production and cost estimates contained in each Reserve Report are necessarily based upon professional opinions, estimates and projections and that the Parent, the Borrower and the Subsidiaries do not warrant that such opinions, estimates and projections will ultimately prove to have been accurate.

Section 7.12. Insurance. The Parent and the Borrower have, and have caused all of its Subsidiaries to have, (a) all insurance policies sufficient for the compliance by each of them with all material Governmental Requirements and all material agreements and (b) insurance coverage in at least amounts and against such risk (including, without limitation, public liability) that are usually insured against by companies similarly situated and engaged in the same or a similar business for the assets and operations of the Parent, the Borrower and its Subsidiaries. The Administrative Agent and the Lenders have been named as additional insureds in respect of such liability insurance policies and the Administrative Agent has been named as loss payee with respect to Property loss insurance.

Section 7.13. Restriction on Liens. Neither the Parent, the Borrower nor any of the Subsidiaries is a party to any material agreement or arrangement (other than the Second Lien Term Loan Documents, the Permitted Refinancing Documents or Debt and Capital Leases creating Liens permitted by Section 9.03(c), but then only on the Property securing such Debt or subject to such Capital Lease, any accessions thereto and proceeds thereof), or is subject to any order, judgment, writ or decree, which either restricts or purports to restrict its ability to grant Liens to the Administrative Agent and the Lenders on or in respect of their Properties to secure the Secured Obligations and the Loan Documents.

Section 7.14. Subsidiaries; Foreign Operations. Except as set forth on Schedule 7.14 or as disclosed in writing to the Administrative Agent (which shall promptly furnish a copy to the Lenders), which shall be a supplement to Schedule 7.14, the Borrower has no Subsidiaries. The Borrower has no Foreign Subsidiaries and no Subsidiary owns any Oil and Gas Properties not located within the geographic boundaries of the United States of America and the outer continental shelf adjacent thereto and subject to the jurisdiction of the United States of America. Each Subsidiary on Schedule 7.14 is a Wholly-Owned Subsidiary. Unless and until the Borrower shall have complied with the requirements of Section 8.20(b), EnVen Deepwater has no material assets, does not conduct any material business and is not an obligor under any material Debt or other liabilities.

Section 7.15. Location of Business and Offices. The Borrower’s jurisdiction of organization is Delaware and the Parent’s jurisdiction of organization is Delaware; the name of the Borrower as listed in the public records of its jurisdiction of organization is Energy Ventures GoM LLC; and the organizational identification number of the Borrower in its jurisdiction of organization is 5551528; the name of the Parent as listed in the public records of its jurisdiction of organization is EnVen Energy Corporation; and the organizational identification number of the Parent in its jurisdiction of organization is 5551527 (or, in each case, as set forth in a notice delivered to the Administrative Agent pursuant to Section 8.01(m) in accordance with Section 12.01). The Borrower’s principal place of business and chief executive offices are located at the address specified in Section 12.01 (or as set forth in a notice delivered pursuant to Section 8.01(m) and Section 12.01(c)). Each Subsidiary’s jurisdiction of organization, name as listed in the public records of its jurisdiction of organization, organizational identification number in its jurisdiction of organization, and the location of its principal place of business and chief executive office is stated on Schedule 7.14 (or as set forth in a notice delivered pursuant to Section 8.01(m)).

Section 7.16. Properties; Titles, Etc. Except as could not reasonably be expected to have a Material Adverse Effect:

(a) Each of the Parent, the Borrower and the Subsidiaries has good and defensible title to the Oil and Gas Properties evaluated in the most recently delivered Reserve Report and good title to all its personal Properties that are necessary to permit the Parent, the Borrower and the Subsidiaries to conduct their business in all material respects in the same manner as its business has been conducted prior to the Effective Date, and in each case, free and clear of all Liens except Liens permitted by Section 9.03. After giving full effect to the Excepted Liens, the Parent, the Borrower or the Subsidiary specified as the owner owns the net interests in production attributable to the Hydrocarbon Interests as reflected in the most recently delivered Reserve Report, and the ownership of such Properties shall not obligate the Parent, the Borrower or such Subsidiary to bear the costs and expenses relating to the maintenance, development and operations of each such Property in an amount in excess of the working interest of each Property set forth in the most recently delivered Reserve Report that is not offset by a corresponding proportionate increase in the Parent’s, the Borrower’s or such Subsidiary’s net revenue interest in such Property; provided that the Borrower or any Subsidiary shall have the right to bear costs disproportionate to the Parent’s, the Borrower’s or such Subsidiary’s working interest with respect to any Hydrocarbon Interest for a period of time in order to earn an interest in such Hydrocarbon Interest from a third party as evidenced by written agreement.

(b) All material leases and agreements necessary for the conduct of the business of the Parent, the Borrower and the Subsidiaries are valid and subsisting, in full force and effect, and there exists no default or event or circumstance which with the giving of notice or the passage of time or both would give rise to a default under any such lease or leases.

(c) The rights and Properties presently owned, leased or licensed by the Parent, the Borrower and the Subsidiaries including, without limitation, all easements and rights of way, include all rights and Properties necessary to permit the Parent, the Borrower and the Subsidiaries to conduct their business in all material respects in the same manner as its business has been conducted prior to the Effective Date.

(d) All of the Properties of the Parent, the Borrower and the Subsidiaries which are reasonably necessary for the operation of their businesses are in good working condition (normal wear and tear excepted) and are maintained in accordance with prudent industry standards.

(e) The Parent, the Borrower and each Subsidiary owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual Property material to its business, and the use thereof by the Parent, the Borrower and such Subsidiary does not infringe upon the rights of any other Person. The Parent, the Borrower and its Subsidiaries either own or have valid licenses or other rights to use all databases, geological data, geophysical data, engineering data, seismic data, maps, interpretations and other technical information used in their businesses as presently conducted, subject to the limitations contained in the agreements governing the use of the same, which limitations are customary for companies engaged in the business of the exploration and production of Hydrocarbons.

Section 7.17. Maintenance of Properties. Except for such acts or failures to act as could not be reasonably expected to have a Material Adverse Effect, the Oil and Gas Properties (and Properties unitized therewith) of the Parent, the Borrower and its Subsidiaries have been maintained, operated and developed in a good and workmanlike manner and in conformity with all Governmental Requirements and in conformity with the provisions of all leases, subleases or other contracts comprising a part of the Hydrocarbon Interests and other contracts and agreements forming a part of the Oil and Gas Properties of the Parent, the Borrower and its Subsidiaries. Specifically in connection with the foregoing, except for those as could not be reasonably expected to have a Material Adverse Effect, (i) no Oil and Gas Property of the Parent, the Borrower or any Subsidiary is subject to having allowable production reduced below the full and regular allowable (including the maximum permissible tolerance) because of any overproduction (whether or not the same was permissible at the time) and (ii) none of the wells comprising a part of the Oil and Gas Properties (or Properties unitized therewith) of the Parent, the Borrower or any Subsidiary is deviated from the vertical more than the maximum permitted by Governmental Requirements, and such wells are, in fact, bottomed under and are producing from, and the well bores are wholly within, the Oil and Gas Properties (or in the case of wells located on Properties unitized therewith, such unitized Properties) of the Parent, the Borrower or such Subsidiary. All pipelines, wells, gas processing plants, platforms and other material improvements, fixtures and equipment owned in whole or in part by the Parent, the Borrower or any of its Subsidiaries that are necessary to conduct normal operations are being maintained in a state adequate to conduct normal operations, and with respect to such of the foregoing which are operated by the Parent, the Borrower or any of its Subsidiaries, in a manner consistent with the Borrower’s or its Subsidiaries’ past practices (other than those the failure of which to maintain in accordance with this Section 7.17 could not reasonably be expected to have a Material Adverse Effect).

Section 7.18. Gas Imbalances, Prepayments. Except as set forth on Schedule 7.18 or on the most recent certificate delivered pursuant to Section 8.12(c), on a net basis there are no gas imbalances, take or pay or other prepayments which would require the Parent, the Borrower or any of its Subsidiaries to deliver Hydrocarbons produced from their Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor exceeding five percent (5.0%) or more of the monthly production of Hydrocarbons produced from such Oil and Gas Properties in the aggregate.

Section 7.19. Marketing of Production. Except for contracts listed and in effect on the Effective Date on Schedule 7.19, and thereafter either disclosed in writing to the Administrative Agent or included in the most recently delivered Reserve Report (with respect to all of which contracts the Borrower represents that it or its Subsidiaries are receiving a price for all production sold thereunder which is computed substantially in accordance with the terms of the relevant contract and are not having deliveries curtailed substantially below the subject Property’s delivery capacity), no material agreements exist which are not cancelable on 120 days’ notice or less without penalty or detriment for the sale of production from the Borrower’s or its Subsidiaries’ Hydrocarbons (including, without limitation, calls on or other rights to purchase, production, whether or not the same are currently being exercised) that (a) pertain to the sale of production at a fixed price and (b) have a maturity or expiry date of longer than six (6) months.

Section 7.20. Swap Agreements. Schedule 7.20, as of the Effective Date, and after the Effective Date, each report required to be delivered by the Borrower pursuant to Section 8.01(d), as of the date of such report, sets forth, a true and complete list of all Swap Agreements of the Borrower and each Subsidiary, the material terms thereof (including the type, term, effective date, termination date and notional amounts or volumes), the net mark to market value thereof, all credit support agreements relating thereto (including any margin required or supplied) and the counterparty to each such agreement.

Section 7.21. Use of Loans and Letters of Credit. The proceeds of the Loans shall be used (a) to refinance all amounts due or outstanding under or in respect of, the Existing Credit Agreement, (b) to pay transaction expenses and third party fees related to the Loans and this Agreement and (c) for the working capital and general corporate purpose needs of the Borrower and its Subsidiaries (including exploration and development of Borrower’s and its Subsidiaries’ existing Oil and Gas Properties and acquisitions of additional Oil and Gas Properties and/or companies owning such properties). In no event shall the proceeds of the Loans be used to (i) fund the Acquisition or (ii) Redeem any Second Lien Loans, any Permitted Refinancing Debt in

respect thereof or any Effective Date Preferred Equity Interests. The Parent, the Borrower and its Subsidiaries are not engaged principally, or as one of its or their important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying margin stock (within the meaning of Regulation T, U or X of the Board).

Section 7.22. Solvency. After giving effect to the transactions contemplated hereby: (a) the fair value of the assets of the Borrower and its Subsidiaries, on a consolidated basis, exceeds, on a consolidated basis, their debts and liabilities, subordinated, contingent or otherwise, (b) the present fair saleable value of the property of the Borrower and its Subsidiaries, on a consolidated basis, is greater than the amount that will be required to pay the probable liability, on a consolidated basis, of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured, (c) the Borrower and its Subsidiaries, on a consolidated basis, are able to pay their debts and liabilities, subordinated, contingent or otherwise, as such liabilities become absolute and matured, and (d) the Borrower and its Subsidiaries, on a consolidated basis, are not engaged in, and are not about to engage in, business for which they have unreasonably small capital.

Section 7.23. Money Laundering. The operations of the Parent, the Borrower and its Subsidiaries are and have been conducted at all times in material compliance with applicable financial recordkeeping and reporting requirements of the Money Laundering Laws, and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Parent, the Borrower or any of its Subsidiaries with respect to the Money Laundering Laws is pending or, to the knowledge of the Parent or the Borrower, threatened.

Section 7.24. Anti-Corruption Laws; Sanctions.

(a) None of (i) the Parent, the Borrower, any Subsidiary or to the knowledge of the Borrower or such Subsidiary any of their respective directors, officers or employees, or Affiliates or (ii) to the knowledge of the Borrower or such Subsidiary, any agent of the Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. Neither the Parent nor the Borrower will directly or indirectly use the proceeds from the Loans or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person, for the purpose of financing the activities of any Person currently subject to any Sanctions administered by the Office of Foreign Asset Control.

(b) Each of the Parent and the Borrower has implemented and maintains in effect policies and procedures designed to ensure compliance by the Parent, the Borrower, its Subsidiaries and their respective directors, officers, employees, agents and controlled Affiliates with Anti-Corruption Laws and applicable Sanctions, and the Parent, the Borrower, its Subsidiaries and their respective officers and employees, and to the knowledge of the Parent and the Borrower their directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. No Loan or Letter of Credit, use of proceeds or other transaction contemplated by this Agreement will violate Anti-Corruption Laws or applicable Sanctions.

Section 7.25. Security Documents.

(a) The Security Instruments, upon execution and delivery thereof by the parties thereto, will create in favor of the Administrative Agent, for the ratable benefit of the Lenders, a legal, valid and enforceable security interest in the collateral described therein and the proceeds thereof and (i) to the extent that any Pledged Securities (as defined in the Guaranty Agreement) constitute “securities” under Article 8 of the UCC (as defined in the Guaranty Agreement), when such Pledged Securities are delivered to the Administrative Agent, the Lien created under the Guaranty Agreement shall constitute a perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Pledged Securities, and (ii) when financing statements in appropriate form are recorded in the offices specified on Schedule 3 of the Guaranty Agreement, the Lien created under the Security Instruments will constitute a perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such collateral to the extent that such Lien can be perfected by the filing of a financing statement, in each case subject only to Excepted Liens identified in clauses (a) through (d), (f), (i), (k), (m) and (p) of the definition thereof, but subject to the provisos at the end of such definition.

(b) The Mortgages are effective to create in favor of the Administrative Agent, for the ratable benefit of the Lenders, a legal, valid and enforceable Lien on all of the Loan Parties’ right, title and interest in and to the Mortgaged Property (as defined therein) thereunder and the proceeds thereof, and when the Mortgages are recorded in the offices specified on Exhibit E, the Mortgages shall constitute a perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Mortgaged Property and the proceeds thereof, in each case prior and superior in right to any other Person, other than with respect to the rights of Persons pursuant to Excepted Liens identified in clauses (a) through (d), (f), (i), (k), (m) and (p) of the definition thereof, but subject to the provisos at the end of such definition.

Section 7.26. Accounts. Schedule 7.26 (as the same may be supplemented by the Borrower from time to time upon delivery of a written supplement to the Administrative Agent) lists all Deposit Accounts, Securities Accounts and Commodity Accounts maintained by or for the benefit of the Borrower or any Subsidiary and identifies whether any such Deposit Account, Securities Account or Commodity Account constitutes an Excluded Account.

Section 7.27. Acquisition Documents. The copies of the Acquisition Documents previously delivered by the Borrower to the Administrative Agent are true, accurate and complete and have not been amended or modified in any manner, other than pursuant to amendments or modifications that individually or in the aggregate are not materially adverse to the Lenders.

ARTICLE VIII

AFFIRMATIVE COVENANTS

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder and all other amounts payable under the Loan Documents shall have been paid in full in immediately available funds and all Letters of Credit shall have expired or terminated or been cash collateralized and all LC Disbursements shall have been reimbursed, each of the Parent and the Borrower covenants and agrees with the Lenders that:

Section 8.01. Financial Statements; Other Information. The Borrower will furnish to the Administrative Agent:

(a) Annual Financial Statements. As soon as available, but in any event in accordance with then applicable law and not later than 120 days after the end of each fiscal year of the Parent, (i) its audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Parent and its Consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, (ii) a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” that would have been required to be contained in an annual report on Form 10-K (or any successor or comparable form) prepared according to SEC guidelines and (iii) data and information relating to Hydrocarbon reserves that would have been required to be contained in an annual report on Form 10-K (or any successor or comparable form), except to the extent permitted to be excluded by the SEC, prepared according to SEC guidelines, including Rule 4-10 of Regulation S-X, Items 302(b) and 1201-1208 or Regulation S-K and FASB ASC Topic 932.

(b) Quarterly Financial Statements. As soon as available, but in any event in accordance with then applicable law and not later than 60 days after the end of each of the first three fiscal quarters of each fiscal year of the Parent, its consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Parent and its Consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes.

(c) Certificate of Financial Officer — Compliance. Concurrently with the delivery of each financial statement under Section 8.01(a) or Section 8.01(b), a certificate of a Financial Officer in substantially the form of Exhibit D hereto (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Section 9.01, (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the Financial Statements and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate, (iv) setting forth information in reasonable detail regarding the calculation of Consolidated Net Income and EBITDAX and (v) setting forth consolidating information that explains in reasonable detail the differences between the information relating to the Parent and its Consolidated Subsidiaries, on the one hand, and the information relating to the Borrower and its Consolidated Subsidiaries on a standalone basis, on the other hand.

(d) Certificate of Financial Officer – Swap Agreements. Concurrently with the delivery of each financial statement under Section 8.01(a) or Section 8.01(b), a certificate of a Financial Officer, in form and substance satisfactory to the Administrative Agent, setting forth as of a recent date, a true and complete list of all Swap Agreements of the Borrower or any Subsidiary, the material terms thereof (including the type, term, effective date, termination date and notional amounts or volumes), any new credit support agreements relating thereto not listed on Schedule 7.20, any margin required or supplied under any credit support document, and the counterparty to each such agreement.

(e) Certificate of Insurer — Insurance Coverage. Within 10 Business Days after any delivery of financial statements under Section 8.01(a), a certificate of insurance coverage from each insurer with respect to the insurance required by Section 8.07, in form and substance reasonably satisfactory to the Administrative Agent, and, if requested by the Administrative Agent, all copies of the applicable policies.

(f) SEC and Other Filings; Reports to Shareholders. Promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials (other than filings under Section 16 of the Securities Exchange Act of 1934) filed by the Parent, the Borrower or any Subsidiary with the SEC, or with any national securities exchange, or distributed by the Borrower to its shareholders generally, as the case may be.

(g) Notices Under Materials Instruments. Promptly after the furnishing thereof, subject to applicable confidentiality requirements, copies of any financial statement, report or material notice furnished to or by any Person pursuant to the terms of the Second Lien Term Loan Documents, the Permitted Refinancing Documents, any preferred stock designation, indenture, loan or credit or other similar agreement, other than this Agreement and not otherwise required to be furnished to the Lenders pursuant to any other provision of this Section 8.01.

(h) Lists of Purchasers and Reserve Report Certificate. Concurrently with the delivery of any Reserve Report to the Administrative Agent pursuant to Section 8.12, (i) a list of all Persons purchasing Hydrocarbons from the Borrower or any Subsidiary accounting for at least 90% of the revenues resulting from the sale of all Hydrocarbons in the one-year period prior to the “as-of” date of such Reserve Report and (ii) a certificate from a Responsible Officer certifying that in all material respects: (A) the information provided by the Borrower in connection with the Reserve Report and any other information delivered in connection therewith is true and correct and any projections based upon such information have been prepared in good faith based upon assumptions believed by the Borrower to be reasonable, subject to uncertainties inherent in all projections, (B) the Borrower or its Subsidiaries owns good and defensible title to the Oil and Gas Properties evaluated in such Reserve Report and such Properties are free of all Liens except for Liens permitted by Section 9.03, (C) except as set forth on an exhibit to the certificate, on a net basis there are no gas imbalances, take or pay or other prepayments in excess of the volume specified in Section 7.18 with respect to its Oil and Gas Properties evaluated in such Reserve Report which would require the Borrower or any Subsidiary to deliver Hydrocarbons either generally or produced from such Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor, (D) none of the Borrower’s and its Subsidiaries’ Oil and Gas Properties have been sold since the date of the last Borrowing Base determination except as set forth on an exhibit to the certificate, which certificate shall list all of their Oil and Gas Properties sold and in such detail as reasonably required by the Administrative Agent, (E) attached to the certificate is a list of all marketing agreements entered into subsequent to the later of the Effective Date or the most recently delivered Reserve Report which the Borrower could reasonably be expected to have been obligated to list on Schedule 7.19 had such agreement been in effect on the Effective Date, (F) except as disclosed in such certificate, all of the Oil and Gas Properties evaluated by such Reserve Report are Mortgaged Property, (G) attached thereto is a schedule of the Oil and Gas Properties evaluated by such Reserve Report that are Mortgaged Properties and demonstrating compliance with the percentage of Mortgaged Properties required by Section 8.14(a) or identifying Properties that are to become Mortgaged Properties in accordance therewith, and (H) setting forth as of such date the Cap Amount.

(i) Notice of Sales of Oil and Gas Properties and Liquidation of Swap Agreements. In the event the Borrower or any Subsidiary Disposes of any Oil or Gas Properties or any Equity Interests in any Subsidiary pursuant to Section 9.10(d), prior written notice of such Disposition, the price thereof and the anticipated date of closing and any other details thereof requested by the Administrative Agent or any Lender. In the event that the Borrower or any Subsidiary receives any notice of early termination of any Swap Agreement to which it is a party from any of its counterparties, or any Swap Agreement to which the Borrower or any Subsidiary is a party is Liquidated and such Liquidation would result in either (A) the Borrower not being in compliance with Section 8.16 (tested as of the date of such Liquidation as if such date constituted a Minimum Hedging Test Date and after giving effect to any Swap Agreement that is simultaneously entered into) or (B) a Borrowing Base reduction pursuant to Section 2.07(e), prompt written notice of the receipt of such early termination notice or such Liquidation, (and in the case of a voluntary Liquidation, no less than three (3) Business Days’ prior written notice thereof), as the case may be, together with a reasonably detailed description or explanation thereof and any other details thereof reasonably requested by the Administrative Agent or any Lender.

(j) Notice of Casualty Events. Prompt written notice, and in any event within three Business Days, of the occurrence of any Casualty Event or the commencement of any action or proceeding that could reasonably be expected to result in a Casualty Event.

(k) Cash Flow Budget. As soon as available and in any event no later than 90 days after the commencement of each fiscal year of the Borrower a monthly cash flow budget for such fiscal year prepared by a Financial Officer of the Borrower detailing therein, inter alia, projected monthly net production volumes and net revenues from the Proved Reserves, general and administrative costs, operating costs and other burdens, commodity price assumptions, Taxes and budgeted capital expenditures together with a forecasted operating budget of the Borrower for the following two years with the first of such years detailed on a monthly basis.

(l) Information Regarding Borrower and Guarantors. At least 10 days’ prior written notice of any change (i) in the Borrower’s or any Guarantor’s corporate name, (ii) in the location of the Borrower or any Guarantor’s chief executive office or principal place of business, (iii) in the Borrower’s or any Guarantor’s identity or corporate structure, organization identification number or in the jurisdiction in which such Person is incorporated or formed, and (iv) in the Borrower’s or any Guarantor’s Federal taxpayer identification number.

(m) Production Report and Lease Operating Statements. Within 60 days after the end of each fiscal quarter, a report setting forth, for each calendar month during the then current fiscal year to date, the volume of production and sales attributable to production (and the prices at which such sales were made and the revenues derived from such sales) for each such calendar month from the Oil and Gas Properties, and setting forth the related ad valorem, severance and production taxes and lease operating expenses attributable thereto and incurred for each such calendar month.

(n) Notices of Certain Changes. Promptly, but in any event within 10 Business Days after the execution thereof, copies of any amendment, modification or supplement to (i) the certificate or articles of incorporation, by-laws, any preferred stock designation or any other organic document of the Parent, the Borrower or any Subsidiary, in each case, to the extent such amendment, modification or supplement could reasonably be expected to be material to the interests of the Lenders and (ii) any Effective Date Preferred Equity Document, Second Lien Term Loan Document or any Permitted Refinancing Document.

(o) Notice of Bond Terminations. Promptly, but in any event within 10 Business Days after their termination, notice of the termination of any bonds or other arrangements securing the plugging and abandonment liabilities of the Borrower or any of its Subsidiaries.

(p) ERISA Event. Within 10 Business Days following the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Parent, the Borrower and the Subsidiaries in an aggregate amount exceeding $5,000,000.

(q) Acquisitions. Within 5 Business Days following such, notice of the acquisition by it or any of the Subsidiaries of any real property (or any interest in real property) having a value in excess of $5,000,000.

(r) PATRIOT Act. Promptly after the request by the Administrative Agent, all documentation and other information that any Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act.

(s) Notices Relating to Acquisition. In the event that after the Effective Date: (i) the Borrower is required or elects to purchase any material Acquisition Property which had been excluded from, or return any material Acquisition Property which had been included in, the Acquisition Properties in accordance with the terms of the Acquisition Documents, (ii) the Borrower is required to honor any preferential purchase right in respect of any Acquisition Property which has not been waived, (iii) any material matter being disputed in accordance with the terms of the Acquisition Documents is resolved or (iv) the Borrower and the seller(s) calculate and agree upon the closing adjustment statement or post-closing adjustment statement as contemplated by the Acquisition Documents, then, in each such case, the Borrower shall promptly give the Administrative Agent notice in reasonable detail of such circumstances.

(t) Changes to Insurance. Within 5 Business Days following such, notice of any material modifications (including any increases to deductibles or reductions in coverage levels) to the terms of the insurance policies required pursuant to Section 8.07.

(u) Other Requested Information. Promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Parent, the Borrower or any Subsidiary (including, without limitation, any Plan and any reports or other information required to be filed with respect thereto under the Code or under ERISA and the other certificates, statements or other reports required to be delivered pursuant to this Article VIII or any abandonment study), or compliance with the terms of this Agreement or any other Loan Document, as the Administrative Agent may reasonably request.

Section 8.02. Notices of Material Events. After a Responsible Officer has obtained actual knowledge thereof, the Borrower will furnish to the Administrative Agent prompt written notice of the following:

(a) the occurrence of any Default;

(b) the filing or commencement of, or the threat in writing of, any action, suit, proceeding, investigation or arbitration by or before any arbitrator or Governmental Authority against or affecting the Parent, the Borrower or any Subsidiary thereof not previously disclosed in writing to the Lenders or any material adverse development in any action, suit, proceeding, investigation or arbitration (whether or not previously disclosed to the Lenders) that, in either case, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

(c) any notice of default under the Second Lien Term Loan Documents or the Permitted Refinancing Documents;

(d) copies of written notifications to Governmental Authorities pertaining to Releases of Hazardous Materials that are required under Environmental Law; written communications with an insurer, surety, or other financial guarantor, or Governmental Authority pertaining to material changes in the Environmental Financial Responsibility (including, without limitation, changes in the amount of such responsibility or the Loan Parties’ financial commitment for securing such responsibility); and claims for losses submitted under the Oil Spill Financial Responsibility; and

(e) any other development that has resulted in a Material Adverse Effect.

Each notice delivered under this Section 8.02 shall be accompanied by a statement of a Responsible Officer setting forth in reasonable detail of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Section 8.03. Existence; Conduct of Business. Each of the Parent and the Borrower will, and will cause each Subsidiary to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect (a) its legal existence and (b) the rights, licenses, permits, privileges and franchises material to the conduct of its business and maintain, if necessary, its qualification to do business in each other jurisdiction in which its Oil and Gas Properties are located or the ownership of its Properties requires such qualification, except where the failure to do any of the foregoing as to clause (b) could not reasonably be expected to have a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, consolidation, liquidation, dissolution, or Disposition permitted under Section 9.09.

Section 8.04. Payment of Obligations. Each of the Parent and the Borrower will, and will cause each Subsidiary to, pay its obligations, including Tax liabilities of the Borrower and all of its Subsidiaries before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings and the Parent, the Borrower or such Subsidiary, as applicable, has set aside on its books adequate reserves with respect thereto in accordance with GAAP or (b) the failure to make payment could not reasonably be expected to result in (i) a Material Adverse Effect, (ii) the imposition of a Lien on Collateral not permitted hereunder or (iii) the seizure or levy of any material Property of the Parent, the Borrower or any Subsidiary.

Section 8.05. Performance of Obligations under Loan Documents. The Borrower will pay the Loans according to the terms of this Agreement, and the Parent and the Borrower will, and will cause each Subsidiary to, do and perform every act and discharge all of the obligations to be performed and discharged by them under the Loan Documents, including, without limitation, this Agreement, at the time or times and in the manner specified.

Section 8.06. Operation and Maintenance of Properties. The Borrower, at its own expense, will, and will cause each Subsidiary to:

(a) operate its Oil and Gas Properties and other material Properties or cause such Oil and Gas Properties and other material Properties to be operated in a careful and efficient manner in accordance with the practices of the industry and in compliance with all applicable contracts and agreements and in compliance with all Governmental Requirements, including, without limitation, applicable pro ration requirements and Environmental Laws, the rules and regulations promulgated by the Bureau of Ocean Energy Management (or any successor agency thereto) and the Bureau of Safety and Environmental Enforcement applicable to the plugging and abandonment of the Borrower’s and its Subsidiaries’ Oil and Gas Properties, and all applicable laws, rules and regulations of every other Governmental Authority from time to time constituted to regulate the development and operation of its Oil and Gas Properties and the production and sale of Hydrocarbons and other minerals therefrom, except, in each case, where the failure to comply could not reasonably be expected to have a Material Adverse Effect.

(b) preserve, maintain and keep in good repair, working order and efficiency (ordinary wear and tear excepted) all of its material Oil and Gas Properties described in the most recent Reserve Report, including, without limitation, all equipment, machinery and facilities, except in each case where the failure to comply could not reasonably be expected to have a Material Adverse Effect.

(c) promptly pay and discharge, or make reasonable and customary efforts to cause to be paid and discharged, all delay rentals, royalties, expenses and obligations accruing under the leases or other agreements affecting or pertaining to its Oil and Gas Properties and will do all other things necessary to keep unimpaired their rights with respect thereto and prevent any forfeiture thereof or default thereunder, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(d) promptly perform or make reasonable and customary efforts to cause to be performed, in accordance with industry standards, the obligations required by each and all of the assignments, deeds, leases, sub-leases, contracts and agreements affecting its interests in its material Oil and Gas Properties, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(e) to the extent the Borrower is not the operator of any Property, the Borrower shall use commercially reasonable efforts to cause the operator to comply with this Section 8.06, but the failure of the operator to so comply will not constitute a Default or Event of Default hereunder.

Section 8.07. Insurance. The Parent and the Borrower will, and will cause each Subsidiary to, maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations, including insurance against windstorm damage to the extent the same can be obtained and maintained on commercially reasonable terms and otherwise sufficient for the compliance by each of them with all material Governmental Requirements and all material agreements. The loss payable clauses or provisions in said insurance policy or policies insuring any of the collateral for the Loans shall be endorsed in favor of the Administrative Agent as its interests may appear and such policies shall name the Administrative Agent and the Lenders as “additional insureds” and, to the extent the insurer will agree to do so, provide that the insurer will endeavor to give at least 30 days prior notice of any cancellation to the Administrative Agent (or ten (10) days prior notice in the event of cancellation for nonpayment of premiums).

Section 8.08. Books and Records; Inspection Rights. The Borrower will, and will cause each Subsidiary to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. The Borrower will, and will cause each Subsidiary to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its Properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested. The Borrower shall bear the cost of not more than one (1) such inspection and examination during any 12-month period unless an Event of Default then exists, in which event the Borrower shall bear such cost.

Section 8.09. Compliance with Laws. The Parent and the Borrower will, and will cause each Subsidiary to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its Property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. The Parent and the Borrower will maintain and enforce policies and procedures designed to ensure compliance by the Parent, the Borrower, its Subsidiaries and their respective directors, officers, employees, agents and controlled Affiliates with Anti-Corruption Laws, Money Laundering Laws and applicable Sanctions. The Parent and the Borrower will maintain and enforce policies and procedures designed to ensure compliance by the Parent, the Borrower, its Subsidiaries and their respective directors, officers, employees, agents and controlled Affiliates with Anti-Corruption Laws, Money Laundering Laws and applicable Sanctions.

Section 8.10. Environmental Matters.

(a) The Parent and the Borrower shall, without costs to the Agents or the Lenders: (i) comply, and shall cause its Properties and operations and each Subsidiary and each Subsidiary’s Properties and operations to comply, with all applicable Environmental Laws, the breach of which could be reasonably expected to have a Material Adverse Effect; (ii) not Release or threaten to Release, and shall cause each Subsidiary not to Release or threaten to Release, any Hazardous Material on, under, about or from any of the Parent’s, the Borrower’s or its Subsidiaries’ Properties or any other property offsite the Property to the extent caused by the Parent’s, the Borrower’s or any of its Subsidiaries’ operations except in compliance with applicable Environmental Laws, the Release or threatened Release of which could reasonably be expected to have a Material Adverse Effect; (iii) timely obtain or file, and shall cause each Subsidiary to timely obtain or file, all Environmental Permits, if any, and Environmental Responsibility required under applicable Environmental Laws to be obtained or filed in connection with the operation or use of the Parent’s, the Borrower’s or its Subsidiaries’ Properties, which failure to obtain or file could reasonably be expected to have a Material Adverse Effect; (iv) promptly commence and diligently prosecute to completion, and shall cause each Subsidiary to promptly commence and diligently prosecute to completion, any assessment, evaluation, investigation, monitoring, containment, cleanup, removal, repair, restoration, remediation or other remedial obligations (collectively, the “Remedial Work”) in the event any Remedial Work is required or reasonably necessary under applicable Environmental Laws because of or in connection with the actual or suspected past, present or future Release or threatened Release of any Hazardous Material on, under, about or from any of the Parent’s, the Borrower’s or its Subsidiaries’ Properties, which failure to commence and diligently prosecute to completion would reasonably be expected to have a Material Adverse Effect; (v) conduct, and cause its Subsidiaries to conduct, their respective operations and businesses in a manner that will not expose any Property or Person to Hazardous Materials that would reasonably be expected to form the basis for a claim for damages or compensation that would reasonably be expected to have a Material Adverse Effect; and (vi) implement, and shall cause each Subsidiary to implement, such procedures as may be necessary to assure that the Borrower’s and its Subsidiaries’ obligations under this Section 8.10(a) are timely and fully satisfied, which failure to establish and implement could reasonably be expected to have a Material Adverse Effect.

(b) The Borrower will promptly, but in no event later than five days after obtaining knowledge of the occurrence of a triggering event, notify the Administrative Agent and the Lenders in writing of any threatened action, investigation or inquiry by any Governmental Authority or any threatened demand or lawsuit by any Person against the Parent, the Borrower or its Subsidiaries or their Properties in connection with any Environmental Laws if the Borrower could reasonably anticipate that such action will result in liability (whether individually or in the aggregate) in excess of $7,500,000, not covered by insurance, subject to normal deductibles.

(c) The Borrower will, and will cause each Subsidiary to, provide environmental assessments, audits and tests in accordance with good industry practices as required to be obtained by the Administrative Agent or the Lenders by any Governmental Authority, in connection with any future acquisitions of Oil and Gas Properties or other Properties.

(d) To the extent the Borrower or a Subsidiary is not the operator of any Property, none of the Borrower and its Subsidiaries shall be obligated to directly perform any undertakings contemplated by the covenants and agreements contained in this Section 8.10 which are performable only by such operators and are beyond the control of the Borrower or any of its Subsidiaries. Notwithstanding the above and except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect, the Borrower shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to cause the operator to comply with this Section 8.10.

Section 8.11. Further Assurances.

(a) The Parent and the Borrower at their sole expense will, and will cause each Subsidiary to, promptly execute and deliver to the Administrative Agent all such other documents, agreements and instruments reasonably requested by the Administrative Agent to comply with, cure any defects or accomplish the conditions precedent, covenants and agreements of the Parent, the Borrower or any Subsidiary, as the case may be, in the Loan Documents, including the Notes, or to further evidence and more fully describe the collateral intended as security for the Secured Obligations, or to correct any omissions in this Agreement or the Security Instruments, or to state more fully the obligations secured therein, or to perfect, protect or preserve any Liens created pursuant to this Agreement or any of the Security Instruments or the priority thereof, or to make any recordings, file any notices or obtain any consents, all as may be reasonably necessary or appropriate, in the sole discretion of the Administrative Agent, in connection therewith.

(b) Each of the Parent and the Borrower hereby authorizes the Administrative Agent to file one or more financing or continuation statements, and amendments thereto, relative to all or any part of the Mortgaged Property without the signature of the Borrower or any other Guarantor where permitted by law. A carbon, photographic or other reproduction of the Security Instruments or any financing statement covering the Mortgaged Property or any part thereof shall be sufficient as a financing statement where permitted by law.

Section 8.12. Reserve Reports.

(a) On or before March 15th and September 15th of each year, commencing March 15, 2017, the Borrower shall furnish to the Administrative Agent and the Lenders a Reserve Report evaluating the Oil and Gas Properties of the Borrower and its Subsidiaries as of the immediately preceding January 1st and July 1st,. The Reserve Report as of January 1st of each year shall be prepared by one or more Approved Petroleum Engineers and the July 1st Reserve Report of each year shall be prepared by or under the supervision of the chief engineer of the Borrower who shall certify such Reserve Report to be true and accurate and to have been prepared in accordance with the procedures used in the immediately preceding Reserve Report prepared by one or more Approved Petroleum Engineers. It is understood that projections concerning volumes attributable to the Oil and Gas Properties and production and cost estimates contained in each Reserve Report are necessarily based upon professional opinions, estimates and projections and that the Borrower and the Subsidiaries do not warrant that such opinions, estimates and projections will ultimately prove to have been accurate.

(b) In the event of an Interim Redetermination, the Borrower shall furnish to the Administrative Agent and the Lenders a Reserve Report prepared by or under the supervision of the chief engineer of the Borrower who shall certify such Reserve Report to be true and accurate and to have been prepared in accordance with the procedures used in the immediately preceding Reserve Report. For any Interim Redetermination requested by the Administrative Agent or the Borrower pursuant to Section 2.07(b), the Borrower shall provide such Reserve Report with an “as of” date as required by the Administrative Agent as soon as possible, but in any event no later than thirty (30) days following the receipt of such request.

Section 8.13. Title Information.

(a) On or before the delivery to the Administrative Agent and the Lenders of each Reserve Report required by Section 8.12(a), the Borrower will deliver title information in form and substance reasonably acceptable to the Administrative Agent covering enough of the Oil and Gas Properties evaluated by such Reserve Report that were not included in the immediately preceding Reserve Report, so that the Administrative Agent shall have received together with title information previously delivered to the Administrative Agent, satisfactory title information on at least 94% of the PV-10 Value as reflected in the most recently delivered Reserve Report.

(b) If the Borrower has provided title information for additional Properties under Section 8.13(a), the Borrower shall, within 60 days of notice from the Administrative Agent that title defects or exceptions exist with respect to such additional Properties, either (i) cure any such title defects or exceptions (including defects or exceptions as to priority) which are not permitted by Section 9.03 raised by such information, (ii) substitute acceptable Mortgaged Properties with no title defects or exceptions except for Excepted Liens (other than Excepted Liens described in clauses (e), (g), (h), (j), (l), (n) and (o) of such definition) having an equivalent value or (iii) deliver title information in form and substance acceptable to the Administrative Agent so that the Administrative Agent shall have received, together with title information previously delivered to the Administrative Agent, satisfactory title information on at least 94% of the PV-10 Value as reflected in the most recently delivered Reserve Report.

(c) If the Borrower is unable to cure any title defect requested by the Administrative Agent or the Lenders to be cured within the 60-day period or the Borrower does not comply with the requirements to provide acceptable title information covering 94% of the PV-10 Value as reflected in the most recently delivered Reserve Report, such default shall not be a Default, but instead the Administrative Agent and/or the Majority Lenders shall have the right to exercise the following remedy in their sole discretion from time to time, and any failure to so exercise this remedy at any time shall not be a waiver as to future exercise of the remedy by the Administrative Agent or the Lenders. To the extent that the Administrative Agent or the Majority Lenders are not satisfied with title to any Mortgaged Property after the 60-day period has elapsed, such unacceptable Mortgaged Property shall not count towards the 94% requirement, and the Administrative Agent may send a notice to the Borrower and the Lenders that the then outstanding Borrowing Base shall be reduced by an amount as determined by the Required Lenders to cause the Borrower to be in compliance with the requirement to provide acceptable title information on 94% of the PV-10 Value as reflected in the most recently delivered Reserve Report. This new Borrowing Base shall become effective immediately after receipt of such notice.

Section 8.14. Additional Collateral; Additional Guarantors.

(a) In connection with each redetermination of the Borrowing Base, the Borrower shall review the Reserve Report and the list of current Mortgaged Properties (as described in Section 8.01(h)) to ascertain whether the Mortgaged Properties represent at least 94% of the PV-10 Value as reflected in the most recently delivered Reserve Report after giving effect to exploration and production activities, acquisitions, dispositions and production. In the event that the Mortgaged Properties do not represent at least 94% of such PV-10 Value, then the Borrower shall, and shall cause its Subsidiaries to, grant, within thirty (30) days of delivery of the certificate required under Section 8.01(h) (or such later date as the Administrative Agent may agree), to the Administrative Agent as security for the Secured Obligations a first-priority Lien interest (provided that, with respect to priority, Excepted Liens of the type described in clauses (a) through (d), (f), (i), (k), (m) and (p) of the definition thereof may exist, but subject to the provisos at the end of such definition) on additional Oil and Gas Properties not already subject to a Lien of the Security Instruments such that after giving effect thereto, the Mortgaged Properties will represent not less than the minimum set forth above. All such Liens will be created and perfected by and in accordance with the provisions of deeds of trust, mortgages, security agreements and financing statements or other Security Instruments, all in form and substance reasonably satisfactory to the Administrative Agent and in sufficient executed (and acknowledged where necessary or appropriate) counterparts for recording purposes. In order to comply with the foregoing, if any Subsidiary places a Lien on its Oil and Gas Properties and such Subsidiary is not a Guarantor, then it shall become a Guarantor and comply with Section 8.14(b).

(b) In the event that the Borrower creates or acquires any Domestic Subsidiary, the Borrower shall promptly (and in any case within 10 Business Days, or such longer period as the Administrative Agent may reasonably agree) cause such Subsidiary to guarantee the Secured Obligations pursuant to the Guaranty Agreement. In connection with any such guaranty, the Borrower shall, or shall cause such Subsidiary to, (i) execute and deliver a supplement to the Guaranty Agreement executed by such Subsidiary, (ii) pledge all of the Equity Interests of such new Subsidiary (including, without limitation, delivery of original stock certificates evidencing the Equity Interests of such Subsidiary, if any, together with an appropriate undated stock powers for each certificate duly executed in blank by the registered owner thereof) and (iii) execute and deliver such other additional closing documents, certificates and legal opinions as shall reasonably be requested by the Administrative Agent. The Borrower will cause any Subsidiary guaranteeing any Second Lien Loans or any Permitted Refinancing Debt to contemporaneously guarantee the Secured Obligations pursuant to the Guaranty Agreement, in accordance with the foregoing requirements.

(c) At any time during the continuation of an Event of Default, if required by the Administrative Agent, the Borrower shall, and shall cause each of its Domestic Subsidiaries to grant to the Administrative Agent a Lien to secure the Secured Obligations on all other Oil and Gas Properties, except those assets as to which the Administrative Agent shall determine in its reasonable discretion that the cost of obtaining a Lien or other security interest therein is excessive in relation to the value of the security to be afforded thereby.

(d) The Borrower agrees that it will not, and will not permit any Subsidiary to, grant a Lien on any Property to secure the Second Lien Loans without first (i) giving fifteen (15) days’ prior written notice to the Administrative Agent thereof and (ii) granting to the Administrative Agent to secure the Secured Obligations a first-priority, perfected Lien (subject to Excepted Liens identified in clauses (a) through (d), (f), (i), (k), (m) and (p) of the definition thereof, but subject to the provisos at the end of such definition) on the same Property pursuant to Security Instruments in form and substance reasonably satisfactory to the Administrative Agent. In connection therewith, the Borrower shall, or shall cause its Subsidiaries to, execute and deliver such other additional closing documents, certificates and legal opinions as shall reasonably be requested by the Administrative Agent.

Section 8.15. ERISA Compliance. The Parent and the Borrower will promptly furnish and will cause the Subsidiaries and any ERISA Affiliate to promptly furnish to the Administrative Agent immediately upon becoming aware of the occurrence of any non-exempt “prohibited transaction,” as described in section 406 of ERISA or in section 4975 of the Code, in connection with any Plan or any trust created thereunder, a written notice signed by the President or the principal Financial Officer, the Subsidiary or the ERISA Affiliate, as the case may be, specifying the nature thereof, what action the Parent, the Borrower, the Subsidiary or the ERISA Affiliate is taking or proposes to take with respect thereto, and, when known, any action taken or proposed by the Internal Revenue Service or the Department of Labor with respect thereto.

Section 8.16. Minimum Hedging. The Borrower shall, or shall cause the other Loan Parties to, maintain in effect, as of each Minimum Hedging Test Date, Swap Agreements with one or more Approved Counterparties, the notional volumes for which (when aggregated with other commodity hedges then in effect other than basis differential swaps on volumes already hedged pursuant to other commodity hedges), for each month during the period during which such commodity hedging agreements are in effect, constitute at least 70% of the reasonably projected production from proved, developed, producing reserves for the first twelve months from such Minimum Hedging Test Date, and 50% of the reasonably projected production from proved, developed, producing reserves for months 13 to 24 from such Minimum Hedging Test Date, in each case on a BOE basis. Collars and puts may be utilized to satisfy the requirements of this Section 8.16, subject to being within 85% of the market price at the time any such transaction is executed. Notwithstanding the foregoing, “three-way collars” may not exceed 25% of the aggregate notional volumes of hedges required pursuant to this Section 8.16 on each Minimum Hedging Test Date.

Section 8.17. More Favorable Financial Covenants.

(a) If, at any time after the Effective Date, any Other Debt Agreement includes one or more Additional Financial Covenants (including, for the avoidance of doubt, as a result of any amendment, supplement, waiver or other modification to any Other Debt Agreement causing it to contain one or more Additional Financial Covenants), then (i) on or prior to the third Business Day following the effectiveness of any such Additional Financial Covenants, the Borrower shall notify the Administrative Agent thereof, and (ii) whether or not the Borrower provides such notice, the terms of this Agreement shall, without any further action on the part of the Borrower, the Administrative Agent or any Lender, be deemed to be amended automatically to include each Additional Financial Covenant in this Agreement, mutatis mutandis effective as of the date when such Additional Financial Covenant became effective under such Other Debt Agreement. The Borrower further covenants to promptly execute and deliver at its expense an amendment to this Agreement in form and substance reasonably satisfactory to the Majority Lenders evidencing the amendment of this Agreement to include such Additional Financial Covenants in this Agreement; provided that the execution and delivery of such amendment shall not be a precondition to the effectiveness of such amendment as provided for in this Section 8.17(a), but shall merely be for the convenience of the parties hereto.

(b) If at any time after this Agreement is amended pursuant to Section 8.17(a) to include any Additional Financial Covenant (an “Incorporated Financial Covenant”) contained in any Other Debt Agreement, such Incorporated Financial Covenant ceases to be in effect under, or is deleted from, such Other Debt Agreement, or is amended or modified for the purposes of such Other Debt Agreement so as to become less restrictive with respect to the Borrower or any of its Subsidiaries, then (i) on or prior to the third Business Day following the effectiveness of any such cessation, deletion, amendment or modification, the Borrower shall notify the Administrative Agent thereof, and (ii) whether or not the Borrower provides such notice, so long as no Default or Event of Default in respect of such Incorporated Financial Covenant shall be in existence, the terms of this Agreement shall, without any further action on the part of the Borrower, the Administrative Agent or any Lender, be deemed to be amended automatically to delete such Incorporated Financial Covenant or incorporate the same amendments or modifications to such Incorporated Financial Covenant, as applicable, mutatis mutandis effective as of the date when such Incorporated Financial Covenant ceased to be in effect under, or was deleted from, or was amended or modified in such Other Debt Agreement, as applicable. Upon the request of the Borrower, the Majority Lenders will execute and deliver an amendment to this Agreement to delete or similarly amend or modify, as the case may be, such Incorporated Financial Covenant as in effect in this Agreement. Notwithstanding the foregoing, no amendment to this Agreement pursuant to this Section 8.17(b) as the result of any Incorporated Financial Covenant ceasing to be in effect or being deleted, amended or otherwise modified shall cause any covenant or Event of Default in this Agreement to be less restrictive as to the Borrower or any Subsidiary than such covenant or Event of Default as contained in this Agreement as in effect on the Effective Date, and as amended, supplemented or otherwise modified thereafter (other than as the result of the application of Section 8.17(a)).

Section 8.18. Accounts.

(a) On or prior to the date that is 60 days after the Effective Date (or such later date as may be acceptable to the Administrative Agent in its sole discretion), the Borrower shall have, and shall have caused each Subsidiary to have, caused each of its Deposit Accounts, Securities Accounts and Commodity Accounts (other than Excluded Accounts) to be subject to a Control Agreement.

(b) From and after the date that is 60 days after the Effective Date, the Borrower shall, and shall cause each Subsidiary to: (i) deposit or cause to be deposited directly, all Cash Receipts into one or more Deposit Accounts in which the Administrative Agent has been granted a first-priority perfected Lien and that, in each case, is listed on Schedule 7.26 and is subject to a Control Agreement (other than amounts referred to in the definition of “Excluded Accounts”, which may be deposited in Excluded Accounts), (ii) deposit or credit or cause to be deposited or credited directly, all securities and financial assets held or owned by (whether directly or indirectly), credited to the account of, or otherwise reflected as an asset on the balance sheet of, the Borrower and its Subsidiaries (including, without limitation, all marketable securities, treasury bonds and bills, certificates of deposit, investments in money market funds and commercial paper) into one or more Securities Accounts in which the Administrative Agent has been granted a first-priority perfected Lien and that is listed on Schedule 7.26 and that is subject to a Control Agreement and (iii) cause all commodity contracts held or owned by (whether directly or indirectly), credited to the account of, or otherwise reflected as an asset on the balance sheet of, the Borrower and its Subsidiaries, to be carried or held in one or more Commodity Accounts in which the Administrative Agent has been granted a first-priority perfected Lien and that is listed on Schedule 7.26 and that is subject to a Control Agreement.

Section 8.19. Consolidated Cash Balance Information. Upon the request of the Administrative Agent on the Business Day next succeeding such request, the Borrower shall provide to the Administrative Agent, (a) a certificate of a Financial Officer in substantially the form of Exhibit I, certifying as to the amount of the Consolidated Cash Balance and the amount of Excess Cash, if any, as of such date, and (b) attaching thereto, summary and balance statements, in a form reasonably acceptable to the Administrative Agent, for each Deposit Account, Securities Account, Commodity Account, or other account in which any Consolidated Cash Balance is held, credited or carried.

Section 8.20. Post-Effective Date Requirements. Within 20 Business Days after the Effective Date (or such later date as may be reasonably agreed by the Administrative Agent), the Borrower shall either (a) deliver to the Administrative Agent evidence, reasonably satisfactory to the Administrative Agent, of the liquidation, dissolution, merger or consolidation into Parent, the Borrower or any Subsidiary Guarantor, as applicable, of EnVen Deepwater or (b) cause EnVen Deepwater to guarantee the Secured Obligations by executing and delivering a supplement to the Guaranty Agreement in form and substance reasonably acceptable to the Administrative Agent and, in connection therewith, execute and deliver such other additional closing documents, certificates and legal opinions as shall reasonably be requested by the Administrative Agent.

ARTICLE IX

NEGATIVE COVENANTS

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder and all other amounts payable under the Loan Documents have been paid in full in immediately available funds and all Letters of Credit have expired or terminated or cash collateralized and all LC Disbursements shall have been reimbursed, each of the Parent and the Borrower covenants and agrees with the Lenders that:

Section 9.01. Financial Covenants.

(a) Ratio of Total Funded Debt to EBITDAX. The Borrower will not, as of the last day of any fiscal quarter beginning with the fiscal quarter ending December 31, 2016, permit its Leverage Ratio to be greater than 2.5 to 1.0.

(b) Current Ratio. The Borrower will not permit, as of the last day of any fiscal quarter ending on or after December 31, 2016, its ratio of (i) consolidated current assets (including the unused amount of the total Commitments, but excluding non-cash assets under ASC 815 and current plugging and abandonment restricted cash) to (ii) consolidated current liabilities (excluding non-cash obligations under ASC 815, current liabilities for plugging and abandonment expense and current maturities under this Agreement) to be less than 1.0 to 1.0.

(c) PDP Reserves Coverage Ratio. Solely to the extent required by the Second Lien Credit Agreement, the Borrower will not permit the PDP Reserves Coverage Ratio, as of the last day of each fiscal year and June 30 of each fiscal year to be less than the required level specified for such period in the Second Lien Credit Agreement.

(d) Notwithstanding anything to the contrary in this Agreement, in the event the Borrower fails to comply with any financial covenant set forth in Section 9.01, the Borrower shall have the right to cure such failure to comply (the “Cure Right”) by issuing equity (other than Disqualified Capital Stock) for cash or otherwise receiving cash contributions (a “Specified Equity Contribution”), during the period commencing on the Business Day following the last day of the most recently ended fiscal quarter of the Borrower and ending ten (10) Business Days after the day on which financial statements are required to be delivered pursuant to Sections 8.01(a) or (b), as applicable, with respect to such fiscal quarter (such period, the “Cure Period”), and at the Borrower’s election, such Specified Equity Contribution shall either (x) be included as a current asset or (y) either (but not both)be included in EBITDAX or be used to repay Debt, and compliance with this Section 9.01 shall be recalculated giving effect to such adjustment for such fiscal quarter and each applicable subsequent period; provided that (i) the Borrower delivers written notice to the Administrative Agent that it has elected to cure the failure to comply and clearly setting forth such Specified Equity Contribution in the computation required therein (which written notice may be included in the certificate required by Section 8.01(c)); (ii) such Specified Equity Contribution is received by the Borrower during the Cure Period; (iii) in each four consecutive fiscal quarter period there shall be at least two fiscal quarters in which no Specified Equity Contribution is made and the Cure Right may not be exercised in consecutive fiscal quarters; (iv) there shall be no more than five Specified Equity Contributions during the term of this Agreement; (v) the amount of any Specified Equity Contribution shall not exceed the amount necessary for the Borrower to be in pro forma compliance with each of the financial covenants set forth Section 9.01 for the relevant fiscal period, as applicable; (vi) 100% of the net cash proceeds received by the Borrower from each Specified Equity Contribution will, at the Borrower’s election, either (x) be treated as a current asset or (y) either (but not both) be counted as EBITDAX or used to repay Debt with a permanent reduction in commitments; (vii) all Cure Rights pursuant to this Section 9.01(d) and all Specified Equity Contributions shall be disregarded for the purposes of any financial ratio determination under this Agreement other than for determining compliance with the financial covenants set forth in Section 9.01 and for the avoidance of doubt, may not be relied on for purposes of calculating pro forma compliance with any Financial Covenants hereunder and shall not result in any adjustment to any baskets or other amounts that are based in in whole or in part on compliance with the Financial Covenants); (viii)

upon the Administrative Agent’s receipt of a written notice from the Borrower that the Borrower intends to exercise the Cure Right (a “Notice of Intent to Cure”), until the 10th Business Day following the date on which financial statements for the fiscal quarter to which such Notice of Intent to Cure relates are required to be delivered pursuant to Section 8.01(a) or (b), as applicable, neither the Administrative Agent (nor any sub-agent therefor) nor any Lender shall exercise any right to accelerate the Loans or terminate the Commitments, and none of the Administrative Agent (nor any sub-agent therefor) nor any Lender shall exercise any right to foreclose on or take possession of the Collateral or any other right or remedy under the Loan Documents solely on the basis of the relevant Event of Default having occurred and being continuing under Section 9.01 (provided that nothing in this clause (viii) shall waive any Default that exists until such recalculation). If after giving effect to such recalculation the Borrower is in compliance with Section 9.01, the Borrower shall be deemed to have satisfied the requirements of this Section 9.01 as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of Section 9.01 that had occurred (or would have occurred) shall be deemed cured for the purposes of this Agreement.

Section 9.02. Debt. Neither the Parent nor the Borrower will, and will not permit any Subsidiary to, incur, create, assume or suffer to exist any Debt, except:

(a) the Notes or other Secured Obligations or any guaranty of or suretyship arrangement for the Notes or other Secured Obligations;

(b) Debt of the Borrower and its Subsidiaries existing on the Effective Date that is reflected in the Financial Statements, or set forth on Schedule 9.02, any extensions, renewals or replacements of such Debt, and any Permitted Refinancing Debt in respect thereof;

(c) purchase money Debt, Debt with respect to Synthetic Leases, and Debt under Capital Leases not to exceed $7,500,000 in the aggregate at any time outstanding;

(d) Debt in respect of self-insurance obligations or bid, plugging and abandonment, appeal, reimbursement, performance, surety and similar bonds and completion guarantees provided by the Borrower or any Subsidiary in the ordinary course of business or obligations and workers’ compensation claims in the ordinary course of business;

(e) intercompany Debt among the Loan Parties to the extent permitted by Section 9.05(g); provided that such Debt is not held, assigned, transferred, negotiated or pledged to any Person other than the Borrower or a Subsidiary Guarantor, and, provided further, that any such Debt owed by either the Borrower or a Subsidiary Guarantor shall be subordinated to the Secured Obligations on terms set forth in the Guaranty Agreement;

(f) endorsements of negotiable instruments for collection in the ordinary course of business;

(g) Debt under the Second Lien Loans, the original principal amount of which does not exceed $225,000,000 and under any guarantees thereof and Permitted Refinancing Debt of such Debt;

(h) insurance premiums if the amount financed does not exceed the premium payable for the current policy period;

(i) other Debt not to exceed, in the aggregate at any one time outstanding, an amount equal to the greater of (A) $10,000,000 or (B) 5% of the Borrowing Base in effect on the date such Debt is incurred;

(j) Debt arising under Cash Management Agreements;

(k) Debt arising from any obligation arising from agreements of the Borrower or any Subsidiary providing for indemnification, adjustment of purchase price, earn outs, or similar obligations, in each case, incurred or assumed in connection with the Disposition or acquisition of any business, assets or Equity Interest of a Subsidiary in a transaction permitted under this Agreement; provided that such obligation is not reflected as a liability on the face of the balance sheet of the Borrower or any Subsidiary, and provided further that the aggregate amount of Debt incurred under Sections 9.02(k), 9.02(l) and 9.02(m) at the time of incurrence does not exceed 7.5% of the then effective Borrowing Base;

(l) Debt of any Person that becomes a Subsidiary after the Effective Date pursuant to an acquisition permitted hereby; provided that (i) such Debt exists at the time such Persons becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary, (ii) immediately before and after such Person becomes a Subsidiary, no Default or Event of Default shall have occurred and be continuing (iii) immediately after giving effect to such acquisition on a pro forma basis as if such acquisition had been made at the beginning of the applicable four-quarter period, the Borrower would have been permitted to incur at least $1.00 of additional Debt pursuant to the Leverage Ratio test set forth in Section 9.01(a), (iv) such Debt is unsecured and is not guaranteed by the Borrower or any other Subsidiary, (v) the maturity date of such Debt is at least six months after the Maturity Date and (vi) the aggregate amount of Debt incurred under Sections 9.02(k), 9.02(l) and 9.02(m) at the time of incurrence does not exceed 7.5% of the then effective Borrowing Base; and

(m) Debt of the Borrower (including Debt incurred in connection with an acquisition permitted hereby); provided that (i) the Leverage Ratio for the Borrower’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Debt is incurred would have been no greater than 2.50 to 1.00, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Debt had been incurred at the beginning of such four-quarter period, (ii) such Debt is unsecured, (iii) the maturity date of such Debt is at least six months after the Maturity Date and (iv) the aggregate amount of Debt incurred under Sections 9.02(k), 9.02(l) and 9.02(m) at the time of incurrence does not exceed 7.5% of the then effective Borrowing Base.

(n) Debt consisting of senior unsecured notes provided that (i) no Second Lien Loans are outstanding at any time such Debt is outstanding, (ii) the aggregate principal amount of such Debt outstanding at any time does not exceed $400,000,000, (iii) such Debt does not have any scheduled amortization prior to 180 days prior to the Maturity Date, (iv) such Debt does do not mature sooner than 180 days prior to the Maturity Date, and (v) such Debt is subject to an intercreditor agreement reasonably satisfactory to the Majority Lenders.

Section 9.03. Liens. Neither the Parent, nor the Borrower will, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any of its Properties (now owned or hereafter acquired), except:

(a) Liens securing the payment of any Secured Obligations;

(b) Excepted Liens;

(c) Liens securing purchase money Debt and Capital Leases permitted by Section 9.02(c) but only on the Property and improvements and accessions thereof and proceeds thereof acquired or under lease; provided that such Liens are created within 180 days of construction, acquisition or lease of such Property;

(d) Liens on Property securing the Second Lien Loans and any guaranties thereof as permitted by Section 9.02(g); provided, however, that such Liens securing such Debt are subordinate to the Liens securing the Secured Obligations, this Agreement and the other Loan Documents pursuant to the Intercreditor Agreement;

(e) Liens existing on the Effective Date and set forth on Schedule 9.03; provided that such Liens shall secure only those obligations which they secure on the Effective Date and extensions, renewals and replacements thereof permitted hereunder and provided further that such Liens shall not apply to any Property other than the Property they apply to on the Effective Date;

(f) Liens on cash collateral to secure bonds and other arrangements in place for plugging and abandonment liabilities of the Borrower and its Subsidiaries; and

(g) Liens on the Property described in that certain Act of Mortgage to Secure Future Advances, Collateral Assignment and Security Agreement by and between EnVen Opco and Shell Offshore, dated September 9, 2014 (as in effect on the Effective Date without any amendments, modifications, supplements or other changes thereto, the “Act of Mortgage”) securing the Obligations (as defined in the Act of Mortgage); and

(h) Liens on Property not constituting Mortgaged Property not otherwise permitted by the foregoing clauses of this Section 9.03; provided that the aggregate principal or face amount of all Debt secured under this Section 9.03(h) shall not exceed $7,500,000 at any time.

Section 9.04. Dividends, Distributions and Redemptions; Repayment of Second Lien Loans.

(a) Restricted Payments. Neither the Parent nor the Borrower will, and will not permit any Subsidiary to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, return any capital to its stockholders or make any distribution of its Property to its Equity Interest holders, except:

(i) the Borrower and any Subsidiary may declare and pay dividends with respect to its Equity Interests solely with additional Equity Interests (other than Disqualified Capital Stock);

(ii) any Subsidiary may declare and pay dividends to the Borrower and any Wholly-Owned Subsidiary that is a Subsidiary Guarantor;

(iii) the Borrower may declare and make Restricted Payments to the Parent so that the Parent may make Restricted Payments in an amount not to exceed (A) $5,000,000 in any fiscal year and (B) $10,000,000 in the aggregate prior to the Maturity Date, so long as before and after giving effect to such Restricted Payment, (I) no Borrowing Base Deficiency, Event of Default or Default shall have occurred and be continuing or would result therefrom; (III) the Leverage Ratio after giving effect to such Restricted Payment is less than 1.00 to 1.00; and (III) the outstanding principal balance of the Loans is $0;

(iv) so long as no Borrowing Base Deficiency, Event of Default or Default shall have occurred and be continuing or would result therefrom, the Borrower may declare or make distributions to the Parent so that the Parent may, repurchase its Equity Interests owned by employees of the Parent, the Borrower or the Subsidiaries or make payments to employees of the Parent, the Borrower or the Subsidiaries upon termination of employment in connection with the exercise of stock options, stock appreciation rights or similar equity incentives or equity based incentives pursuant to management incentive plans or in connection with the death or disability of such employees; provided that the aggregate cash consideration paid for all such repurchases, redemptions and payments shall not exceed, in any fiscal year, $1,500,000; provided, further, that any such repurchases, redemptions or payments permitted to be made (but not made) pursuant hereto in a given fiscal year may be carried forward and made in the immediately succeeding fiscal year or carried back and made in the immediately preceding fiscal year; provided further that during an Event of Default or Borrowing Base Deficiency, any payments described in this clause may accrue and shall be permitted to be paid upon such Event of Default or Borrowing Base Deficiency no longer existing so long as no other Event of Default or Borrowing Base Deficiency is continuing at such time;

(v) so long as no Event of Default or Default shall have occurred and be continuing, the Parent may distribute any Equity Interests of the Borrower to the Equity Interest holders of the Parent in connection with a Qualified Equity Offering;

(vi) to the extent that (A) no Event of Default has occurred and is continuing or would result therefrom and (B) with respect to any Restricted Payment made in cash, (1) no Borrowing Base Deficiency has occurred and is continuing or would result therefrom and (2) immediately after giving effect to any Restricted Payment made in cash, availability hereunder is equal or greater than 20% of the then effective Borrowing Base, Restricted Payments in cash or

Equity Interests (other than Disqualified Capital Stock) made by the Borrower to the Parent at such times and in such amounts necessary to allow the Parent to make scheduled payments of dividends required by the Effective Date Preferred Equity Documents as in effect as of the Effective Date without giving effect to any amendments, modifications, supplements or other changes thereto, and corresponding payments by Parent to the holders of the Effective Date Preferred Equity;

(vii) to the extent that no Event of Default or Borrowing Base Deficiency has occurred and is continuing or would result therefrom, the Borrower may make Permitted Tax Distributions; and

(viii) so long as no Event of Default or Default shall have occurred and be continuing, the Parent may purchase, redeem, retire, acquire, cancel or terminate any Equity Interests in the Parent or any option, warrant or other right to acquire Equity Interests in the Parent with the net proceeds of any sale of Equity Interests (other than Disqualified Capital Stock) in the Parent.

(b) Redemption of Second Lien Loans; Amendment of Second Lien Term Loan Documents. The Borrower will not, and will not permit any Subsidiary to:

(i) call, make or offer to make any optional or voluntary prepayment or redemption of or otherwise optionally or voluntarily redeem or prepay (whether in whole or in part) the Second Lien Loans or any permitted Refinancing Debt in respect thereof; provided that the Borrower may redeem or prepay the Second Lien Loan:

(A)	with the proceeds of any Permitted Refinancing Debt,

(B)	with the net proceeds of any sale of Equity Interests (other than Disqualified Capital Stock) of the Borrower or

(C)	so long as

(I)	no Event of Default or Default shall have occurred and be continuing or would result therefrom,

(II)	the Leverage Ratio after giving effect to such Restricted Payment is less than 1.00 to 1.00, and

(III)

Availability under this Agreement after giving effect to such Restricted Payment is not less than the greater of (1) $40,000,000 and (2) 35% of the then effective Borrowing Base (as adjusted for the relevant prepayment of the Second Lien Loans), the Borrower may prepay the Second Lien Loans in an amount not to exceed (x) $5,000,000 in any fiscal year and $10,000,000 in the aggregate prior to the expiration of this Agreement and (y) the net cash proceeds of asset sales or other dispositions of property permitted to be retained by the Borrower under the Second Lien Term Loan Agreement; provided that the caps on distributions in clause (x) of this Section 9.04(b)(i)(C) apply to the aggregate of redemptions and prepayments made under this Section 9.04(b)(i)(C) during such period and provided further that the aggregate of such redemptions or prepayments made under this Section 9.04(b)(i)(C) may not exceed $50,000,000 during the term of this Agreement; or

(ii) amend, modify, waive or otherwise change, consent or agree to any amendment, modification, waiver or other change to, any of the terms of the Second Lien Term Loan Agreement in a manner that contravenes the Intercreditor Agreement (provided that the Borrower complies with Section 8.14(b) and (d), if applicable).

Section 9.05. Investments, Loans and Advances. Neither the Parent nor the Borrower will, and will not permit any Subsidiary to, make or permit to remain outstanding any Investments in or to any Person, except that the foregoing restriction shall not apply to:

(a) Investments reflected in the Financial Statements or which are disclosed to the Lenders in Schedule 9.05;

(b) accounts receivable arising in the ordinary course of business;

(c) Investments in cash and Cash Equivalents and Investments in assets that were Cash Equivalents when such Investment was made;

(d) Investments (i) made by the Parent in or to the Borrower or any Subsidiary Guarantor, (ii) made by the Borrower in or to any Person that, prior to such Investment, is a Subsidiary Guarantor and (iii) made by any Subsidiary in or to the Borrower or any Person that, prior to such Investment, is a Subsidiary Guarantor;

(e) Investments (including, without limitation, capital contributions) in general or limited partnerships or other types of entities (each a “venture”) entered into by the Borrower or a Subsidiary with others in the ordinary course of business; provided that (i) any such venture is engaged exclusively in oil and gas exploration, development, production, processing and related activities, including transportation, (ii) the interest in such venture is acquired in the ordinary course of business, and (iii) such venture interests acquired and capital contributions made (valued as of the date such interest was acquired or the contribution made) do not exceed, in the aggregate at any time outstanding an amount equal to the greater of (A) $10,000,000 or (B) 5% of the Borrowing Base in effect on the date such Investment was made;

(f) loans or advances to employees, officers or directors in the ordinary course of business of the Borrower or any of its Subsidiaries, in each case only as permitted by applicable law, including Section 402 of the Sarbanes-Oxley Act of 2002, but in any event not to exceed $1,500,000 in the aggregate outstanding at any time;

(g) Investments received in settlement of debts (either arising in the ordinary course of business or from Investments permitted under this Section 9.05) owing to the Borrower or any Subsidiary as a result of a bankruptcy or other insolvency proceeding of the obligor in respect of such debts, a settlement of delinquent accounts or disputes with customers or suppliers, or upon the enforcement of any Lien in favor of the Borrower or any of its Subsidiaries;

(h) guarantees by the Borrower and any Guarantor (other than the Parent) of Debt permitted by Section 9.02;

(i) guarantees by the Borrower or any Guarantor of obligations that do not constitute Debt to the extent entered into in the ordinary course of business;

(j) Investments arising from the endorsement of financial instruments in the ordinary course of business;

(k) Investments in the form of or pursuant to operating agreements, processing agreements, farm in agreements, farm-out agreements, developments agreements, area of mutual interest agreements, unitization agreements, pooling agreements, joint bidding agreements, and service contracts, in each case, in the ordinary course of business;

(l) other Investments not to exceed, in the aggregate at any time outstanding, an amount equal to the greater of (A) $10,000,000 or (B) 5% of the Borrowing Base in effect on the date such Investments are made;

(m) Investments arising out of the receipt by the Borrower or any Subsidiary of noncash consideration for the sale of assets permitted under Section 9.10;

(n) Investments of a Subsidiary acquired after the Effective Date or of a Person merged into any Loan Party in accordance with Section 9.09 after the Effective Date to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation;

(o) Swap Agreements permitted under this Agreement; and

(p) Permitted Acquisitions.

Section 9.06. Nature of Business; International Operations. Neither the Parent, nor the Borrower will, and they will not permit any Subsidiary to, allow any material change to be made in the character of its business as an independent oil and gas exploration and production company. From and after the Effective Date, none of the Parent, the Borrower or any Subsidiary will acquire or make any other expenditure (whether such expenditure is capital, operating or otherwise) in or related to, any Oil and Gas Properties not located within the geographical boundaries of the United States of America and the outer continental shelf adjacent thereto and subject to the jurisdiction of the United States of America.

Section 9.07. Proceeds of Loans. Neither the Parent nor the Borrower will permit the proceeds of the Loans to be used for any purpose other than as provided in Section 7.21. Neither the Borrower nor any Person acting on behalf of the Borrower has taken or will take any action which might cause any of the Loan Documents to violate Regulations U or X or any other regulation of the Board or to violate Section 7 of the Exchange Act or any rule or regulation thereunder, in each case as now in effect or as the same may hereinafter be in effect. If requested by the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form U-1 or such other form referred to in Regulation U, Regulation T or Regulation X of the Board, as the case may be. The Borrower will not request any Borrowing or Letter of Credit, and the Borrower shall not use, and shall procure that the Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Borrowing or Letter of Credit in violation of Section 7.24.

Section 9.08. Sale or Discount of Receivables. Except for receivables obtained by the Borrower or any Subsidiary out of the ordinary course of business or the settlement of joint interest billing accounts in the ordinary course of business or discounts granted to settle collection of accounts receivable or the sale of defaulted accounts arising in the ordinary course of business in connection with the compromise or collection thereof and not in connection with any financing transaction, neither the Parent, nor the Borrower will, and will not permit any Subsidiary to, discount or sell (with or without recourse) any of its notes receivable or accounts receivable.

Section 9.09. Mergers, Etc. Neither the Parent nor the Borrower will, and will not permit any Subsidiary to, merge into or with or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its Property to any other Person (whether now owned or hereafter acquired) (any such transaction, a “consolidation”), or liquidate or dissolve; provided that the following shall be permitted:

(a) any Subsidiary may participate in a consolidation with the Borrower (provided that the Borrower shall be the continuing or surviving corporation) or any other Subsidiary that is a Domestic Subsidiary (provided that if one of such Subsidiaries is a Wholly-Owned Subsidiary, then the surviving Person shall be a Wholly-Owned Subsidiary);

(b) any Person (that is not a Subsidiary) may participate in a consolidation with the Borrower (provided that the Borrower shall be the continuing or surviving Person) or a Guarantor (provided that the surviving Person shall be a Guarantor);

(c) any Subsidiary may liquidate or dissolve if (i) the continued existence and operation of such Subsidiary is no longer in the best interests of the Borrower and its Subsidiaries taken as a whole (as determined by a Responsible Officer of the Borrower), (ii) such liquidation and dissolution is not disadvantageous in any material respect to the Lenders, (iii) at the time thereof and immediately after giving effect thereto, no Default shall occur and be continuing and no Borrowing Base Deficiency would result therefrom, and (iv) the assets of such Subsidiary are distributed to the Borrower or another Subsidiary (or if such Subsidiary is a Guarantor, to another Guarantor) or are otherwise Disposed of in accordance with Section 9.10;

(d) any Disposition permitted by Section 9.10;

(e) a Permitted Acquisition (subject to compliance with clause (b) of this Section 9.09); and

(f) any Disposition of Equity Interests of the Borrower permitted by Section 9.04(a)(vi).

Section 9.10. Sale of Properties. Neither the Parent nor the Borrower will, and will not permit any Subsidiary to, Dispose of any Property or any interest therein (including within such prohibition transfers and Dispositions of overriding royalty interests, production payments, net profits interests and any other interests payable out of or measured by production or the proceeds of production) or any Subsidiary owning any such Oil and Gas Property, other than:

(a) sales of Hydrocarbons in the ordinary course of business and sales and transfers of obsolete, worn-out, surplus or uneconomic equipment in the ordinary course of business;

(b) so long as no Event of Default then exists or would result from such action, farmouts and leases of any of the Oil and Gas Properties not included in the determination of the then current Borrowing Base, so long as such farmouts and leases are in the ordinary course of business and on terms customary in the industry;

(c) Disposition of any Investments permitted under Sections 9.05(a), 9.05(c), 9.05(e), 9.05(g), 9.05(j) (but only to the extent they are of the type permitted in Sections 9.05(a), 9.05(c), 9.05(e), 9.05(g), 9.05(k) and 9.05(m)), 9.05(k) and 9.05(m);

(d) Dispositions (including farmouts) of any Oil and Gas Properties or any interest therein or Equity Interests of any Subsidiary owning Oil and Gas Properties; provided that: (i) 85% of the consideration received in respect of such Disposition of any such Oil and Gas Property or Equity Interests shall be cash and any portion of the non-cash consideration received (to the extent constituting an Investment) is permitted under Section 9.05 and pledged as collateral to secure the Secured Obligations; provided further that if a Borrowing Base Deficiency exists at such time 100% of such consideration shall be cash, (ii) no Event of Default has occurred and is continuing at the date of such sale or other Disposition and no Event of Default would result therefrom, (iii) if the consideration received in respect of such Disposition shall be equal to or greater than the fair market value of the Oil and Gas Property, interest therein or Subsidiary subject of such sale or other Disposition (as reasonably determined by the board of managers of the Borrower and, if requested by the Administrative Agent, the Borrower shall deliver a certificate of a Responsible Officer of the Borrower certifying to that effect), (iv) the Borrowing Base shall be reduced to the extent required by Section 2.07(e) and (v) if any such Disposition is of Equity Interests in a Subsidiary owning Oil and Gas Properties, such sale or other Disposition shall include all the Equity Interests of such Subsidiary;

(e) Dispositions of claims against customers, working interest owners, other industry partners or any other Person in connection with workouts or bankruptcy, insolvency or other similar proceedings with respect thereto;

(f) Dispositions of funds collected for the beneficial interest of, or of the interests owned by, royalty, overriding royalty or working interest owners;

(g) transfers between the Borrower and a Subsidiary or between Subsidiaries; provided that (i) with respect to any transfers of Equity Interests in any Subsidiaries of the Borrower, the requirements of Section 8.14(b) are satisfied and (ii) with respect to any transfer of Proved Reserves, (A) the transferee delivers mortgages or other Security Instruments in favor of the Administrative Agent substantially contemporaneously with such transfer, so that after giving effect thereto, the Loan Parties are in compliance with Section 8.14(a), (B) before and immediately after giving effect to such Disposition, no Default or Event of Default exists or would exist and (C) if any Property to be Disposed of in reliance on this Section 9.10(g)(ii) is subject to a Lien securing any of the Secured Obligations, then, such Disposition shall only be permitted to the extent that the Administrative Agent determines in its sole discretion that such Disposition would not adversely affect or impair the validity, perfection or priority of such Lien (after taking into account any relevant facts or circumstances, including any release of Lien on such Property in connection with such Disposition, any perceived preference or fraudulent conveyance risk, the existence of any junior Liens on such Property, and any actions to be taken prior to or simultaneously with such Disposition by the Borrower and its Subsidiaries, including the execution and delivery of such Security Instruments satisfactory to the Administrative Agent as are requested by the Administrative Agent to create and perfect a Lien on such Property in favor of the Administrative Agent to at least the same extent and having the same priority as the Lien on such Property immediately prior to such Disposition);

(h) Dispositions of Properties not regulated by Section 9.10(a) to (d) having a fair market value not to exceed $3,000,000 during any 6-month period; and

(i) Dispositions of Equity Interests of the Borrower permitted under Section 9.04(a)(vi).

Notwithstanding anything to the contrary herein contained, the Parent and the Borrower shall, or shall cause its Subsidiaries to, use the net cash proceeds, if any, of any Disposition made while a Borrowing Base Deficiency exists to eliminate such Borrowing Base Deficiency (or reduce such Borrowing Base Deficiency to the extent such net cash proceeds are not sufficient to eliminate such Borrowing Base Deficiency); provided that the Borrower will not be required to so apply the net cash proceeds from the sale or transfer of the property or assets securing any secured Debt permitted by Section 9.03(c) or (d) to the extent such net cash proceeds are applied to discharge such Debt.

Section 9.11. Transactions with Affiliates. Neither the Parent nor the Borrower will, and will not permit any Subsidiary to, enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of Property or the rendering of any service, with any Affiliate (other than the Guarantors and Wholly-Owned Subsidiaries of the Borrower or any portfolio company of a Permitted Holder who is an Affiliate of that Permitted Holder); provided, however, that the foregoing restrictions will not apply to (a) transactions that are not otherwise prohibited under this Agreement and are upon fair and reasonable terms no less favorable to it than it would obtain in a comparable arm’s length transaction with a Person not an Affiliate, (b) reasonable and customary fees paid to members of the board of directors (or similar governing body) of the Parent, the Borrower and its Subsidiaries, (c) indemnification, benefit, compensation and other employment arrangements and agreements for directors, officers and other employees of the Parent, the Borrower and its Subsidiaries entered into in the ordinary course of business, (d) transactions permitted by Section 9.04(a), (e) transactions set forth on Schedule 9.11, and (f) the Specified Affiliate Transactions.

Section 9.12. Negative Pledge Agreements; Dividend Restrictions. Neither the Parent nor the Borrower will, and will not permit any Subsidiary to, create, incur, assume or suffer to exist any contract, agreement or understanding which in any way prohibits or restricts the granting, conveying, creation or imposition of any Lien on any of its material Property in favor of the Administrative Agent and the Lenders or restricts any Subsidiary from paying dividends or making distributions to the Borrower or any Guarantor, or which requires the consent of or notice to other Persons in connection therewith; provided, however, that the preceding restrictions will not apply to encumbrances or restrictions arising under or by reason of (i) this Agreement, the Security Instruments or the Second Lien Loan Documents, (ii) Liens permitted by Section 9.03(c) (but only to the extent related to the Property on which such Liens were created), (iii) any leases or licenses or similar contracts as they affect any Property or Lien subject to a lease or license or similar contract, (iv) any restriction with respect to the Parent, the Borrower or a Subsidiary imposed pursuant to an agreement entered into for the direct or indirect sale or Disposition of the Property of the Parent, the Borrower or such Subsidiary or all or substantially all the equity of a Subsidiary (or the Property that is subject to such restriction) pending the closing of such sale or Disposition, (v) customary provisions with respect to the distribution of Property in joint venture agreements or (vi) restrictions in respect of Indebtedness permitted by Section 9.02(l).

Section 9.13. Gas Imbalances, Take-or-Pay or Other Prepayments. Neither the Parent nor the Borrower will, and will not permit any Subsidiary to, allow gas imbalances, take-or-pay or other prepayments with respect to the Oil and Gas Properties of the Parent, the Borrower or any Subsidiary that would require the Parent, the Borrower or such Subsidiary to deliver Hydrocarbons at some future time without then or thereafter receiving full payment therefor exceeding five percent (5.0%) or more of the monthly production of Hydrocarbons produced from such Oil and Gas Properties in the aggregate.

Section 9.14. Swap Agreements. Neither the Parent, nor the Borrower will, and will not permit any Subsidiary to, enter into any Swap Agreements with any Person other than (a) Swap Agreements in respect of commodities (i) with an Approved Counterparty, (ii) which do not have a tenor of longer than forty-eight (48) months and (iii) the notional volumes for which (when aggregated with other commodity Swap Agreements then in effect other than basis differential swaps on volumes already hedged pursuant to other Swap Agreements) do not exceed, as of the date such Swap Agreement is executed, (A) for the months of December through July, 85% and (B) for the months of August to November 70%, in each case, of the reasonably anticipated projected production from proved, developed, producing Oil and Gas Properties for each month during the period during which such Swap Agreement is in effect for each of crude oil, natural gas liquids and natural gas, calculated separately, and (b) Swap Agreements in respect of interest rates with an Approved Counterparty as follows: (i) Swap Agreements effectively converting interest rates from fixed to floating, the notional amounts of which (when aggregated with all other Swap Agreements of the Borrower and its Subsidiaries then in effect effectively converting interest rates from fixed to floating) do not exceed 100% of the then outstanding principal amount of the Borrower’s Debt for borrowed money which bears interest at a fixed rate and (ii) Swap Agreements effectively converting interest rates from floating to fixed, the notional amounts of which (when aggregated with all other Swap Agreements of the Borrower and its Subsidiaries then in effect effectively converting interest rates from floating to fixed) do not exceed 100% of the then outstanding principal amount of the Borrower’s Debt for borrowed money which bears interest at a floating rate.

Section 9.15. Marketing Activities. Neither the Parent nor the Borrower will, and will not permit any of its Subsidiaries to, engage in marketing activities for any Hydrocarbons or enter into any contracts related thereto other than (i) contracts for the sale of Hydrocarbons scheduled or reasonably estimated to be produced from their proved Oil and Gas Properties during the period of such contract, (ii) contracts for the sale of Hydrocarbons scheduled or reasonably estimated to be produced from proved Oil and Gas Properties of third parties during the period of such contract associated with the Oil and Gas Properties of the Borrower and its Subsidiaries that the Borrower or one of its Subsidiaries has the right to market pursuant to joint operating agreements, unitization agreements or other similar contracts that are usual and customary in the oil and gas business and (iii) other contracts for the purchase and/or sale of Hydrocarbons of third parties (A) which have generally offsetting provisions (i.e., corresponding pricing mechanics, delivery dates and points and volumes) such that no “position” is taken and (B) for which appropriate credit support has been taken to alleviate the material credit risks of the counterparty thereto.

Section 9.16. Sale and Leasebacks. Enter into any arrangement with any Person providing for the leasing by the Parent, the Borrower or any of their Subsidiaries of real or personal property that has been or is to be sold or transferred by the Parent, the Borrower or any such Subsidiary, as applicable, to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of the Parent, the Borrower or any such Subsidiary, as applicable.

Section 9.17. Fiscal Year. Neither Parent nor the Borrower will change its fiscal year end to a date other than December 31.

Section 9.18. New Accounts. Without the prior written consent of the Administrative Agent, the Borrower will not, and will not permit any Subsidiary to, open or otherwise establish, or deposit, credit or otherwise transfer any Cash Receipts, securities, financial assets or any other property into, any Deposit Account, Securities Account or Commodity Account other than (a) any Deposit Account, Securities Account and Commodity Account listed on Schedule 7.26 in which the Administrative Agent has been granted a first-priority perfected Lien and that, in each case, is subject to a Control Agreement or (b) any Excluded Account (solely with respect to amounts referred to in the definition thereof).

Section 9.19. Passive Holding Company Status of Parent. The Parent shall not engage in any material operating or business activities other than the following (and activities incidental thereto): (a) its ownership of the Equity Interests of the Borrower and its indirect ownership (via the Borrower) of the Subsidiaries of the Borrower, (b) the maintenance of its legal existence (including the ability to incur fees, costs and expenses relating to such maintenance) and compliance with applicable laws, (c) the performance of its obligations with respect to the Loan Documents and the documentation governing other permitted Debt to which it is a party , (d) any public offering of its common stock or any other issuance or sale of its Equity Interests (in each case to the extent permitted by Section 9.04(a)), (e) payment of taxes, dividends (to the extent permitted by Section 9.04(a)) and making contributions to the capital of the Loan Parties (to the extent permitted by Section 9.05), (f) participating in legal, tax, accounting and other administrative matters as a member of the consolidated group of the Parent and its subsidiaries or the making and filing of any reports required by Governmental Authority, (g) the making or receiving of Restricted Payments permitted hereunder, (h) holding any cash incidental to any activities permitted under this Section 9.19, (i) providing indemnification to officers, managers and directors, (j) carrying out its obligations as the sole managing member of the Borrower, (k) managing, through its board, directors, officers and managers, the business of Borrower and its Subsidiaries and (l) any other activities incidental to the foregoing or customary for passive holding companies. For the avoidance of doubt, the Parent shall not (i) incur or suffer to exist any Liens other than the Liens permitted by Sections 9.03(a) and (d) or incur or suffer to exist any Debt other than the Debt permitted by Sections 9.02(a) and (g) or (ii) form, acquire or directly own any Subsidiary other than Borrower.

ARTICLE X

EVENTS OF DEFAULT; REMEDIES

Section 10.01. Events of Default. One or more of the following events shall constitute an “Event of Default”:

(a) the Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof, by acceleration or otherwise;

(b) the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in Section 10.01(a)) payable under any Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three Business Days;

(c) any representation or warranty made or deemed made by or on behalf of the Parent, the Borrower or any Subsidiary in or in connection with any Loan Document or any amendment or modification of any Loan Document or waiver under such Loan Document, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made (unless such representation or warranty was already qualified by materiality, in which case such representation or warranty shall simply have been true and correct);

(d) the Parent, the Borrower or any Subsidiary shall fail to observe or perform any covenant, condition or agreement contained in Section 8.01(n) or (o), Section 8.02, Section 8.03, Section 8.12, Section 8.14, Section 8.16, Section 8.17, Section 8.18, Section 8.19 or in Article IX;

(e) the Parent, the Borrower or any Subsidiary shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in Section 10.01(a), Section 10.01(b) or Section 10.01(d)) or any other Loan Document, and such failure shall continue unremedied for a period of 30 days after the earlier to occur of (A) notice thereof from the Administrative Agent to the Borrower (which notice will be given at the request of any Lender) or (B) a Responsible Officer of the Borrower or such Subsidiary otherwise becoming aware of such default; provided, however, that if the Borrower fails to deliver any financial statements, certificates or other information within the time period required by Sections 8.01, 8.02, 8.11 or 8.13 and subsequently delivers such financial statements, certificates or other information as required by such Sections prior to acceleration or the exercise of any remedy by the Lenders, then such Event of Default shall be deemed to have been cured without any further action by the Administrative Agent or Lenders;

(f) the Parent, the Borrower or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable;

(g) any event or condition occurs that (i) results in any Material Indebtedness becoming due prior to its scheduled maturity or (ii) either enables or permits (with or without the giving of notice, the lapse of time, or both) the holder or holders thereof or any trustee or agent on its or their behalf to cause such Material Indebtedness to become due or require the Parent, the Borrower or any Subsidiary to make an offer to redeem in respect thereof prior to its scheduled maturity;

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Parent, the Borrower or any Material Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Parent, the Borrower or any Material Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) the Parent, the Borrower or any Material Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in Section 10.01(h), (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the

Borrower or any Material Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing; or a meeting of the stockholders of the Borrower to consider a resolution to dissolve and wind-up the Borrower’s affairs shall be called;

(j) the Parent, the Borrower or any Material Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k) one or more judgments for the payment of money in an aggregate amount in excess of the lesser of (i) greater of (A) $10,000,000 or (B) 5% of the then effective Borrowing Base and (ii) $20,000,000 (to the extent not covered by independent third party insurance as to which the insurer does not dispute coverage and is not subject to an insolvency proceeding) shall be rendered against the Parent, the Borrower, any Material Subsidiary or any combination thereof and the same shall remain undischarged for a period of 60 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Parent, the Borrower or any Subsidiary to enforce any such judgment;

(l) the Loan Documents after delivery thereof shall for any reason, except to the extent permitted by the terms thereof, cease to be in full force and effect and valid, binding and enforceable in accordance with their terms against the Borrower or a Guarantor party thereto or shall be repudiated by any of them, or cease to create a valid and perfected Lien of the priority required thereby on any of the collateral purported to be covered thereby, except to the extent permitted by the terms of this Agreement, or the Parent, the Borrower or any Subsidiary or any of their Affiliates shall so state in writing;

(m) the Intercreditor Agreement, after delivery thereof shall for any reason, except to the extent permitted by the terms thereof, ceases to be in full force and effect and valid, binding and enforceable in accordance with its terms against the Borrower or any party thereto or shall be repudiated in writing by the Parent, the Borrower or any Subsidiary, or any payment by the Borrower or any Guarantor is made in violation of the terms of the Intercreditor Agreement;

(n) a Change in Control shall occur; or

(o) an ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, results in a Material Adverse Effect.

Section 10.02. Remedies.

(a) In the case of an Event of Default other than one described in Section 10.01(h), Section 10.01(i) or Section 10.01(j), at any time thereafter during the continuance of such Event of Default, the Administrative Agent may, and at the request of the Majority Lenders, shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Notes and the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower and the Guarantors accrued hereunder and under the Notes and the other Loan Documents (including, without limitation, the payment of cash collateral to secure the LC Exposure as provided in Section 2.08(j)), shall become due and payable immediately, without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or other notice of any kind, all of which are hereby waived by the Borrower and each Guarantor; and in case of an Event of Default described in Section 10.01(h), Section 10.01(i) or Section 10.01(j), the Commitments shall automatically terminate and the Notes and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and the other obligations of the Borrower and the Guarantors accrued hereunder and under the Notes and the other Loan Documents (including, without limitation, the payment of cash collateral to secure the LC Exposure as provided in Section 2.08(j)), shall automatically become due and payable, without presentment, demand, protest, notice of intent to accelerate, notice of acceleration, or other notice of any kind, all of which are hereby waived by the Borrower and each Guarantor.

(b) In the case of the occurrence of an Event of Default, the Administrative Agent and the Lenders will have all other rights and remedies available at law and equity.

(c) All proceeds realized from the liquidation or other disposition of collateral or otherwise received after maturity of the Notes, whether by acceleration or otherwise, shall be applied:

(i) first, to payment or reimbursement of that portion of the Secured Obligations constituting fees, expenses and indemnities payable to the Administrative Agent in its capacity as such;

(ii) second, pro rata to payment or reimbursement of that portion of the Secured Obligations constituting fees, expenses and indemnities payable to the Lenders;

(iii) third, pro rata to payment of accrued interest on the Loans;

(iv) fourth, pro rata to payment of principal outstanding on the Loans and Secured Obligations referred to in Clauses (b) and (c) of the definition of Secured Obligations owing to each Person to whom a Secured Obligation is owed;

(v) fifth, pro rata to any other Secured Obligations;

(vi) sixth, to serve as cash collateral to be held by the Administrative Agent to secure the LC Exposure; and

(vii) seventh, any excess, after all of the Secured Obligations shall have been indefeasibly paid in full in cash, shall be paid to the Borrower or as otherwise required by any Governmental Requirement.

provided that, for the avoidance of doubt, the Excluded Swap Obligations of the Borrower or any Guarantor shall not be paid with amounts received from such Person or its assets, but appropriate adjustments shall be made with respect to payments from the Borrower and any other Guarantors, as applicable, to preserve the allocation to Secured Obligations otherwise set forth above in this Section 10.02(c).

ARTICLE XI

THE AGENTS

Section 11.01. Appointment; Powers. Each of the Lenders and the Issuing Bank hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof and the other Loan Documents, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Bank, and neither the Borrower nor any Guarantor shall have rights as a third party beneficiary of any of such provisions.

Section 11.02. Duties and Obligations of Administrative Agent. The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing (the use of the term “agent” herein and in the other Loan Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law; rather, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties), (b) the Administrative Agent shall have no duty to take any discretionary action or exercise any discretionary powers, except as provided in Section 11.03, and (c) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or under any other Loan Document or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or in any other Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, (v) the satisfaction of any condition set forth in Article VI or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent or as to those conditions precedent expressly required to be to the Administrative Agent’s satisfaction, (vi) the existence, value, perfection or priority of any collateral security or the financial or other condition of the Borrower and its Subsidiaries or any other obligor or guarantor, or (vii) any failure by the Borrower or any other Person (other than itself) to perform any of its obligations hereunder or under any other Loan Document or the performance or observance of any covenants, agreements or other terms or conditions set forth herein or therein. For purposes of determining compliance with the conditions specified in Article VI, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received written notice from such Lender prior to the Effective Date specifying its objection thereto.

Section 11.03. Action by Administrative Agent. The Administrative Agent shall have no duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise in writing as directed by the Majority Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 12.02) and in all cases the Administrative Agent shall be fully justified in failing or refusing to act hereunder or under any other Loan Documents unless it shall (a) receive written instructions from the Majority Lenders or the Lenders, as applicable, (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 12.02) specifying the action to be taken and (b) be indemnified to its satisfaction by the Lenders against any and all liability and expenses which may be incurred by it by reason of taking or continuing to take any such action. The instructions as aforesaid and any action taken or failure to act pursuant thereto by the Administrative Agent shall be binding on all of the Lenders. If a Default has occurred and is continuing, then the Administrative Agent shall take such action with respect to such Default as shall be directed by the requisite Lenders in the written instructions (with indemnities) described in this Section 11.03, provided that, unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default as it shall deem advisable in the best interests of the Lenders. In no event, however, shall the Administrative Agent be required to take any action which exposes the Administrative Agent to personal liability or which is contrary to this Agreement, the Loan Documents or applicable law. If a Default has occurred and is continuing, the Syndication Agent and the Documentation Agent shall not have any obligation to perform any act in respect thereof. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Majority Lenders or the Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 12.02), and otherwise the Administrative Agent shall not be liable for any action taken or not taken by it hereunder or under any other Loan Document or under any other document or instrument referred to or provided for herein or therein or in connection herewith or therewith INCLUDING ITS OWN ORDINARY NEGLIGENCE, except for its own gross negligence or willful misconduct.

Section 11.04. Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon and each of the Borrower, the Lenders and the Issuing Bank hereby waives the right to dispute the Administrative Agent’s record of such statement, except in the case of gross negligence or willful misconduct by the Administrative Agent. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. The Administrative Agent may deem and treat the payee of any Note as the holder thereof for all purposes hereof unless and until a written notice of the assignment or transfer thereof permitted hereunder shall have been filed with the Administrative Agent.

Section 11.05. Subagents. The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding Sections of this Article XI shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Section 11.06. Resignation of Administrative Agent. Subject to the appointment and acceptance of a successor Administrative Agent as provided in this Section 11.06, the Administrative Agent may resign at any time by notifying the Lenders, the Issuing Bank and the Borrower. Upon any such resignation, the Majority Lenders shall have the right, in consultation with the Borrower, to appoint a successor. If no successor shall have been so appointed by the Majority Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation of the retiring Administrative Agent, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Bank, appoint a successor Administrative Agent. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article XI and Section 12.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

Section 11.07. Agents as Lenders. Each bank serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not an Agent hereunder.

Section 11.08. No Reliance. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent, any other Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and each other Loan Document to which it is a party. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, any other Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document, any related agreement or any document furnished hereunder or thereunder. The Agents shall not be required to keep themselves informed as to the performance or observance by the Borrower or any of its Subsidiaries of this Agreement, the Loan Documents or any other document referred to or provided for herein or to inspect the Properties or books of the Borrower or its Subsidiaries. Except for notices, reports and other documents and information expressly required to be furnished to the Lenders by the Administrative Agent hereunder, no Agent or the Arranger shall have any duty or responsibility to provide any Lender with any credit or other information concerning the affairs, financial condition or business of the Borrower (or any of its Affiliates) which may come into the possession of such Agent or any of its Affiliates. In this regard, each Lender acknowledges that Simpson, Thacher & Bartlett L.L.P. is acting in this transaction as special counsel to the Administrative Agent only, except to the extent otherwise expressly stated in any legal opinion or any Loan Document. Each other party hereto will consult with its own legal counsel to the extent that it deems necessary in connection with the Loan Documents and the matters contemplated therein.

Section 11.09. Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to the Borrower or any of its Subsidiaries, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Secured Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Section 12.03) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 12.03.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Secured Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

Section 11.10. Authority of Administrative Agent to Release Collateral and Liens. Each Lender and the Issuing Bank hereby authorizes the Administrative Agent to release any collateral and/or Guarantor that are permitted to be sold or released pursuant to the terms of the Loan Documents. Each Lender and the Issuing Bank hereby authorizes the Administrative Agent to execute and deliver to the Borrower, at the Borrower’s sole cost and expense, any and all releases of Liens, termination statements, assignments or other documents reasonably requested by the Borrower in connection with any sale or other Disposition of Property to the extent such sale or other Disposition is permitted by the terms of Section 9.10 or is otherwise authorized by the terms of the Loan Documents.

Section 11.11. The Arranger, the Syndication Agent and the Documentation Agent. The Arrangers, the Syndication Agent and the Documentation Agent shall have no duties, responsibilities or liabilities under this Agreement and the other Loan Documents other than their duties, responsibilities and liabilities in their capacity as Lenders hereunder.

ARTICLE XII

MISCELLANEOUS

Section 12.01. Notices.

(a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to Section 12.01(b)), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i) if to the Parent or the Borrower, to them at

Three Allen Center

333 Clay Street, Suite 4200

Houston, Texas 77002

Attention: David Dunwoody, President

Tel: 713-335-7003

Fax: 713-335-7503

(ii) if to the Administrative Agent, to it at

700 Louisiana Street, Suite 2100

Houston, Texas 77002

Attention: Melissa Guzmann

Tel: 713-546-9740

Fax: 713-223-4007

and

(iii) if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II, Article III, Article IV and Article V unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c) Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

Section 12.02. Waivers; Amendments.

(a) No failure on the part of the Administrative Agent, any other Agent, the Issuing Bank or any Lender to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege, or any abandonment or discontinuance of steps to enforce such right, power or privilege, under any of the Loan Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under any of the Loan Documents preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies of the Administrative Agent, any other Agent, the Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by Section 12.02(b), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any other Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default at the time.

(b) Neither this Agreement nor any provision hereof nor any Security Instrument nor any provision thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Majority Lenders or by the Borrower and the Administrative Agent with the consent of the Majority Lenders; provided that no such agreement shall (i) increase the Elected Commitment or the Maximum Credit Amount of any Lender without the written consent of such Lender, (ii) increase the Borrowing Base without the written consent of all of the Lenders, decrease or maintain the Borrowing Base without the consent of the Required Lenders, or modify Section 2.07 in any manner without the consent of each Lender (other than any Defaulting Lender); provided that a Scheduled Redetermination may be postponed by the Required Lenders, (iii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, or reduce any other Secured Obligations hereunder or under any other Loan Document, without the written consent of each Lender directly affected thereby, (iv) postpone the scheduled date of payment or prepayment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable hereunder, or any other Secured Obligations hereunder or under any other Loan Document (other than the Fee Letter or the AA Fee Letter), or reduce the amount of, waive or excuse any such payment, or postpone or extend the Maturity Date or the Termination Date without the written consent of each Lender directly affected thereby, (v) change Section 4.01(b) or Section 4.01(c) in a manner that would alter the pro rata sharing of payments required thereby, or reduce the percentages set forth in Sections 8.13 and 8.14, without the written consent of each Lender, (vi) waive or amend Section 3.04(c), Section 6.01, Section 10.02(c) or Section 12.14 or change the definition of “Subsidiary” without the written consent of each Lender directly affected thereby (other than any Defaulting Lender); provided that any waiver or amendment of Section 12.14, this proviso in this Section 12.02(b)(vi) or Sections 12.02(b)(vii), shall also require the written consent of each Secured Swap Party and any waiver or amendment to Section 12.02(b)(x) shall also require the written consent of each Secured Swap Party adversely affected thereby, (vii) release any Guarantor (except as set forth in this Agreement or the Guaranty Agreement), release all or substantially all of the collateral (other than as provided in Section 11.10), without the written consent of each Lender (other than any Defaulting Lender), (viii) amend or otherwise modify any Security Instrument in a manner that results in the Secured Swap Obligations secured by such Security Instrument no longer being secured thereby on an equal and ratable basis with the principal of the Loans, or amend or otherwise change the definition of “Secured Swap Agreement,” “Secured Swap Obligations” or “Secured Swap Party,” without the written consent of each Secured Swap Party adversely affected thereby, (ix) change any of the provisions of this Section 12.02(b) or the definitions of “Required Lenders” or “Majority Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or under any other Loan Documents (other than the Fee Letter or the AA Fee Letter) or make any determination or grant any consent hereunder or any other Loan Documents (other than the Fee Letter or the AA Fee Letter), without the written consent of each Lender (other than any Defaulting Lender), (x) change Section 10.02(c) without the consent of each Person adversely affected thereby to whom a Secured Obligation is owed; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, any other Agent, or the Issuing Bank hereunder or under any other Loan Document without the prior written consent of the Administrative Agent, such other Agent or the Issuing Bank, as the case may be, or (xi) contractually subordinate the payment of all the Secured Obligations to any other Debt or contractually subordinate the priority of any of the Administrative Agent’s Liens to the Liens securing any other Debt, in each case, without the written consent of each Lender (other than any Defaulting Lender). Notwithstanding the foregoing, any supplement to Schedule 7.14 (Subsidiaries) shall be effective simply by delivering to the Administrative Agent a supplemental schedule clearly marked as such and, upon receipt, the Administrative Agent will promptly deliver a copy thereof to the Lenders.

(c) Notwithstanding anything to the contrary contained in this Section 12.02 or any other provision of this Agreement or any provision of any other Loan Document if the Administrative Agent and the Borrower have jointly identified any ambiguity, mistake, defect, inconsistency, obvious error or any error or omission of a technical nature or any necessary or desirable technical change, in each case, in any provision of any Loan Document, then the Administrative Agent and the Borrower shall be permitted to amend such provision solely to address such matter as reasonably determined by them acting jointly.

Section 12.03. Expenses, Indemnity; Damage Waiver.

(a) The Parent and the Borrower agree, jointly and severally, to pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including, without limitation, the reasonable and documented fees, charges and disbursements of Simpson Thacher & Bartlett LLP, counsel for the Administrative Agent (and as required by a firm of local counsel in each appropriate jurisdiction and in the case of an actual or potential conflict of interest, one additional firm of counsel to the affected Lenders) and other outside consultants for the Administrative Agent, the reasonable travel, photocopy, mailing, courier, telephone and other similar expenses, and the cost of environmental invasive and non-invasive assessments and audits and surveys and appraisals (subject to Section 8.08), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration (both before and after the execution hereof and including advice of counsel to the Administrative Agent as to the rights and duties of the Administrative Agent and the Lenders with respect thereto) of this Agreement and the other Loan Documents and any amendments, modifications or waivers of or consents related to the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all costs, expenses, Taxes, assessments and other charges incurred by any Agent in connection with any filing, registration, recording or perfection of any security interest contemplated by this Agreement or any Security Instrument or any other document referred to therein, (iii) all reasonable and documented out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, (iv) all reasonable and documented out-of-pocket expenses incurred by any Agent, the Issuing Bank or any Lender, including the reasonable and documented fees, charges and disbursements of any counsel for any Agent, the Issuing Bank or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement or any other Loan Document, including its rights under this Section 12.03, or in connection with the Loans made or Letters of Credit issued hereunder, including, without limitation, all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) THE PARENT AND THE BORROWER AGREE, JOINTLY AND SEVERALLY, TO INDEMNIFY EACH AGENT, THE ARRANGER, THE ISSUING BANK AND EACH LENDER, AND EACH RELATED PARTY OF ANY OF THE FOREGOING PERSONS (EACH SUCH PERSON BEING CALLED AN “INDEMNITEE”) AGAINST, AND DEFEND AND HOLD EACH INDEMNITEE HARMLESS FROM, ANY AND ALL LOSSES, CLAIMS, DAMAGES, PENALTIES, LIABILITIES AND RELATED EXPENSES, INCLUDING THE FEES, CHARGES AND DISBURSEMENTS OF ANY COUNSEL FOR ANY INDEMNITEE, INCURRED BY OR ASSERTED AGAINST ANY INDEMNITEE ARISING OUT OF, IN CONNECTION WITH, OR AS A RESULT OF (i) THE EXECUTION OR DELIVERY OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR ANY AGREEMENT OR INSTRUMENT CONTEMPLATED HEREBY OR THEREBY, THE PERFORMANCE BY THE PARTIES HERETO OR THE PARTIES TO ANY OTHER LOAN DOCUMENT OF THEIR RESPECTIVE OBLIGATIONS HEREUNDER OR THEREUNDER OR THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED HEREBY OR BY ANY OTHER LOAN DOCUMENT, (ii) THE FAILURE OF THE PARENT, THE BORROWER OR ANY SUBSIDIARY TO COMPLY WITH THE TERMS OF ANY LOAN DOCUMENT, INCLUDING THIS AGREEMENT, OR WITH ANY GOVERNMENTAL REQUIREMENT, (iii) ANY INACCURACY OF ANY REPRESENTATION OR ANY

BREACH OF ANY WARRANTY OR COVENANT OF THE BORROWER OR ANY GUARANTOR SET FORTH IN ANY OF THE LOAN DOCUMENTS OR ANY INSTRUMENTS, DOCUMENTS OR CERTIFICATIONS DELIVERED IN CONNECTION THEREWITH, (iv) ANY LOAN OR LETTER OF CREDIT OR THE USE OF THE PROCEEDS THEREFROM, INCLUDING, WITHOUT LIMITATION, (A) ANY REFUSAL BY THE ISSUING BANK TO HONOR A DEMAND FOR PAYMENT UNDER A LETTER OF CREDIT IF THE DOCUMENTS PRESENTED IN CONNECTION WITH SUCH DEMAND DO NOT STRICTLY COMPLY WITH THE TERMS OF SUCH LETTER OF CREDIT, OR (B) THE PAYMENT OF A DRAWING UNDER ANY LETTER OF CREDIT NOTWITHSTANDING THE NON-COMPLIANCE, NON-DELIVERY OR OTHER IMPROPER PRESENTATION OF THE DOCUMENTS PRESENTED IN CONNECTION THEREWITH, (v) ANY OTHER ASPECT OF THE LOAN DOCUMENTS, (vi) THE OPERATIONS OF THE BUSINESS OF THE PARENT, THE BORROWER AND ITS SUBSIDIARIES BY THE PARENT, THE BORROWER AND ITS SUBSIDIARIES, (vii) ANY ASSERTION THAT THE LENDERS WERE NOT ENTITLED TO RECEIVE THE PROCEEDS RECEIVED PURSUANT TO THE SECURITY INSTRUMENTS, (viii) ANY ENVIRONMENTAL LAW APPLICABLE TO THE PARENT, THE BORROWER OR ANY SUBSIDIARY OR ANY OF THEIR PROPERTIES OR OPERATIONS, INCLUDING, THE PRESENCE, GENERATION, STORAGE, RELEASE, THREATENED RELEASE, USE, TRANSPORT, DISPOSAL, ARRANGEMENT OF DISPOSAL OR TREATMENT OF HAZARDOUS MATERIALS ON OR AT ANY OF THEIR PROPERTIES, (ix) THE BREACH OR NON-COMPLIANCE BY THE PARENT, THE BORROWER OR ANY SUBSIDIARY WITH ANY ENVIRONMENTAL LAW APPLICABLE TO THE BORROWER OR ANY SUBSIDIARY, (x) THE PAST OWNERSHIP BY THE PARENT, THE BORROWER OR ANY SUBSIDIARY OF ANY OF THEIR PROPERTIES OR PAST ACTIVITY ON ANY OF THEIR PROPERTIES WHICH, THOUGH LAWFUL AND FULLY PERMISSIBLE AT THE TIME, COULD RESULT IN PRESENT LIABILITY, (xi) THE PRESENCE, USE, RELEASE, STORAGE, TREATMENT, DISPOSAL, GENERATION, THREATENED RELEASE, TRANSPORT, ARRANGEMENT FOR TRANSPORT OR ARRANGEMENT FOR DISPOSAL OF HAZARDOUS MATERIALS ON OR AT ANY OF THE PROPERTIES OWNED OR OPERATED BY THE PARENT, THE BORROWER OR ANY SUBSIDIARY OR ANY ACTUAL OR ALLEGED PRESENCE OR RELEASE OF HAZARDOUS MATERIALS ON OR FROM ANY PROPERTY OWNED OR OPERATED BY THE PARENT, THE BORROWER OR ANY OF ITS SUBSIDIARIES, (xii) ANY ENVIRONMENTAL LIABILITY RELATED IN ANY WAY TO THE PARENT, THE BORROWER OR ANY OF ITS SUBSIDIARIES, OR (xiii) ANY OTHER ENVIRONMENTAL, HEALTH OR SAFETY CONDITION IN CONNECTION WITH THE LOAN DOCUMENTS, OR (xiv) ANY ACTUAL OR PROSPECTIVE CLAIM, LITIGATION, INVESTIGATION OR PROCEEDING RELATING TO ANY OF THE FOREGOING, WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY AND REGARDLESS OF WHETHER ANY INDEMNITEE IS A PARTY THERETO, AND SUCH INDEMNITY SHALL EXTEND TO EACH INDEMNITEE NOTWITHSTANDING THE SOLE OR CONCURRENT NEGLIGENCE OF EVERY KIND OR CHARACTER WHATSOEVER, WHETHER ACTIVE OR PASSIVE, WHETHER AN AFFIRMATIVE ACT OR AN OMISSION, INCLUDING WITHOUT LIMITATION, ALL TYPES OF NEGLIGENT CONDUCT IDENTIFIED IN THE RESTATEMENT (SECOND) OF TORTS OF ONE OR

MORE OF THE INDEMNITEES OR BY REASON OF STRICT LIABILITY IMPOSED WITHOUT FAULT ON ANY ONE OR MORE OF THE INDEMNITEES; provided THAT SUCH INDEMNITY SHALL NOT, AS TO ANY INDEMNITEE, BE AVAILABLE TO THE EXTENT THAT SUCH LOSSES, CLAIMS, DAMAGES, LIABILITIES OR RELATED EXPENSES ARE DETERMINED BY A COURT OF COMPETENT JURISDICTION BY FINAL AND NONAPPEALABLE JUDGMENT TO HAVE RESULTED FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH INDEMNITEE OR ANY DISPUTE SOLELY BETWEEN INDEMNITEES (OTHER THAN DISPUTES INVOLVING CLAIMS AGAINST THE ARRANGER OR THE ADMINISTRATIVE AGENT IN ITS CAPACITY AS SUCH).

(c) To the extent that the Parent or the Borrower fails to pay any amount required to be paid by it to any Agent, the Arranger or the Issuing Bank under Section 12.03(a) or (b), each Lender severally agrees to pay to such Agent, the Arranger or the Issuing Bank, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against such Agent, the Arranger or the Issuing Bank in its capacity as such.

(d) To the extent permitted by applicable law, neither the Parent nor the Borrower shall assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

(e) All amounts due under this Section 12.03 shall be payable not later than 10 Business Days after written demand therefor.

Section 12.04. Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 12.04. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in Section 12.04(c)) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in Section 12.04(b)(ii), any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:

(A)

the Borrower, provided that no consent of the Borrower shall be required if such assignment is to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, is to any other assignee; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof;

(B)

the Issuing Bank, provided that no consent of the Issuing Bank shall be required for an assignment to an assignee that is a Lender immediately prior to giving effect to such assignment, an Affiliate of a Lender or an Approved Fund; and

(C)

the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment to an assignee that is a Lender immediately prior to giving effect to such assignment, an Affiliate of a Lender or an Approved Fund.

(ii) Assignments shall be subject to the following additional conditions:

(A)

except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 and the amount of the Commitment of Loans of the assigning Lender after such assignment shall not be less than $5,000,000 unless each of the Borrower and the Administrative Agent otherwise consent, provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;

(B)	each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(C)	the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500;

(D)	the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire; and

(E)	The Assignee must not be a Defaulting Lender or an Affiliate of the Borrower.

(iii) Subject to Section 12.04(b)(iv) and the acceptance and recording thereof, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 5.01, Section 5.02, Section 5.03 and Section 12.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 12.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 12.04(c).

(iv) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Maximum Credit Amount and Elected Commitment of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, the Issuing Bank and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice. In connection with any changes to the Register, if necessary, the Administrative Agent will reflect the revisions on Annex I and forward a copy of such revised Annex I to the Borrower, the Issuing Bank and each Lender.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in Section 12.04(b) and any written consent to such assignment required by Section 12.04(b), the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this Section 12.04(b).

(c) (i) Any Lender may, without the consent of the Borrower, the Administrative Agent or the Issuing Bank, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 12.02(b) that affects such Participant. In addition such agreement must provide that the Participant be bound by the provisions of Section 12.03. Subject to Section 12.04(c)(ii), the Borrower agrees that each Participant shall be entitled to the benefits of Section 5.01, Section 5.02 and Section 5.03 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 12.04(a). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 12.08 as though it were a Lender, provided such Participant agrees to be subject to Section 4.01(c) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(ii) A Participant shall not be entitled to receive any greater payment under Section 5.01 or Section 5.03 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including, without limitation, any pledge or assignment to secure obligations to a Federal Reserve Bank or a central bank, and this Section 12.04(d) shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(e) Notwithstanding any other provisions of this Section 12.04, no transfer or assignment of the interests or obligations of any Lender or any grant of participations therein shall be permitted if such transfer, assignment or grant would require the Borrower and the Guarantors to file a registration statement with the SEC or to qualify the Loans under the “Blue Sky” laws of any state.

Section 12.05. Survival; Revival; Reinstatement.

(a) All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any other Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Section 5.01, Section 5.02, Section 5.03 and Section 12.03 and Article XI shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement, any other Loan Document or any provision hereof or thereof.

(b) To the extent that any payments on the Secured Obligations or proceeds of any collateral are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, debtor in possession, receiver or other Person under any bankruptcy law, common law or equitable cause, then to such extent, the Secured Obligations so satisfied shall be revived and continue as if such payment or proceeds had not been received and the Administrative Agent’s and the Lenders’ Liens, security interests, rights, powers and remedies under this Agreement and each Loan Document shall continue in full force and effect. In such event, each Loan Document shall be automatically reinstated and the Borrower shall take such action as may be reasonably requested by the Administrative Agent and the Lenders to effect such reinstatement.

Section 12.06. Counterparts; Integration; Effectiveness.

(a) This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.

(b) THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES HERETO AND THERETO AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

(c) Except as provided in Section 6.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy, facsimile or other similar electronic means shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 12.07. Severability. Any provision of this Agreement or any other Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof or thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 12.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations (of whatsoever kind, including, without limitation obligations under Swap Agreements) at any time owing by such Lender or Affiliate to or for the credit or the account of the Parent, the Borrower or any Subsidiary against any of and all the obligations of the Parent, the Borrower or any Subsidiary owed to such Lender now or hereafter existing under this Agreement or any other Loan Document, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations may be unmatured. The rights of each Lender under this Section 12.08 are in addition to other rights and remedies (including other rights of setoff) which such Lender or its Affiliates may have.

Section 12.09. GOVERNING LAW; JURISDICTION; CONSENT TO SERVICE OF PROCESS.

(a) THIS AGREEMENT AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK EXCEPT TO THE EXTENT THAT UNITED STATES FEDERAL LAW PERMITS ANY LENDER TO CONTRACT FOR, CHARGE, RECEIVE, RESERVE OR TAKE INTEREST AT THE RATE ALLOWED BY THE LAWS OF THE STATE WHERE SUCH LENDER IS LOCATED.

(b) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THE LOAN DOCUMENTS SHALL BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY HEREBY ACCEPTS FOR ITSELF AND (TO THE EXTENT PERMITTED BY LAW) IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING, WITHOUT LIMITATION, ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY SUCH ACTION OR PROCEEDING IN SUCH RESPECTIVE JURISDICTIONS. THIS SUBMISSION TO JURISDICTION IS NON-EXCLUSIVE AND DOES NOT PRECLUDE A PARTY FROM OBTAINING JURISDICTION OVER ANOTHER PARTY IN ANY COURT OTHERWISE HAVING JURISDICTION.

(c) EACH PARTY IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO IT AT THE ADDRESS SPECIFIED IN SECTION 12.01 OR SUCH OTHER ADDRESS AS IS SPECIFIED PURSUANT TO SECTION 12.01 (OR ITS ASSIGNMENT AND ASSUMPTION), SUCH SERVICE TO BECOME EFFECTIVE THIRTY (30) DAYS AFTER SUCH MAILING. NOTHING HEREIN SHALL AFFECT THE RIGHT OF A PARTY OR ANY HOLDER OF A NOTE TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANOTHER PARTY IN ANY OTHER JURISDICTION.

(d) EACH PARTY HEREBY (i) IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN; (ii) IRREVOCABLY WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY SUCH LITIGATION ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES, OR DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES; (iii) CERTIFIES THAT NO PARTY HERETO NOR ANY REPRESENTATIVE OR AGENT OR COUNSEL FOR ANY PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, OR IMPLIED THAT SUCH PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS, AND (iv) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT, THE LOAN DOCUMENTS AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS CONTAINED IN THIS SECTION 12.09.

Section 12.10. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 12.11. Confidentiality. Each of the Administrative Agent, the Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and required to keep such Information confidential), (b) to the extent requested by any regulatory authority having authority over the Administrative Agent or any Lender, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement or any other Loan Document, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 12.11, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement (provided that such Person agrees to be bound by the provisions of this Section 12.11) or (ii) any actual or prospective counterparty (or its advisors) to any Swap Agreement relating to the Borrower and its obligations (provided that such Person agrees to be bound by the provisions of this Section 12.11), (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 12.11 or (ii) becomes available to the Administrative Agent, the Issuing Bank or any Lender on a nonconfidential basis from a source other than the Borrower (other than as a result of a breach of this Section 12.11). For the purposes of this Section 12.11, “Information” means all information received from the Borrower or any Subsidiary relating to the Borrower or any Subsidiary and their businesses, other than any such information that is available to the Administrative Agent, the Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by the Borrower or a Subsidiary or otherwise identified by the Borrower as being nonconfidential. Any Person required to maintain the confidentiality of Information as provided in this Section 12.11 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 12.12. Interest Rate Limitation. It is the intention of the parties hereto that each Lender shall conform strictly to usury laws applicable to it. Accordingly, if the transactions contemplated hereby would be usurious as to any Lender under laws applicable to it (including the laws of the United States of America and the State of New York or any other jurisdiction whose laws may be mandatorily applicable to such Lender notwithstanding the other provisions of this Agreement), then, in that event, notwithstanding anything to the contrary in any of the Loan Documents or any agreement entered into in connection with or as security for the Loans, it is agreed as follows: (i) the aggregate of all consideration which constitutes interest under law applicable to any Lender that is contracted for, taken, reserved, charged or received by such

Lender under any of the Loan Documents or agreements or otherwise in connection with the Loans shall under no circumstances exceed the maximum amount allowed by such applicable law, and any excess shall be canceled automatically and if theretofore paid shall be credited by such Lender on the principal amount of the Secured Obligations (or, to the extent that the principal amount of the Secured Obligations shall have been or would thereby be paid in full, refunded by such Lender to the Borrower); and (ii) in the event that the maturity of the Loans is accelerated by reason of an election of the holder thereof resulting from any Event of Default under this Agreement or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest under law applicable to any Lender may never include more than the maximum amount allowed by such applicable law, and excess interest, if any, provided for in this Agreement or otherwise shall be canceled automatically by such Lender as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited by such Lender on the principal amount of the Secured Obligations (or, to the extent that the principal amount of the Secured Obligations shall have been or would thereby be paid in full, refunded by such Lender to the Borrower). All sums paid or agreed to be paid to any Lender for the use, forbearance or detention of sums due hereunder shall, to the extent permitted by law applicable to such Lender, be amortized, prorated, allocated and spread throughout the stated term of the Loans evidenced by the Notes until payment in full so that the rate or amount of interest on account of any Loans hereunder does not exceed the maximum amount allowed by such applicable law. If at any time and from time to time (i) the amount of interest payable to any Lender on any date shall be computed at the Highest Lawful Rate applicable to such Lender pursuant to this Section 12.12 and (ii) in respect of any subsequent interest computation period the amount of interest otherwise payable to such Lender would be less than the amount of interest payable to such Lender computed at the Highest Lawful Rate applicable to such Lender, then the amount of interest payable to such Lender in respect of such subsequent interest computation period shall continue to be computed at the Highest Lawful Rate applicable to such Lender until the total amount of interest payable to such Lender shall equal the total amount of interest which would have been payable to such Lender if the total amount of interest had been computed without giving effect to this Section 12.12. To the extent that Chapter 303 of the Texas Finance Code is relevant for the purpose of determining the Highest Lawful Rate applicable to a Lender, such Lender elects to determine the applicable rate ceiling under such Chapter by the weekly ceiling from time to time in effect. Chapter 346 of the Texas Finance Code does not apply to the Borrower’s obligations hereunder.

Section 12.13. EXCULPATION PROVISIONS. EACH OF THE PARTIES HERETO SPECIFICALLY AGREES THAT IT HAS A DUTY TO READ THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND AGREES THAT IT IS CHARGED WITH NOTICE AND KNOWLEDGE OF THE TERMS OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS; THAT IT HAS IN FACT READ THIS AGREEMENT AND IS FULLY INFORMED AND HAS FULL NOTICE AND KNOWLEDGE OF THE TERMS, CONDITIONS AND EFFECTS OF THIS AGREEMENT; THAT IT HAS BEEN REPRESENTED BY INDEPENDENT LEGAL COUNSEL OF ITS CHOICE THROUGHOUT THE NEGOTIATIONS PRECEDING ITS EXECUTION OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS; AND HAS RECEIVED THE ADVICE OF ITS ATTORNEY IN ENTERING INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS; AND THAT IT RECOGNIZES THAT CERTAIN OF THE TERMS OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS RESULT IN ONE PARTY ASSUMING THE

LIABILITY INHERENT IN SOME ASPECTS OF THE TRANSACTION AND RELIEVING THE OTHER PARTY OF ITS RESPONSIBILITY FOR SUCH LIABILITY. EACH PARTY HERETO AGREES AND COVENANTS THAT IT WILL NOT CONTEST THE VALIDITY OR ENFORCEABILITY OF ANY EXCULPATORY PROVISION OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS ON THE BASIS THAT THE PARTY HAD NO NOTICE OR KNOWLEDGE OF SUCH PROVISION OR THAT THE PROVISION IS NOT “CONSPICUOUS.”

Section 12.14. Collateral Matters; Swap Agreements and Secured Cash Management Agreements. The benefit of the Security Instruments and of the provisions of this Agreement relating to any collateral securing the Secured Obligations shall also extend to and be available to the Secured Swap Providers with respect to any Secured Swap Obligations and any Secured Cash Management Provider with respect to any Secured Cash Management Obligations, in each case on a pro rata basis (but subject to the terms of the Loan Documents, including, without limitation, provisions thereof relating to the application and priority of payments to the Persons entitled thereto). No Secured Swap Provider or Secured Bank Products Provider shall have any voting rights under any Loan Document as a result of the existence of any Secured Swap Obligation or Secured Cash Management Obligation owed to it.

Section 12.15. No Third Party Beneficiaries. This Agreement, the other Loan Documents, and the agreement of the Lenders to make Loans and the Issuing Bank to issue, amend, renew or extend Letters of Credit hereunder are solely for the benefit of the Borrower, and no other Person (including, without limitation, any Subsidiary of the Borrower, any obligor, contractor, subcontractor, supplier or materialsman) shall have any rights, claims, remedies or privileges hereunder or under any other Loan Document against the Administrative Agent, any other Agent, the Issuing Bank or any Lender for any reason whatsoever. There are no third party beneficiaries.

Section 12.16. Flood Insurance. Notwithstanding any provision in this Agreement, any Mortgage or other Loan Document to the contrary, in no event is any Building (as defined in the applicable Flood Insurance Regulation) or Manufactured (Mobile) Home (as defined in the applicable Flood Insurance Regulation) included in the definition of “Mortgaged Property” and no Building or Manufactured (Mobile) Home is hereby encumbered by any Security Instrument or other Loan Document. As used herein, “Flood Insurance Regulations” shall mean (i) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (ii) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statute thereto, (iii) the National Flood Insurance Reform Act of 1994 (amending 42 USC 4001, et. seq.), as the same may be amended or recodified from time to time, and (iv) the Flood Insurance Reform Act of 2004 and any regulations promulgated thereunder.

Section 12.17. USA Patriot Act Notice. Each Lender hereby notifies the Borrower that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the PATRIOT Act.

Section 12.18. Acknowledgement and Consent to Bail-In EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the writedown and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b) the effects of any Bail-in Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

Section 12.19. INTERCREDITOR AGREEMENT.

(a) EACH LENDER HEREBY (I) INSTRUCTS AND AUTHORIZES THE ADMINISTRATIVE AGENT TO EXECUTE AND DELIVER THE INTERCREDITOR AGREEMENT ON ITS BEHALF, (II) AUTHORIZES AND DIRECTS THE ADMINISTRATIVE AGENT TO EXERCISE ALL OF THE ADMINISTRATIVE AGENT’S RIGHTS AND TO COMPLY WITH ALL OF ITS OBLIGATIONS UNDER THE INTERCREDITOR AGREEMENT, (III) AGREES THAT THE ADMINISTRATIVE AGENT MAY TAKE ACTIONS ON ITS BEHALF AS IS CONTEMPLATED BY THE TERMS OF THE INTERCREDITOR AGREEMENT, AND (IV) UNDERSTANDS, ACKNOWLEDGES AND AGREES THAT AT ALL TIMES FOLLOWING THE EXECUTION AND DELIVERY OF THE INTERCREDITOR AGREEMENT SUCH LENDER (AND EACH OF ITS SUCCESSORS AND ASSIGNS) SHALL BE BOUND BY THE TERMS THEREOF.

(b) EACH LENDER ACKNOWLEDGES THAT IT HAS REVIEWED AND IS SATISFIED WITH THE TERMS AND PROVISIONS OF THE INTERCREDITOR AGREEMENT AND ACKNOWLEDGES AND AGREES THAT SUCH LENDER IS RESPONSIBLE FOR MAKING ITS OWN ANALYSIS AND REVIEW OF THE INTERCREDITOR AGREEMENT AND THE TERMS AND PROVISIONS THEREOF, AND NO AGENT OR ANY OF ITS AFFILIATES MAKES ANY REPRESENTATION TO ANY LENDER AS TO THE SUFFICIENCY OR ADVISABILITY OF THE PROVISIONS CONTAINED IN THE LIEN INTERCREDITOR AGREEMENT.

Section 12.20. Reinstatement: Existing Credit Agreement; Reallocations.

(a) The parties hereto agree that this Agreement amends and restates the Existing Credit Agreement in its entirety but does not novate or discharge the Debt outstanding under the Existing Credit Agreement, which is amended and restated hereby, and under the promissory notes issued in connection with the Existing Credit Agreement (which are replaced in full by the Notes issued hereunder). The parties hereto acknowledge and agree that, from and after the Effective Date, (i) this Agreement and the other Loan Documents shall replace the Existing Credit Agreement and the “Loan Documents” (as defined in the Existing Credit Agreement) in their entirety and (ii) this Agreement and the other Loan Documents shall be the only operative agreements in effect with respect to the underlying Debt and other obligations.

(b) The Lenders party to the Existing Credit Agreement have agreed among themselves to reallocate their respective Commitments (as defined in the Existing Credit Agreement) as contemplated by this Agreement. On the Effective Date and after giving effect to such reallocation and adjustment of the Commitments, the Commitments of each Lender shall be as set forth on Annex I hereto and each Lender shall own its Applicable Percentage of the outstanding Loans. The reallocation and adjustment to the Commitments of each Lender as contemplated by this Section 12.20(b) shall be deemed to have been consummated pursuant to the terms of the Assignment and Assumption attached as Exhibit F hereto as if each of the Lenders had executed an Assignment and Assumption with respect to such reallocation and adjustment. The Borrower and the Administrative Agent hereby consent to such reallocation and adjustment of the Commitments. The Administrative Agent hereby waives the processing and recordation fee set forth in Section 12.04 with respect to the assignments and reallocations of the Commitments contemplated by this Section 12.20.

Section 12.21. Incremental Second Lien Facility Documents.

(a) Each Lender hereby (i) approves the Incremental Second Lien Facility Documents and (ii) authorizes and directs the Administrative Agent to execute and deliver a consent to the Intercreditor Agreement approving the Incremental Second Lien Facility Documents.

(b) Each Lender acknowledges that it has reviewed and is satisfied with the terms and provisions of the Incremental Second Lien Facility Documents and acknowledges and agrees that such Lender is responsible for making its own analysis and review of the Incremental Second Lien Facility Documents and the terms and provisions thereof, and no Agent or any of its Affiliates makes any representation to any Lender as to the sufficiency or advisability of the provisions contained in the Incremental Second Lien Facility Documents.

[SIGNATURES BEGIN NEXT PAGE]

The parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

BORROWER:	ENERGY VENTURES GOM LLC

	By:	/s/ John P. Wilkirson
	Name:	John P. Wilkirson
	Title:	Chief Financial Officer

PARENT:	ENVEN ENERGY CORPORATION

	By:	/s/ John P. Wilkirson
	Name:	John P. Wilkirson
	Title:	Chief Financial Officer

[Signature Page – Credit Agreement]

ADMINISTRATIVE AGENT:	BANK OF MONTREAL, as Administrative Agent

	By:	/s/ Gumaro Tijerina
	Name:	Gumaro Tijerina
	Title:	Managing Director

[Signature Page – Credit Agreement]

LENDERS:	BMO HARRIS BANK, N.A.

	By:	/s/ Gumaro Tijerina
	Name:	Gumaro Tijerina
	Title:	Managing Director

[Signature Page – Credit Agreement]

LENDERS:	KEYBANK NATIONAL ASSOCIATION

	By:	/s/ George E. McKean
	Name:	George E. McKean
	Title:	Senior Vice President

[Signature Page – Credit Agreement]

LENDERS:	ABN AMRO CAPITAL USA LLC

	By:	/s/ Darrell Holley
	Name:	Darrell Holley
	Title:	Managing Director

By:	/s/ David Montgomery
Name:	David Montgomery
Title:	Executive Director

[Signature Page – Credit Agreement]

LENDERS:	IBERIABANK

	By:	/s/ Stacy Goldstein
	Name:	Stacy Goldstein
	Title:	Senior Vice President

[Signature Page – Credit Agreement]

LENDERS:	UBS AG, STAMFORD BRANCH

	By:	/s/ Kenneth Chin
	Name:	Kenneth Chin
	Title:	Director Banking Products Services, US

By:	/s/ Darlene Arias
Name:	Darlene Arias
Title:	Director

Annex I - 1

LENDERS:	WHITNEY BANK

	By:	/s/ Liana Tchernysheva
Liana Tchernysheva
Senior Vice President

[Signature Page – Credit Agreement]

ANNEX I

LIST OF MAXIMUM CREDIT AMOUNTS

Aggregate Maximum Credit Amounts

Name of Lender	Elected Commitment	Applicable Percentage	Maximum Credit Amount
BMO Harris Bank N.A.	$50,000,000.00	22.7273%	$113,636,363.64
KeyBank National Association	$50,000,000.00	22.7273%	$113,636,363.64
ABN AMRO Capital USA LLC	$50,000,000.00	22.7273%	$113,636,363.64
IBERIABANK	$25,000,000.00	11.3636%	$56,818,181.82
UBS AG, Stamford Branch	$25,000,000.00	11.3636%	$56,818,181.82
Whitney Bank	$20,000,000.00	9.0909%	$45,454,545.45
TOTAL	$220,000,000.00	100.0000%	$500,000,000

Annex I - 1

EXHIBIT A

FORM OF NOTE

$[ ]	[ ], 201[ ]

FOR VALUE RECEIVED, Energy Ventures GoM LLC, a Delaware limited liability company (the “Borrower”) hereby promises to pay to [                ] (the “Lender”), at the principal office of Bank of Montreal (the “Administrative Agent”), at 700 Louisiana Street, Suite 2100, Houston, Texas 77002, the principal sum of [                ] Dollars ($[                ]) (or such lesser amount as shall equal the aggregate unpaid principal amount of the Loans made by the Lender to the Borrower under the Credit Agreement, as hereinafter defined), in lawful money of the United States of America and in immediately available funds, on the dates and in the principal amounts provided in the Credit Agreement, and to pay interest on the unpaid principal amount of each such Loan, at such office, in like money and funds, for the period commencing on the date of such Loan until such Loan shall be paid in full, at the rates per annum and on the dates provided in the Credit Agreement.

The date, amount, Type, interest rate, Interest Period and maturity of each Loan made by the Lender to the Borrower, and each payment made on account of the principal thereof, shall be recorded by the Lender on its books and, prior to any transfer of this Note, may be endorsed by the Lender on the schedules attached hereto or any continuation thereof or on any separate record maintained by the Lender. Failure to make any such notation or to attach a schedule shall not affect any Lender’s or the Borrower’s rights or obligations in respect of such Loans or affect the validity of such transfer by any Lender of this Note.

This Note is one of the Notes referred to in the Amended and Restated Credit Agreement dated as of December 30, 2016 among the Borrower, EnVen Energy Corporation, the Administrative Agent, and the other agents and lenders signatory thereto (including the Lender), and evidences Loans made by the Lender thereunder (such Amended and Restated Credit Agreement as the same may be amended, supplemented or restated from time to time, the “Credit Agreement”). Capitalized terms used in this Note have the respective meanings assigned to them in the Credit Agreement.

This Note is issued pursuant to, and is subject to the terms and conditions set forth in, the Credit Agreement and is entitled to the benefits provided for in the Credit Agreement and the other Loan Documents. The Credit Agreement provides for the acceleration of the maturity of this Note upon the occurrence of certain events, for prepayments of Loans upon the terms and conditions specified therein and other provisions relevant to this Note.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Exhibit A - 1

ENERGY VENTURES GOM LLC

By:
Name:
Title:

Exhibit A - Page 2

EXHIBIT B

FORM OF BORROWING REQUEST

[                ], 201[    ]

Energy Ventures GoM LLC, a Delaware limited liability company (the “Borrower”), pursuant to Section 2.03 of the Amended and Restated Credit Agreement dated as of December 30, 2016 (together with all amendments, restatements, supplements or other modifications thereto, the “Credit Agreement”) among the Borrower, EnVen Energy Corporation, Bank of Montreal, as Administrative Agent and the other agents and lenders (the “Lenders”) which are or become parties thereto (unless otherwise defined herein, each capitalized term used herein is defined in the Credit Agreement), hereby requests a Borrowing as follows:

(i) Aggregate amount of the requested Borrowing is $[                ];

(ii) Date of such Borrowing is [                ], 201[    ];

(iii) Requested Borrowing is to be [an ABR Borrowing] [a Eurodollar Borrowing];

(iv) In the case of a Eurodollar Borrowing, the initial Interest Period applicable thereto is [                ];

(v) Amount of Borrowing Base in effect on the date hereof is $[                ];

(vi) Total Revolving Credit Exposures on the date hereof (i.e., outstanding principal amount of Loans and total LC Exposure) is $[                ];

(vii) Pro forma total Revolving Credit Exposures (giving effect to the requested Borrowing) is $[                ]; and

(viii) Location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.05 of the Credit Agreement, is as follows:

[                                 ]

[                                 ]

The undersigned certifies that he/she is the [                 ] of the Borrower, and that as such he/she is authorized to execute this certificate on behalf of the Borrower. The undersigned further certifies, represents and warrants on behalf of the Borrower that the Borrower is entitled to receive the requested Borrowing under the terms and conditions of the Credit Agreement.

ENERGY VENTURES GOM LLC

By:

Name:
Title:

Exhibit B - 1

EXHIBIT C

FORM OF INTEREST ELECTION REQUEST

[                 ], 201[    ]

Energy Ventures GoM LLC, a Delaware limited liability company (the “Borrower”), pursuant to Section 2.04 of the Amended and Restated Credit Agreement dated as of December 30, 2016 (together with all amendments, restatements, supplements or other modifications thereto, the “Credit Agreement”) among the Borrower, EnVen Energy Corporation, Bank of Montreal, as Administrative Agent and the other agents and lenders (the “Lenders”) which are or become parties thereto (unless otherwise defined herein, each capitalized term used herein is defined in the Credit Agreement), hereby makes an Interest Election Request as follows:

(i) The Borrowing to which this Interest Election Request applies, and if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information specified pursuant to (iii) and (iv) below shall be specified for each resulting Borrowing) is [                 ];

(ii) The effective date of the election made pursuant to this Interest Election Request is [                ], 201[    ];[and]

(iii) The resulting Borrowing is to be [an ABR Borrowing] [a Eurodollar Borrowing][; and]

[(iv) [If the resulting Borrowing is a Eurodollar Borrowing] The Interest Period applicable to the resulting Borrowing after giving effect to such election is [                 ]].

The undersigned certifies that he/she is the [                 ] of the Borrower, and that as such he/she is authorized to execute this certificate on behalf of the Borrower. The undersigned further certifies, represents and warrants on behalf of the Borrower that the Borrower is entitled to receive the requested continuation or conversion under the terms and conditions of the Credit Agreement.

ENERGY VENTURES GOM LLC

By:

Name:

Title:

Exhibit C - 1

EXHIBIT D

FORM OF

COMPLIANCE CERTIFICATE

The undersigned hereby certifies that he/she is the [                ] of Energy Ventures GoM LLC, a Delaware limited liability company (the “Borrower”), and that as such he/she is authorized to execute this certificate on behalf of the Borrower. With reference to the Amended and Restated Credit Agreement dated as of December 30, 2016 (together with all amendments, restatements, supplements or other modifications thereto being the “Agreement”) among the Borrower, EnVen Energy Corporation, Bank of Montreal, as Administrative Agent, and the other agents and lenders (the “Lenders”) which are or become a party thereto, and such Lenders, the undersigned represents and warrants as follows (each capitalized term used herein having the same meaning given to it in the Agreement unless otherwise specified):

(a) Since December 31, 2015, no change has occurred, either in any case or in the aggregate, in the condition, financial or otherwise, of the Borrower or any Subsidiary which could reasonably be expected to have a Material Adverse Effect [or specify event].

(b) There exists no Default or Event of Default [or specify Default and describe].

(c) Attached hereto are the detailed computations necessary to determine whether the Borrower is in compliance with Section 9.01 as of the end of the [fiscal quarter][fiscal year] ending [                ].

(d) No change in GAAP or in the application thereof has occurred since the date of the Financial Statements [or specify change in GAAP or its application and describe].

(e) Attached hereto is the information regarding the calculation of Consolidated Net Income and EBITDAX.

(f) Attached hereto is the consolidating information explaining in reasonable detail the differences between the information relating to the Parent and its Consolidated Subsidiaries, on the one hand, and the information relating to the Borrower and its Consolidated Subsidiaries on a standalone basis, on the other hand.

EXECUTED AND DELIVERED this [                ] day of 201[    ].

ENERGY VENTURES GOM LLC

By:

Name:

Title:

Exhibit D - 1

EXHIBIT E

SECURITY INSTRUMENTS

1) Amended and Restated Guarantee and Collateral Agreement dated as of December 30, 2016 by the Borrower and each of the other Grantors (as defined therein) party thereto, in favor of the Administrative Agent and the secured parties named therein.

2) Stock Powers delivered in respect of the Pledged Securities (if any).

3) Mortgage, Deed of Trust, Assignment of As-Extracted Collateral, Security Agreement, Fixture Filing and Financing Statement dated as of July 29, 2014 from EnVen Energy Ventures, LLC, a Louisiana limited liability company, as mortgagor, in favor of Gumaro Tijerina, as Trustee, for the benefit the Bank of Montreal, as Administrative Agent, filed as follows:

JURISDICTION	FILING INFORMATION	FILE DATE
Cameron Parish, Louisiana	#333629; Mortgage Book	8/15/14

Iberia Parish, Louisiana	#2014-00008057, Mortgage	8/18/14
Book 1619, Page 533

Lafourche Parish, Louisiana	#1183254, Mortgage Book	8/18/14
1682, Page 71

Plaquemines Parish, Louisiana	#2014-00003300, Mortgage	8/12/14
Book 647, Page 684

St. Mary Parish, Louisiana	#325626, Mortgage Book	8/11/14
1410, Page 6

Terrebonne Parish, Louisiana	#1460558, Mortgage Book	8/12/14
2676, Page 448

Vermilion Parish, Louisiana	#2014007853	8/15/14

Brazoria County, Texas	#2014035887	8/21/14

Chambers County, Texas	Volume 1510, Page 698	8/13/14

Galveston County, Texas	#2014046291	8/15/14

Jefferson County, Texas	#2014026268	8/14/14

Matagorda County, Texas	#2014-4371	8/12/14

Nueces County, Texas	#2014033186	8/27/14

Exhibit E - 1

JURISDICTION	FILING INFORMATION	FILE DATE
BOEM	OCS-G-16224, 20605, 21108, 25966, 26033, 27030, 27083, 27535, 31290, 31322, 33674, 34318, 34324, 34344, 34787, 34835	8/21/14

BOEM (re-filed to correct leases)	OCS-G-479, 1477, 1572, 2006, 2638, 2639, 2643, 3061, 3171, 3587, 4800, 6921, 9383, 9384, 9386, 9387, 10942, 12951, 13091, 14586, 15740, 15282, 16201, 16432, 16455, 16469, 16549, 17888, 17921, 33088, 33617, 34224, 34317, 34815, 35108, 35109, 35300, 35307, 35383	5/15/15

4) First Amendment and Supplement to Mortgage, Deed of Trust, Assignment of As-Extracted Collateral, Security Agreement, Fixture Filing and Financing Statement effective as of July 29, 2014 between EnVen Energy Ventures, LLC and Bank of Montreal, as Administrative Agent, filed as follows:

JURISDICTION	FILING INFORMATION	FILE DATE
Cameron Parish, Louisiana	#333808	9/3/14

Iberia Parish, Louisiana	#2014-00008788, Mortgage Book 1623, Page 286	9/8/14

Lafourche Parish, Louisiana	#1184739, Book 1686, Page 276	9/11/14

Plaquemines Parish, Louisiana	#2014-00003649, Mortgage Book 649, Page 313	9/2/14

St. Mary Parish, Louisiana	#325959, Mortgage Book 1412, Page 393	9/2/14

Terrebonne Parish, Louisiana	#1462145, Mortgage Book 2682, Page 281	9/4/14

Vermilion Parish, Louisiana	#2014008484	9/4/14

Exhibit E - 2

JURISDICTION	FILING INFORMATION	FILE DATE
Brazoria County, Texas	#2014039344	9/12/14

Chambers County, Texas	Volume 1516, Page 114	9/5/14

Galveston County, Texas	#2014051107	9/8/14

Jefferson County, Texas	#2014028872	9/8/14

Matagorda County, Texas	#2014-4919	9/5/14

5) Second Amendment and Supplement to Mortgage, Deed of Trust, Assignment of As- Extracted Collateral, Security Agreement, Fixture Filing and Financing Statement effective as of January 5, 2016 between EnVen Energy Ventures, LLC and Bank of Montreal, as Administrative Agent, filed as follows:

JURISDICTION	FILING INFORMATION	FILE DATE
Cameron Parish, Louisiana	#337790	2/1/16

Iberia Parish, Louisiana	#2016-00001141, MOB 1692, Page 301	2/5/16

Lafourche Parish, Louisiana	#1213614, MOB 1765, Page 860	2/5/16

Plaquemines Parish, Louisiana	#2016-00000346, MOB 678, Page 439	1/28/16

St. Mary Parish, Louisiana	#333219, MOB 1462, Page 506	1/29/16

Terrebonne Parish, Louisiana	#1499675, MOB 2804, Page 529	2/2/16

Vermilion Parish, Louisiana	#2016001053	2/2/16

Brazoria County, Texas	#2016003990	1/28/16

Chambers County, Texas	Volume 1627, Page 162	1/28/16

Galveston County, Texas	#2016005340	1/29/16

Jefferson County, Texas	#2016002709	1/28/16

Exhibit E - 3

JURISDICTION	FILING INFORMATION	FILE DATE
Matagorda County, Texas	#2016-479	1/27/16

Nueces County, Texas	#2016004081	2/1/16

BOEM	OCS-G-10944, 12119, 12136, 12139, 13075, 13084, 13988	1/29/16

6) Third Amendment and Supplement to Mortgage, Deed of Trust, Assignment of As- Extracted Collateral, Security Agreement, Fixture Filing and Financing Statement effective as of December 30, 2016 between EnVen Energy Ventures, LLC and Bank of Montreal, as Administrative Agent.

7) Mortgage, Deed of Trust, Assignment of As-Extracted Collateral, Security Agreement, Fixture Filing and Financing Statement dated as of July 29, 2014 from Tarpon Operating & Development, L.L.C., a Texas limited liability company, as mortgagor, in favor of Gumaro Tijerina, as Trustee, for the benefit of Bank of Montreal, as Administrative Agent, filed as follows:

JURISDICTION	FILING INFORMATION	FILE DATE
Cameron Parish, Louisiana	#333630; Mortgage Book	8/15/14

Iberia Parish, Louisiana	#2014-00008058, Mortgage Book 1619, Page 574	8/18/14

Plaquemines Parish, Louisiana	#2014-00003301, Mortgage Book 647, Page 725	8/12/14

St. Mary Parish, Louisiana	#325627, Mortgage Book 1410, Page 47	8/11/14

Terrebonne Parish, Louisiana	#1460559, Mortgage Book 2676, Page 489	8/12/14

Vermilion Parish, Louisiana	#2014007854	8/15/14

Aransas County, Texas	#336904	8/15/14

Brazoria County, Texas	#2014035888	8/21/14

Calhoun County, Texas	#140019	8/13/14

Chambers County, Texas	Volume 1511, Page 73	8/13/14

Exhibit E - 4

JURISDICTION	FILING INFORMATION	FILE DATE
Galveston County, Texas	#2014046294	8/15/14

Jefferson County, Texas	#2014026271	8/14/14

Nueces County, Texas	#2014033187	8/27/14

San Patricio County, Texas	#639858	8/15/14

BOEM	OCS-G-479, 1477, 1572, 2006, 2638, 2639, 2643, 3061, 3171, 3587, 4800, 6921, 9383, 9384, 9386, 9387, 10942, 12951, 13091, 14586, 15740, 15282, 16201, 16432, 16455, 16469, 16549, 17888, 17921, 33088, 33617, 34224, 34317, 34815, 35108, 35109, 35300, 35307, 35383	8/21/14

BOEM (re-filed to correct leases)	OCS-G-16224, 20605, 21108, 25966, 26033, 27030, 27083, 27535, 31290, 31322, 33674, 34318, 34324, 34344, 34787, 34835	5/15/15

8) First Amendment and Supplement to Mortgage, Deed of Trust, Assignment of As-Extracted Collateral, Security Agreement, Fixture Filing and Financing Statement effective as of July 29, 2014 from Tarpon Operating & Development, L.L.C. for the benefit of Bank of Montreal, as Administrative Agent, filed as follows:

JURISDICTION	FILING INFORMATION	FILE DATE
Cameron Parish, Louisiana	#333807	9/3/14

Iberia Parish, Louisiana	#2014-00008789, Mortgage Book 1623, Page 319	9/8/14

Plaquemines Parish, Louisiana	#2014-00003648, Mortgage Book 649, Page 299	9/2/14

St. Mary Parish, Louisiana	#325958, Mortgage Book 1412, Page 379	9/2/14

Exhibit E - 5

JURISDICTION	FILING INFORMATION	FILE DATE
Terrebonne Parish, Louisiana	#1462146, Mortgage Book 2682, Page 314	9/4/14

Vermilion Parish, Louisiana	#2014008485	9/4/14

Aransas County, Texas	#337406	9/15/14

Brazoria County, Texas	#2014039342	9/12/14

Calhoun County, Texas	#140370	9/8/14

Chambers County, Texas	Volume 1516, Page 100	9/5/14

Galveston County, Texas	#2014051106	9/8/14

Jefferson County, Texas	#2014028871	9/8/14

San Patricio County, Texas	#640445	9/9/14

9) Second Amendment and Supplement to Mortgage, Deed of Trust, Assignment of As-Extracted Collateral, Security Agreement, Fixture Filing and Financing Statement effective as of January 5, 2016 between EnVen Energy Ventures, LLC (successor in interest to Tarpon Operating & Development, L.L.C.) and Bank of Montreal, as Administrative Agent, filed as follows:

JURISDICTION	FILING INFORMATION	FILE DATE
Cameron Parish, Louisiana	#337791	2/1/16

Iberia Parish, Louisiana	#2016-00001142, MOB 1692, Page 321	2/5/16

Plaquemines Parish, Louisiana	#2016-00000347, MOB 678, Page 459	1/28/16

St. Mary Parish, Louisiana	#333220, MOB 1462, Page 526	1/29/16

Terrebonne Parish, Louisiana	#1499676, MOB 2804, Page 549	2/2/16

Vermilion Parish, Louisiana	#2016001054	2/2/16

Exhibit E - 6

JURISDICTION	FILING INFORMATION	FILE DATE
Aransas County, Texas	#346211	1/29/16

Brazoria County, Texas	#2016003991	1/28/16

Calhoun County, Texas	#146352	1/28/16

Chambers County, Texas	Volume 1627, Page 190	1/28/16

Galveston County, Texas	#2016005342	1/29/16

Jefferson County, Texas	#2016002706	1/28/16

Nueces County, Texas	#2016004082	2/1/16

San Patricio County, Texas	#653749	1/29/16

BOEM	OCS-G-00900, 16224, 20605, 21108, 25966, 26033, 27030, 27083, 27535, 31290, 31322, 33674, 34318, 34324, 34344, 34787 and 34835	1/29/16

10) Third Amendment and Supplement to Mortgage, Deed of Trust, Assignment of As-Extracted Collateral, Security Agreement, Fixture Filing and Financing Statement effective as of December 30, 2016 between EnVen Energy Ventures, LLC (successor in interest to Tarpon Operating & Development, L.L.C.) and Bank of Montreal, as Administrative Agent.

11) Mortgage, Deed of Trust, Assignment of As-Extracted Collateral, Security Agreement, Fixture Filing and Financing Statement dated as of July 29, 2014 from Tarpon Offshore, L.P., a Delaware limited partnership, as mortgagor, in favor of Gumaro Tijerina, as Trustee, for the benefit of Bank of Montreal, as Administrative Agent, filed as follows:

JURISDICTION	FILING INFORMATION	FILE DATE
Cameron Parish, Louisiana	#333631; Mortgage Book	8/15/14

Iberia Parish, Louisiana	#2014-00008059, Mortgage Book 1619, Page 634	8/18/14

St. Mary Parish, Louisiana	#325628, Mortgage Book 1410, Page 107	8/11/14

Terrebonne Parish, Louisiana	#1460560, Mortgage Book 2676, Page 549	8/12/14

Exhibit E - 7

JURISDICTION	FILING INFORMATION	FILE DATE
Vermilion Parish, Louisiana	#2014007855	8/15/14

Brazoria County, Texas	#2014035890	8/21/14

Chambers County, Texas	Volume 1511, Page 1	8/13/14

Galveston County, Texas	#2014046292	8/15/14

Jefferson County, Texas	#2014026269	8/14/14

BOEM	OCS-G-16224, 21108, 25966, 26033, 27030, 27083, 27535, 31290, 31322, 32112, 32113	8/21/14

12) First Amendment and Supplement to Mortgage, Deed of Trust, Assignment of As-Extracted Collateral, Security Agreement, Fixture Filing and Financing Statement dated as of January 5, 2016 between EnVen Energy Ventures, LLC (successor in interest to Tarpon Offshore, L.P.) and Bank of Montreal, as Administrative Agent, filed as follows:

JURISDICTION	FILING INFORMATION	FILE DATE
Cameron Parish, Louisiana	#337792	2/1/16

Iberia Parish, Louisiana	#2016-00001143, MOB 1692, Page 334	2/5/16

St. Mary Parish, Louisiana	#333221, MOB 1462, Page 539	1/29/16

Terrebonne Parish, Louisiana	#1499677, MOB 2804, Page 562	2/2/16

Vermilion Parish, Louisiana	#2016001055	2/2/16

Brazoria County, Texas	#2016003992	1/28/16

Chambers County, Texas	Volume 1627, Page 182	1/28/16

Galveston County, Texas	#2016005341	1/29/16

Jefferson County, Texas	#2016002708	1/28/16

BOEM	OCS-G-16224, 21108, 25966, 26033, 27030, 27083, 27535, 31290, 31322, 32112, 32113	1/29/16

Exhibit E - 8

13) Second Amendment and Supplement to Mortgage, Deed of Trust, Assignment of As-Extracted Collateral, Security Agreement, Fixture Filing and Financing Statement dated as of December 30, 2016 between EnVen Energy Ventures, LLC (successor in interest to Tarpon Offshore, L.P.) and Bank of Montreal, as Administrative Agent.

14) Mortgage, Deed of Trust, Assignment of As-Extracted Collateral, Security Agreement, Fixture Filing and Financing Statement dated as of July 29, 2014 from Tarpon Offshore Ventures, LP, a Texas limited partnership, as mortgagor, in favor of Gumaro Tijerina, as Trustee, for the benefit of Bank of Montreal, as Administrative Agent, filed as follows:

JURISDICTION	FILING INFORMATION	FILE DATE
Cameron Parish, Louisiana	#333632; Mortgage Book	8/15/14

Brazoria County, Texas	#2014035889	8/21/14

Chambers County, Texas	Volume 1511, Page 37	8/13/14

Galveston County, Texas	#2014046293	8/15/14

Jefferson County, Texas	#2014026270	8/14/14

BOEM	OCS-G-00900*	8/21/14

15) First Amendment and Supplement to Mortgage, Deed of Trust, Assignment of As-Extracted Collateral, Security Agreement, Fixture Filing and Financing Statement dated as of December 30, 2016 between EnVen Energy Ventures, LLC (successor in interest to Tarpon Offshore Ventures, LP) and Bank of Montreal, as Administrative Agent.

Exhibit E - 9

16) Mortgage, Deed of Trust, Assignment of As-Extracted Collateral, Security Agreement, Fixture Filing and Financing Statement dated as of January 5, 2016 from EnVen Energy Ventures, LLC to Bank of Montreal, as Administrative Agent, filed as follows:

JURISDICTION	FILING INFORMATION	FILE DATE
Baldwin County, Alabama	#1554621	2/4/16

Mobile County, Alabama	#2016005947, Book LR 7345, Page 51	2/5/16

17) The Amended and Restated Intercreditor Agreement.

18) Deposit Account Control Agreement dated as of September 22, 2014 by and among EnVen Energy Ventures, LLC, Bank of Montreal, in its capacity as First Lien Agent and Second Lien Agent, and IBERIA Bank.

Exhibit E - 10

EXHIBIT F

FORM OF ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Amended and Restated Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any letters of credit and guarantees included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:
[and is an Affiliate/Approved Fund of [identify Lender]1]

3.	Borrower:	Energy Ventures GoM LLC

4.	Administrative Agent:	Bank of Montreal, as the administrative agent under the Credit Agreement

[1]	Select as applicable.

Exhibit F - 1

5.	Credit Agreement:	The Amended and Restated Credit Agreement dated as of December 30, 2016 among the Borrower, EnVen Energy Corporation, the Lenders parties thereto, the Administrative Agent and the other agents parties thereto

6.	Assigned Interest:

Commitment Assigned	Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans[2]
	$	$	%
	$	$	%
	$	$	%

Effective Date:    _____________ ___, 201___ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

[2]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

Exhibit F - 2

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Title:

Exhibit F - 3

[Consented to and]3 Accepted:

BANK OF MONTREAL, as Administrative Agent

By
Name:
Title:

[Consented to:]4

BANK OF MONTREAL, as Issuing Bank

By
Name:
Title:

[Consented to:]5

ENERGY VENTURES GOM LLC

By
Name:
Title:

[3]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.
[4]	To be added only if the consent of the Borrower and/or other parties (e.g. Issuing Bank) is required by the terms of the Credit Agreement.
[5]	To be added only if the consent of the Borrower and/or other parties (e.g. Issuing Bank) is required by the terms of the Credit Agreement.

Exhibit F - 4

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 8.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is a Foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

Exhibit F - 5

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

Exhibit F - 6

EXHIBIT G-1

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Amended and Restated Credit Agreement dated as of December 30, 2016 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Energy Ventures GoM LLC, as Borrower, EnVen Energy Corporation, Bank of Montreal, as Administrative Agent, and each lender from time to time party thereto.

Pursuant to the provisions of Section 5.03 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:

Name:

Title:

Date:	________ __, 201[ ]

Exhibit G - 1

EXHIBIT G-2

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Amended and Restated Credit Agreement dated as of December 30, 2016 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Energy Ventures GoM LLC, as Borrower, EnVen Energy Corporation, Bank of Montreal, as Administrative Agent, and each lender from time to time party thereto.

Pursuant to the provisions of Section 5.03 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:

Name:

Title:

Date:	________ __, 201[ ]

Exhibit G - 2

EXHIBIT G-3

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Amended and Restated Credit Agreement dated as of December 30, 2016 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Energy Ventures GoM LLC, as Borrower, EnVen Energy Corporation, Bank of Montreal, as Administrative Agent, and each lender from time to time party thereto.

Pursuant to the provisions of Section 5.03 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:

Name:

Title:

Date:	________ __, 201[ ]

Exhibit G - 3

EXHIBIT G-4

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Amended and Restated Credit Agreement dated as of December 30, 2016 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Energy Ventures GoM LLC, as Borrower, EnVen Energy Corporation, Bank of Montreal, as Administrative Agent, and each lender from time to time party thereto.

Pursuant to the provisions of Section 5.03 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:

Name:

Title:

Date:	________ __, 201[ ]

Exhibit G - 4

EXHIBIT H-1

FORM OF MAXIMUM CREDIT AMOUNT INCREASE AGREEMENT

THIS MAXIMUM CREDIT AMOUNT INCREASE AGREEMENT (this “Agreement”) dated as of [                ], is between [Insert name of Existing Lender] (the “Existing Lender”) and Energy Ventures GoM LLC, a Delaware limited liability company (the “Borrower”). Each capitalized term used herein but not otherwise defined herein has the meaning given such term in the Credit Agreement referred to below.

R E C I T A L S

A. The Borrower, Bank of Montreal, as the Administrative Agent and the other agents and lenders have entered into that certain Amended and Restated Credit Agreement dated as of December 30, 2016 (together with all amendments, restatements, supplements or other modifications thereto, the “Credit Agreement”).

B. The Borrower has requested, pursuant to Section 2.06(c) of the Credit Agreement, that the Aggregate Maximum Credit Amounts be increased by an additional $[                ] to a total of $[                ].

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Section 1.01 Maximum Credit Amount Increase.

(a) Pursuant to Section 2.06(c) of the Credit Agreement, effective as of the date hereof in accordance with Section 1.03 hereof, the Existing Lender’s Maximum Credit Amount is hereby increased from $[                ] to $[                ].

(b) Attached hereto as Schedule 1.01(b) is a new “Annex I” which replaces the outstanding Annex I to the Credit Agreement, such new Annex I reflecting the Aggregate Maximum Credit Amount after giving effect to (i) the increase in the Existing Lender’s Maximum Credit Amount contemplated hereby, (ii) the increase in the Aggregate Maximum Credit Amount contemplated by each other Maximum Credit Amount Increase Agreement dated as of the date hereof between the applicable Lender signatory thereto and the Borrower and (iii) the joinder of each Additional Lender as a Lender under the Credit Agreement pursuant to each Additional Lender Agreement dated as of the date hereof between the applicable Additional Lender and the Borrower.

Section 1.02 Agreements. The Existing Lender hereby agrees that (i) it will, independently and without reliance on the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement, and (ii) it will perform in accordance with the terms of the Credit Agreement, all of the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender (including, without limitation, any obligations of it, if any, under Section 2.06(c) of the Credit Agreement).

Exhibit H-1 - 1

Section 1.03 Representations and Warranties. The Borrower hereby represents and warrants to the Lenders that as of the date hereof, immediately after giving effect to the terms of this Agreement:

(a) all of the representations and warranties contained in each Loan Document to which it is a party are true and correct in all material respects (except those which have a materiality qualifier, which shall be true and correct as so qualified), except to the extent any such representations and warranties are expressly limited to an earlier date, in which case, such representations and warranties shall continue to be true and correct as of such specified earlier date,

(b) no Default or Event of Default has occurred and is continuing,

(c) no event or events have occurred which individually or in the aggregate could reasonably be expected to have a Material Adverse Effect, and

(d) the Borrower has paid to the Administrative Agent, the Arranger and the Lenders all fees and other amounts due and payable on or prior to the effective date hereof.

Section 1.04 Confirmation. The provisions of the Credit Agreement, as amended from time to time in accordance with its terms, shall remain in full force and effect following the effectiveness of this Agreement.

Section 1.05 Effectiveness. This Agreement shall become effective on the date hereof in accordance with Section 2.06(c)(ii) of the Credit Agreement.

Section 1.06 Counterparts. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic image scan transmission shall be as effective as delivery of a manually executed counterpart of this Agreement.

(c) Section 1.07 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK EXCEPT TO THE EXTENT THAT UNITED STATES FEDERAL LAW PERMITS ANY LENDER TO CONTRACT FOR, CHARGE, RECEIVE, RESERVE OR TAKE INTEREST AT THE RATE ALLOWED BY THE LAWS OF THE STATE WHERE SUCH LENDER IS LOCATED.

Section 1.08 Severability. In case any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, none of the parties hereto shall be required to comply with such provision for so long as such provision is held to be invalid, illegal or unenforceable, but the validity, legality and enforceability of the remaining provisions contained herein and in the Credit Agreement shall not in any way be affected or impaired. The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Exhibit H-1 - 2

Section 1.09 Notices. All communications and notices hereunder shall be in writing and given as provided in Section 12.01 of the Credit Agreement.

Section 1.10 Loan Document. This Agreement is a Loan Document.

[Signature Page Follows]

Exhibit H-1 - 3

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

ENERGY VENTURES GOM LLC, as the Borrower

By:
Name:
Title:

[Existing Lender], as a Lender

By:
Name:
Title:

Acknowledged and accepted by:

BANK OF MONTREAL, as Administrative Agent

By:
Name:
Title:

Exhibit H-1 - 4

EXHIBIT H-2

FORM OF ADDITIONAL LENDER AGREEMENT

THIS ADDITIONAL LENDER AGREEMENT (this “Agreement”) dated as of [                ], is between [Insert name of Additional Lender] (the “Additional Lender”) and Energy Ventures GoM LLC (“Borrower”). Each capitalized term used herein but not otherwise defined herein has the meaning given such term in the Credit Agreement referred to below.

RECITALS

A. The Borrower, Bank of Montreal, as the Administrative Agent and the other agents and lenders have entered into that certain Amended and Restated Credit Agreement dated as of December 30, 2016 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”).

B. The Borrower has requested, pursuant to Section 2.06(c) of the Credit Agreement, that the Aggregate Maximum Credit Amounts be increased by an additional $[                ] to a total of $[                ].

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Section 1.01 Additional Lender.

(a) Pursuant to Section 2.06(c) of the Credit Agreement, effective as of the date hereof in accordance with Section 1.04 hereof, the Additional Lender shall hereby (i) become a Lender under, and for all purposes of, the Credit Agreement with a Maximum Credit Amount of $[                ] and (ii) have all of the rights and obligations of a Lender under the Credit Agreement.

(b) Attached hereto as Schedule 1.01(b) is a new “Annex I” which replaces the outstanding Annex I to the Credit Agreement, such new Annex I reflecting the Aggregate Maximum Credit Amount after giving effect to (i) the joinder of the Additional Lender as a Lender under the Credit Agreement contemplated hereby, (ii) the joinder of each other Additional Lender as a Lender under the Credit Agreement pursuant to each other Additional Lender Agreement dated as of the date hereof between the applicable Additional Lender and the Borrower and (iii) the increase in the Aggregate Maximum Credit Amount contemplated by each Maximum Credit Amount Increase Agreement dated as of the date hereof between the applicable existing Lender signatory thereto and the Borrower.

Section 1.02 Agreements. Each Additional Lender hereby agrees that (i) it will, independently and without reliance on the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement, and (ii) it will perform in accordance with the terms of the Credit Agreement, all of the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender (including, without limitation, any obligations of it, if any, under Section 2.06(c) of the Credit Agreement).

Exhibit H-2 - 1

Section 1.03 Representations and Warranties. The Borrower represents and warrants to the Lenders that as of the date hereof, immediately after giving effect to the terms of this Agreement:

(a) all of the representations and warranties contained in each Loan Document to which it is a party are true and correct in all material respects (except those which have a materiality qualifier, which shall be true and correct as so qualified), except to the extent any such representations and warranties are expressly limited to an earlier date, in which case, such representations and warranties shall continue to be true and correct as of such specified earlier date,

(b) no Default or Event of Default has occurred and is continuing,

(c) no event or events have occurred which individually or in the aggregate could reasonably be expected to have a Material Adverse Effect, and

(d) the Borrower has paid to the Administrative Agent, the Arranger and the Lenders all fees and other amounts due and payable on or prior to the effective date hereof.

Section 1.04 Confirmation. The provisions of the Credit Agreement, as amended from time to time in accordance with its terms, shall remain in full force and effect following the effectiveness of this Agreement.

Section 1.05 Effectiveness. This Agreement shall become effective on the date hereof in accordance with Section 2.06(c)(ii) of the Credit Agreement.

Section 1.06 Counterparts. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic image scan transmission shall be as effective as delivery of a manually executed counterpart of this Agreement.

Section 1.07 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK EXCEPT TO THE EXTENT THAT UNITED STATES FEDERAL LAW PERMITS ANY LENDER TO CONTRACT FOR, CHARGE, RECEIVE, RESERVE OR TAKE INTEREST AT THE RATE ALLOWED BY THE LAWS OF THE STATE WHERE SUCH LENDER IS LOCATED.

Section 1.08 Severability. In case any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, none of the parties hereto shall be required to comply with such provision for so long as such provision is held to be invalid, illegal or unenforceable, but the validity, legality and enforceability of the remaining provisions contained herein and in the Credit Agreement shall not in any way be affected or impaired. The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Exhibit H-2 - 2

Section 1.09 Notices. All communications and notices hereunder shall be in writing and given as provided in Section 12.01 of the Credit Agreement; provided that all communications and notices hereunder to each Additional Lender shall be given to it at the address set forth in its Administrative Questionnaire.

Section 1.10 Loan Document. This Agreement is a Loan Document.

[Signature Page Follows]

Exhibit H-2 - 3

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

ENERGY VENTURES GOM LLC, as the Borrower

By:
Name:
Title:

[Additional Lender], as a Lender

By:
Name:
Title:

Acknowledged and accepted by:

BANK OF MONTREAL, as Administrative Agent

By:
Name:
Title:

Exhibit H-2 - 4

EXHIBIT I

FORM OF

CONSOLIDATED CASH BALANCE CERTIFICATE

The undersigned hereby certifies that he/she is the [                ] of Energy Ventures GoM LLC, a Delaware limited liability company (the “Borrower”), and that as such he/she is authorized to execute this certificate on behalf of the Borrower. With reference to the Amended and Restated Credit Agreement dated as of December 30, 2016 (together with all amendments, restatements, supplements or other modifications thereto being the “Agreement”) among the Borrower, EnVen Energy Corporation, Bank of Montreal, as Administrative Agent, and the other agents and lenders (the “Lenders”) which are or become a party thereto, and such Lenders, the undersigned represents and warrants as follows (each capitalized term used herein having the same meaning given to it in the Agreement unless otherwise specified):

(a) The amount of the Consolidated Cash Balance as of the date hereof is: $[____].

(b) The amount of Excess Cash as of the date hereof is: $[_____].

(e) Attached hereto are the summary and balance statements for each Deposit Account, Securities Account, Commodity Account, or other account in which any Consolidated Cash Balance is held, credited or carried.

EXECUTED AND DELIVERED this [            ] day of 201[_].

ENERGY VENTURES GOM LLC

By:

Name:

Title:

Exhibit I - 1

SCHEDULE 7.05

LITIGATION

None.

Schedule 7.05 - 1

SCHEDULE 7.06

ENVIRONMENTAL MATTERS

None.

Schedule 7.06 - 1

SCHEDULE 7.14

SUBSIDIARIES; FOREIGN OPERATIONS

EnVen Energy Ventures Holding, LLC
Organized in:	Delaware
Organizational ID:	4791030
Principal Place of Business:	333 Clay Street, Suite 4200
Houston, Texas 77002

EnVen Energy Ventures, LLC
Organized in:	Louisiana
Organizational ID:	36670510K
Principal Place of Business:	333 Clay Street, Suite 4200
Houston, Texas 77002

EnVen Energy Deepwater, LLC
Organized in:	Delaware
Organizational ID:	5565184
Principal Place of Business:	333 Clay Street, Suite 4200
Houston, Texas 77002

Schedule 7.14 - 1

SCHEDULE 7.18

GAS IMBALANCES

None.

Schedule 7.18 - 1

SCHEDULE 7.19

MARKETING CONTRACTS

None.

Schedule 7.19 - 1

SCHEDULE 7.20

SWAP AGREEMENTS

As to Borrower and all Guarantors other than EnVen Energy Ventures, LLC, None.

EnVen Energy Ventures, LLC Swap Agreements

(See Attached)

Schedule 7.20 - 1

SCHEDULE 7.20

SWAP AGREEMENTS

As to Borrower and all Guarantors other than EnVen Energy Ventures, LLC, None.

EnVen Energy Ventures, LLC Swap Agreements

(See Attached)

Schedule 7.20 - 1

The effective date for each swap is the “start date” indicated above.

As of September 30, 2016, the mark to market value for these swaps is:

Crude Mark-to-Market Analysis—EnVen Energy

*As of Sep-30-2016

Base MtM
	ABN	BMO	Key Bank	Grand Total
2016		($357,875)	$152,333	($205,541)
2017	$832,958			$832,958

Grand Total	$832,958	($357,875)	$152,333	$627,417

Gas Mark-to-Market Analysis—EnVen Energy

*As of Sep-30-2016

Base MtM
	ABN	BMO	Key Bank	Grand Total
2016		$120,965	($170,714)	($49,749)
2017	$24,898	$15,484	($418,332)	($377,950)

Grand Total	$24,898	$136,448	($589,046)	($427,699)

Point-in-Time Valuation: This MtM report represents a valuation of hedge positions on the above mentioned run date and does not contain values for expired contracts.

Applicable Agreements (in effect prior to execution of this Credit Agreement), which include credit support:

1.

ISDA 2002 Master Agreement, dated as of August 20, 2013, by and between KeyBank National Association and EnVen Energy Ventures, LLC, which references “any related collateral or security documents” provided by the Credit Agreement, dated as of August 21, 2013, among EnVen Energy Ventures, LLC (the “Borrower”); EnVen Energy Holding, LLC (the “Parent”) each of the Lenders from time to time a party thereto; Bank of Montreal, as administrative agent for the Lenders (“Administrative Agent”), IBERIABANK and KeyBank National Association, as co-syndication agents for the Lenders (the “C-Syndication Agents”) and Credit Suisse AG (“Documentation Agent”), as amended, restated, supplemented or modified from time to time.

2.

ISDA 2002 Master Agreement, dated as of August 23, 2013, by and between Bank of Montreal and EnVen Energy Ventures, LLC, which references “any related collateral or security documents” provided by the Credit Agreement, dated as of August 21, 2013 made by Party A

Schedule 7.20 - 2

[EnVen Energy Ventures, LLC], as Borrower, and Party B [Bank of Montreal], as Administrative Agent, IBERIABANK and Key Bank National Association, as Co-Syndication Agents, Credit Suisse AG, as Documentation Agent, and such lenders as are or may become parties to the agreement from time to time, as amended, supplemented, restated replaced from time to time

3.	ISDA 2002 Master Agreement, dated as of January 26, 2016, by and between ABN AMRO Bank N.V. and EnVen Energy Ventures, LLC

Schedule 7.20 - 3

2017
January - December 2017			January - December 2017
Execution Date:	8/26/2016		Execution Date:	8/29/2016

Commodity:	NYMEX NG		Commodity:	NYMEX NG

Structure:	EnVen sells $3.16 swap		Structure:	EnVen sells $3.17 swap

Volume:	718,842 MMBtus		Volume:	718,842 MMBtus

Start Contract Month:	January 2017		Start Contract	January 2017

End Contract Month:	December 2017		End Contract	December 2017

Counterparty:	BMO		Counterparty:	ABN

Settlement:	Last Day		Settlement:	Last Day

Contract Month	MMBtu/Month	Contract Month	MMBtu/Month
Jan-17	121,125	Jan-17	121,125
Feb-17	115,758	Feb-17	115,758
Mar-17	105,746	Mar-17	105,746
Apr-17	96,742	Apr-17	96,742
May-17	71,399	May-17	71,399
Jun-17	67,699	Jun-17	67,699
Jul-17	15,632	Jul-17	15,632
Aug-17	13,017	Aug-17	13,017
Sep-17	10,423	Sep-17	10,423
Oct-17	7,989	Oct-17	7,989
Nov-17	48,816	Nov-17	48,816
Dec-17	44,496	Dec-17	44,496

Total	718,842	Total	718,842

2017
October 2016 - March 2017			April - October 2017
Execution Date:	9/12/2016		Execution Date:	9/12/2016

Counterparty:	Key Bank		Counterparty:	ABN

Commodity:	Natural Gas		Commodity:	Natural Gas

Currency	USD		Currency	USD

Structure:	Two-Way Producer Collar		Structure:	EnVen Energy sells NYMEX Swap Leg 1: EnVen Energy
Leg 1: EnVen Energy buys

Leg 2: EnVen Energy sells $3.38 call

Settlement Terms:	NYMEX Expiry (Last Trading Day of Futures		Settlement Terms:	NYMEX Expiry (Last Trading Day of Futures

Volume:	Sculpted (See schedule below)		Volume:	Sculpted (See schedule below)

Total Volume:	671,746 MMBtus		Total Volume:	919,648 MMBtus

Cash Settlement	Final Pricing Date + 5 Business Days		Cash Settlement	Final Pricing Date + 5 Business Days

Premium / Payment	$0.00

Total Premium:	Cashless Transaction

Contract Month	MMBtus/month	Contract Month	MMBtus/month
Jan-17	125,520
Feb-17	122,362
Mar-17	128,842
		Apr-17	133,987
		May-17	172,260
		Jun-17	167,673
		Jul-17	116,096
		Aug-17	113,068
		Sep-17	109,856
		Oct-17	106,708

Total	376,724	Total	919,648

2017
November - December 2017			January - December 2017
Execution Date:	9/12/2016		Execution Date:	1/15/2016

Counterparty:	Key Bank		Commodity:	NYMEX NG

Commodity:	Natural Gas		Structure:	Sell $3.61 NYMEX NG

Currency	USD
Structure:	Two-Way Producer Collar (NYMEX)

	Leg 1: EnVen Energy buys $3.00 put		Volume:	2,375,000 Mmbtu (see schedule below)

	Leg 2: EnVen Energy sells $3.33 call		Start Contract	January 2017

Settlement Terms:	NYMEX Expiry (Last Trading Day of Futures		End Contract	December 2017

Volume:	Sculpted (See schedule below)		Counterparty:	Keybank

Total Volume:	266,272 MMBtus		Settlement:	Last Day

Cash Settlement	Final Pricing Date + 5 Business Days

Premium / Payment	$0.00

Total Premium:	Cashless Transaction

Contract Month	MMBtus/month	Contract Month	MMBtu/Month
		Jan-17	197,917
		Feb-17	197,917
		Mar-17	197,917
		Apr-17	197,917
		May-17	197,917
		Jun-17	197,917
		Jul-17	197,917
		Aug-17	197,917
		Sep-17	197,917
		Oct-17	197,917
Nov-17	146,049	Nov-17	197,917
Dec-17	120,223	Dec-17	197,917

Total	266,272	Total	2,375,004

2017
January - December 2017			January - March 2017
Execution Date:	12/16/2016		Execution Date:	5/19/2016

Counterparty:	ABN		Commodity:	Crude Oil – NYMEX WTI

Commodity:	Natural Gas		Leg 1:	EnVen buys $50.00 put

Currency	USD		Leg 2:	EnVen sells $42.50 put

Structure:	EnVen Energy sells NYMEX Swap		Leg 3:	EnVen sells $60.00 call

	Leg 1: EnVen Energy receives $3.375/MMBtu		Volume:	2,000 Bbls/day

	Leg 2: EnVen Energy pays NYMEX		Total Volume:	180,000 Bbls Total; Sculpted (See sch below)

Settlement Terms:	NYMEX Expiry (Last Trading Day of Futures		Start Contract	January 2017

Volume:	Sculpted (See schedule below)		End Contract	March 2017

Total Volume:	1,216,516 MMBtus		Counterparty:	ABN

Cash Settlement	Final Pricing Date + 5 Business Days		Settlement Terms:	Calendar Month

			Settlement:	Final Pricing Date + 5 Business Days

Contract Month	MMBtus/month	Contract Month	Bbls/Month
Jan-17	127,999	Jan-17	62,000
Feb-17	125,132	Feb-17	56,000
Mar-17	122,729	Mar-17	62,000
Apr-17	120,270	Apr-17	0
May-17	111,011	May-17	0
Jun-17	109,260	Jun-17	0
Jul-17	75,857	Jul-17	0
Aug-17	73,346	Aug-17	0
Sep-17	72,570	Sep-17	0
Oct-17	70,649	Oct-17	0
Nov-17	96,000	Nov-17	0
Dec-17	111,693	Dec-17	0

Total	1,216,516	Total	180,000

2017
January - March 2017			April - June 2017

Execution Date:	5/20/2016		Execution Date:	5/19/2016

Commodity:	Crude Oil – NYMEX WTI		Commodity:	Crude Oil – NYMEX WTI

Leg 1:	EnVen buys $50.00 put		Leg 1:	EnVen buys $50.00 put

Leg 2:	EnVen sells $42.50 put		Leg 2:	EnVen sells $45.00 put

Leg 3:	EnVen sells $60.00 call		Leg 3:	EnVen sells $66.75 call

Volume:	3,000 Bbls/day		Volume:	2,500 Bbls/day

Total Volume:	270,000 Bbls Total; Sculpted (See sch below)		Total Volume:	227,500 Bbls Total; Sculpted (See sch below)

Start Contract Month:	January 2017		Start Contract	April 2017

End Contract Month:	March 2017		End Contract	June 2017

Counterparty:	ABN		Counterparty:	ABN

Settlement Terms:	Calendar Month Average		Settlement Terms:	Calendar Month

Settlement:	Final Pricing Date + 5 Business Days		Settlement:	Final Pricing Date + 5 Business Days

Contract Month	Bbls/Month	Contract Month	Bbls/Month
Jan-17	93,000	Jan-17	0
Feb-17	84,000	Feb-17	0
Mar-17	93,000	Mar-17	0
Apr-17	0	Apr-17	75,000
May-17	0	May-17	77,500
Jun-17	0	Jun-17	75,000
Jul-17	0	Jul-17	0
Aug-17	0	Aug-17	0
Sep-17	0	Sep-17	0
Oct-17	0	Oct-17	0
Nov-17	0	Nov-17	0
Dec-17	0	Dec-17	0

Total	270,000	Total	227,500

2017
January - December 2017			January - December 2017
Execution Date:	8/26/2016		Execution Date:	9/8/2016

Commodity:	Crude Oil – NYMEX WTI		Commodity:	Crude Oil – NYMEX WTI

Leg 1:	EnVen buys $50.00 put		Leg 1:	EnVen buys $50.00 put

Leg 2:	EnVen sells $45.00 put		Leg 2:	EnVen sells $45.00 put

Leg 3:	EnVen sells $64.15 call		Leg 3:	EnVen sells $64.05 call

Volume:			Volume:

Total Volume:	1,007,171 Bbls Total; Sculpted (See sch below)		Total Volume:	1,007,171 Bbls Total; Sculpted (See sch below)

Start Contract Month:	January 2017		Start Contract	January 2017

End Contract Month:	December 2017		End Contract	December 2017

Counterparty:	ABN		Counterparty:	ABN

Settlement Terms:	Calendar Month Average		Settlement Terms:	Calendar Month

Settlement:	Final Pricing Date + 5 Business Days		Settlement:	Final Pricing Date + 5 Business Days

Contract Month	Bbls/Month	Contract Month	Bbls/Month
Jan-17	62,218	Jan-17	62,218
Feb-17	66,986	Feb-17	66,986
Mar-17	56,729	Mar-17	56,729
Apr-17	94,142	Apr-17	94,142
May-17	87,303	May-17	87,303
Jun-17	86,170	Jun-17	86,170
Jul-17	85,653	Jul-17	85,653
Aug-17	84,054	Aug-17	84,054
Sep-17	82,087	Sep-17	82,087
Oct-17	80,584	Oct-17	80,584
Nov-17	111,813	Nov-17	111,813
Dec-17	109,432	Dec-17	109,432

Total	1,007,171	Total	1,007,171

2017
January - December 2017
Execution Date:	12/16/2016
Counterparty:	BMO
Commodity:	Crude Oil
Currency	USD
Structure:	EnVen Energy sells NYMEX WTI Swap
Leg 1: EnVen Energy receives $55.00/Bbl
Leg 2: EnVen Energy pays NYMEX WTI
Settlement Terms:	Calendar Month Average
Volume:	Sculpted (See schedule below)
Total Volume:	536,902 Bbls
Cash Settlement	Final Pricing Date + 5 Business Days

Contract Month	Bbls/month
Jan-17	54,870
Feb-17	53,032
Mar-17	51,801
Apr-17	50,400
May-17	51,739
Jun-17	50,580
Jul-17	34,875
Aug-17	33,697
Sep-17	33,690
Oct-17	32,798
Nov-17	45,090
Dec-17	44,330

Total	536,902

SCHEDULE 7.26

ACCOUNTS

Customer Name:	EnVen Energy Ventures, LLC (Operating)
Customer Address:	333 Clay Street, Suite 4200
Customer City State & Zip Code:	Houston, TX 77002
Customer’s Account Number:	XXXXXXXX5742
Depository Bank	IBERIA Bank

Customer Name:	EnVen Energy Ventures, LLC (Revenue)
Customer Address:	333 Clay Street, Suite 4200
Customer City State & Zip Code:	Houston, TX 77002
Customer’s Account Number:	XXXXXXXX5750
Depository Bank	IBERIA Bank

Customer Name:	EnVen Energy Ventures, LLC (Payroll)
(Excluded Account)
Customer Address:	333 Clay Street, Suite 4200
Customer City State & Zip Code:	Houston, TX 77002
Customer’s Account Number:	XXXXXXXX5769
Depository Bank	IBERIA Bank

Schedule 7.26 - 1

SCHEDULE 9.02

DEBT

Irrevocable Standby Letter of Credit No. BMCH424038OS dated December 16, 2013 for $2,416,000 issued by Bank of Montreal, Chicago, Illinois, on behalf of EnVen Energy Ventures, LLC in favor of Apache Corporation as beneficiary to secure obligations associated with Mustang Island Block A-85.

Irrevocable Standby Letter of Credit No. BMTO498760OS dated April 25, 2016 for $614,995.00 issued by Bank of Montreal, Chicago, Illinois, for account of EnVen Energy Ventures, LLC in favor of Nautilus Pipeline Company, LLC, and/or Enbridge Offshore Facilities, LLC, and/or Manta Ray Offshore Gathering Company, LLC as beneficiary.

As to Borrower and all other Guarantors, None.

Schedule 9.02 - 1

SCHEDULE 9.03

LIENS

None.

Schedule 9.03 - 1

SCHEDULE 9.05

INVESTMENTS

None.

Schedule 9.05 - 1

SCHEDULE 9.11

TRANSACTIONS WITH AFFILIATES

1.	Master Flight Service Agreement between Rotocraft Leasing, LLC and EnVen Energy Ventures, LLC dated February 17, 2014

Schedule 9.11 - 1